UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
TRANSMETA CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.00001 per share of Transmeta Corporation

Series B Preferred Stock, par value $0.00001 per share of Transmeta Corporation

2)	Aggregate number of securities to which transaction applies:

12,431,672 shares of Transmeta Corporation common stock (representing the number of shares of Transmeta Corporation common stock outstanding on December 8, 2008 and assuming the conversion of 300,000 shares of Transmeta Corporation preferred stock outstanding on December 8, 2008 into an aggregate of 214,041 shares of Transmeta common stock) and vested options to purchase 414,455 shares of Transmeta Corporation common stock (as of December 8, 2008) with an exercise price of less than $19.00 (the upper end of the estimate range of cash consideration to be received in respect of each share of Transmeta common stock in the transaction).

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 12,431,672 shares of Transmeta Corporation common stock multiplied by $19.00 per share; and (B) vested options to purchase 414,455 shares of Transmeta Corporation common stock with an exercise price of less than $19.00 multiplied by $5.59 (which is the difference between $19.00 and the $13.41 weighted average exercise price of all such options to purchase shares of Transmeta Corporation common stock).

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying 0.0000393 by the aggregate value calculated in the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$238,518,571.45

5)	Total fee paid:

$9,373.78
☐	Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

TRANSMETA CORPORATION
2540 Mission College Boulevard
Santa Clara, California 95054

[          ], 2008

To our stockholders:

On November 17, 2008, we entered into an Agreement and Plan of Merger with Novafora, Inc. (“Novafora”) and Transformer Acquisition LLC, a wholly owned subsidiary of Novafora, under which Transmeta will be merged with and into Transformer Acquisition LLC, which will be the surviving entity in the merger.

If the merger is consummated, (i) each share of Transmeta preferred stock outstanding as of immediately prior to the effective time of the merger will receive $7.50 in cash, without interest, unless such shares are converted to shares of common stock prior to the effective time, in which case such shares will receive the common share consideration described below; (ii) each share of Transmeta common stock outstanding as of immediately prior to the effective time of the merger will receive an amount in cash, without interest, equal to the quotient obtained by dividing (1) the aggregate common stock merger consideration (determined in the manner provided below) by (2) the number of shares of our common stock outstanding as of the effective time of the merger, assuming the exercise of all vested in-the-money options (as defined below); (iii) each option to purchase shares of Transmeta common stock outstanding as of immediately prior to the effective time of the merger with a per share exercise price less than the per share cash merger consideration to be received by holders of our common stock in the merger, to the extent vested and exercisable as of the effective time of the merger (“vested in-the-money options”), will, automatically and without any required action on the part of the holder thereof, receive a cash payment equal to the product obtained by multiplying (1) the difference between the per share cash merger consideration to be received by holders of our common stock in the merger, as described above, and the per share exercise price of such vested in-the-money option, by (2) the number of vested shares of Transmeta common stock underlying such vested in-the-money option; and (iv) each unvested option to purchase shares of Transmeta common stock outstanding as of immediately prior to the effective time of the merger and each option to purchase shares of Transmeta common stock outstanding as of immediately prior to the effective time of the merger with a per share exercise price greater than or equal to the per share cash merger consideration to be received by holders of our common stock in the merger, whether vested or unvested, will be automatically cancelled without any consideration.

The aggregate common stock merger consideration equals $255.6 million plus the aggregate exercise price of the vested in-the-money options less the sum of (i) the aggregate cash merger consideration payable with respect to shares of our preferred stock outstanding immediately prior to the effective time of the merger and (ii) the maximum aggregate cash consideration payable with respect to warrants to purchase Transmeta common stock outstanding as of the effective time of the merger, determined pursuant to the terms of such warrants.

The aggregate common stock merger consideration is subject to upward adjustment by the sum of, in each case determined as of the effective time of the merger:

•	the amount of any accounts receivable of Transmeta,

•	the amount of any security deposits for our operating leases, and

•	the amount, if any, by which the amount of our unrestricted cash, cash equivalents and short-term investments exceeds $244 million.

In addition, the aggregate common stock merger consideration is subject to downward adjustment by the sum of, in each case determined as of the effective time of the merger and, with respect to each of the amounts under the first eight bullets below, only to the extent unpaid as of the effective time of the merger:

•	the amount of indebtedness of Transmeta,

•	the amount of any fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other person retained by us in connection with the merger,

•	the amount of any bonus or tax gross-up payments and employer tax withholding obligations to, or severance costs and expenses of, our employees,

•	the amount of our obligations under our operating leases,

•	the amount of premiums and other costs related to our current directors’ and officers’ liability insurance policy and a six year extended reporting period endorsement with respect to that policy,

•	the amount of any accounts payable, accrued compensation expense, income tax payable, accrued restructuring costs and other accrued liabilities and current and long-term payables of Transmeta,

•	the amount, if any, by which (1) the aggregate elections made under our pre-tax flexible benefits plan exceeds (2) the aggregate amount contributed to our pre-tax flexible benefits plan through salary reductions,

•	the amount of any payments made in respect of dissenting shares, and

•	the amount, if any, by which the amount of our unrestricted cash, cash equivalents and short-term investments is less than $244 million.

The amount of any adjustments to the aggregate common stock merger consideration will not be known until the closing of the merger and will be dependent to a large extent on the timing of closing. Based in part on our current expectation that the merger will be consummated in the first quarter of 2009, we estimate that stockholders will receive between $18.70 and $19.00 for each outstanding share of Transmeta common stock held by them. We anticipate closing the merger within a few days following the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement by Transmeta stockholders. Assuming the merger is consummated within a few days following the special meeting on [          ], 2009, we estimate that stockholders will receive between $[  .  ] and $[  .  ] for each outstanding share of Transmeta common stock held by them.

In connection with the merger agreement with Novafora, we will hold a Special Meeting of Stockholders of Transmeta Corporation at the [Hilton Santa Clara] located at [4949 Great America Parkway, Santa Clara, California], on [          ], 2009 at [8:00] a.m., Pacific Time. At the special meeting, you will be asked to consider and vote upon the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. After careful consideration, the board of directors of Transmeta has unanimously approved and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable, and has determined that it is in the best interests of Transmeta stockholders that Transmeta enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement on the terms and conditions set forth in the merger agreement. Accordingly, the board of directors of Transmeta unanimously recommends that Transmeta stockholders vote “FOR” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. We are also asking you to vote “FOR” any proposal by Transmeta’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

The merger cannot be consummated unless stockholders holding a majority of the outstanding shares of Transmeta common stock and preferred stock, voting together as a single class on an as-converted to common stock basis, at the close of business on the record date for the special meeting vote “FOR” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. The consummation of the merger is also subject to the satisfaction or waiver of other specified closing conditions. More information about the merger agreement and the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement carefully and in its entirety, because it explains the proposed merger, the documents related to the merger and other related matters.

Please use this opportunity to take part in Transmeta’s affairs by voting on the business to come before the special meeting. Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instructions furnished by your broker, bank or nominee. If you sign, date and send us your proxy card, but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the proposal to adopt the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. Returning the proxy does not deprive you of your right to attend the special meeting and to vote your shares in person.

We believe that this merger is in the best interests of the stockholders and accordingly I along with the other members of the board of directors of Transmeta recommend that you vote “FOR” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. After you have reviewed the enclosed materials, please vote by one of the means specified in the proxy statement as soon as you can. Thank you in advance for your continued support.

We hope to see you at the special meeting.

Sincerely,

Lester M. Crudele
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

This Proxy Statement is dated [          ], 2008, and will first be mailed to the stockholders of Transmeta Corporation on or about [          ], 2008.

TRANSMETA CORPORATION
2540 Mission College Boulevard
Santa Clara, California 95054

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To our stockholders:

Notice is hereby given that a Special Meeting of Stockholders of Transmeta Corporation (“Transmeta”) will be held at the [Hilton Santa Clara] located at [4949 Great America Parkway, Santa Clara, California], on [          ], 2009 at [8:00] a.m., Pacific Time.

At the special meeting, you will be asked to consider and vote upon the following matters:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 17, 2008, by and among Novafora, Inc. (“Novafora”), Transformer Acquisition LLC and Transmeta (the “merger agreement”) and the approval of the merger and other transactions contemplated by the merger agreement; and

2. To consider and vote upon any proposal by Transmeta’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

The board of directors of Transmeta has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that Transmeta stockholders vote “FOR” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. The board of directors of Transmeta also recommends that Transmeta stockholders vote “FOR” any proposal by Transmeta’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

The board of directors of Transmeta has fixed the close of business on [          ], 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Only holders of record of shares of Transmeta common stock and preferred stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, Transmeta had outstanding and entitled to vote [          ] shares of common stock and 300,000 shares of preferred stock. Transmeta stockholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement may have appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet specified conditions. See the section of this proxy statement entitled “The Merger — Appraisal Rights” beginning on page 64.

Your vote is very important, regardless of the number of shares you hold.  The affirmative vote of the holders of a majority of the outstanding shares of Transmeta common stock and preferred stock, voting together as a single class on an as-converted to common stock basis, at the close of business on the record date is required to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. The affirmative vote of the holders of a majority of the shares of Transmeta common stock and preferred stock, voting together as a single class on an as-converted to common stock basis, present in person or represented by proxy at the special meeting and entitled to vote is required to approve any proposal by Transmeta’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your vote by telephone or on the Internet through your broker, bank or nominee to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the merger agreement and “FOR” any proposal by Transmeta’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. If you do not vote, it will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and will make it more difficult for Transmeta to achieve a quorum at the special meeting. If you do not vote, it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

This proxy statement contains detailed information about the merger agreement, the merger and the other transactions contemplated by the merger agreement. Please read this proxy statement and the merger agreement attached to it as Appendix A carefully and in their entirety. For specific instructions on how to vote your shares, please refer to the section of this proxy statement entitled “The Special Meeting” beginning on page 19.

By Order of our Board of Directors

John O’Hara Horsley
Secretary

Santa Clara, California
[          ], 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR SUBMIT YOUR VOTE BY TELEPHONE OR ON THE INTERNET THROUGH YOUR BROKER, BANK OR OTHER NOMINEE PRIOR TO THE SPECIAL MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF HE, SHE OR IT PREVIOUSLY RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE SPECIAL MEETING, YOU MUST BRING TO THE SPECIAL MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE, CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES TO BE VOTED.

Page

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1
SUMMARY	7
The Companies	7
The Merger	8
Merger Consideration	8
Effect on Outstanding Transmeta Options and Warrants	9
Reasons for the Merger	9
Recommendation of our Board of Directors	10
The Special Meeting	10
Opinion of Piper Jaffray & Co.	11
Merger Financing	11
Escrow Agreement	11
Interests of our Directors and Executive Officers in the Merger	12
Voting Agreements	12
Amendment of Rights Agreement	12
Market Price and Dividend Data	12
Delisting and Deregistration of Transmeta’s Common Stock	13
Agreement and Plan of Merger	13
Regulatory Matters	16
Material United States Federal Income Tax Consequences	17
Appraisal Rights	17
Paying Agent	17
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	18
The Special Meeting	19
Purpose of Special Meeting	19
Recommendation of our Board of Directors	19
Record Date	20
Quorum	20
Voting Rights	20
Required Vote	20
Voting Electronically via the Internet	21
Voting by Transmeta’s Directors, Executive Officers and Certain Stockholders	21
Voting of Proxies	21
Revocability of Proxies	22
Solicitation of Proxies; Expenses of Solicitation	22
Appraisal Rights	22
Assistance	23
PROPOSAL NO. 1 — ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT	24
THE MERGER	24
General Description of the Merger	24
Merger Consideration	24
Effect on Outstanding Transmeta Options and Warrants	25
Background to the Merger	25
Recommendation of our Board of Directors	45
Opinion of Piper Jaffray & Co.	48
Merger Financing	57

i

Appendix A	—	Agreement and Plan of Merger
Appendix B-1	—	Form of Voting Agreement entered into by Bryant R. Riley
Appendix B-2	—	Form of Voting Agreement entered into by T. Peter Thomas
Appendix B-3	—	Form of Voting Agreement entered into by each of R. Hugh Barnes, Lester M. Crudele, Robert V. Dickinson, Murray A. Goldman, Rick Timmins, J. Michael Gullard, Daniel Hillman, John O’Hara Horsley and Sujan Jain
Appendix C	—	Escrow Agreement
Appendix D	—	Opinion of Piper Jaffray & Co.
Appendix E	—	Section 262 of the General Corporation Law of the State of Delaware

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Transmeta, may have regarding the merger and the special meeting of Transmeta stockholders, and brief answers to such questions. We urge you to read carefully this entire proxy statement, because the information in this section does not provide all the information that may be important to you with respect to the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. Additional important information is also contained in the appendices to this proxy statement and the documents referred to in this proxy statement.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of Transmeta’s stockholders will take place at [Hilton Santa Clara] located at [4949 Great America Parkway, Santa Clara, California], on [ ], 2009 at [8:00] a.m., Pacific Time.

Q:	What matters will be voted on at the special meeting?

A:	We have entered into an Agreement and Plan of Merger with Novafora, a Delaware corporation, and its wholly owned subsidiary, Transformer Acquisition LLC, a Delaware limited liability company (“merger agreement”). Under the terms of the merger agreement, Transmeta will be merged with and into Transformer Acquisition LLC, which will be the surviving entity in the merger.

In order to consummate the merger, our stockholders holding at least a majority of our outstanding common stock and preferred stock, voting together as a single class on an as-converted to common stock basis, on the record date must vote “FOR” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. A special meeting of our stockholders will be held on [ ], 2009 to obtain this vote of our stockholders. At the special meeting, you will be asked to consider and vote on the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. In addition, you may be asked to consider and vote on a proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. This proxy statement contains important information about the merger agreement, the merger and the special meeting, and you should read it carefully in its entirety.

Your vote is very important, regardless of the number of shares you hold. We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your shares without attending the special meeting of Transmeta stockholders. For more specific information on how to vote, please see the questions and answers below and the section entitled “The Special Meeting” beginning on page 19 of this proxy statement.

Q:	As a holder of Transmeta preferred stock, what will I receive upon consummation of the merger?

A:	If the merger is consummated, you will receive $7.50 in cash, without interest, for each share of our preferred stock that you own immediately prior to the effective time of the merger, unless you exercise and perfect your appraisal rights under Delaware law or you elect to convert your shares of preferred stock into shares of common stock prior to such time, in which event, you will receive the same consideration as the other holders of our common stock.

Q:	As a holder of Transmeta common stock, what will I receive upon consummation of the merger?

A:	If the merger is consummated, unless you exercise and perfect your appraisal rights under Delaware law, you will receive an amount in cash, without interest, for each share of our common stock that you own immediately prior to the effective time of the merger, equal to the quotient obtained by dividing (1) the aggregate common stock merger consideration (determined in the manner provided below) by (2) the number of shares of our common stock outstanding as of the effective time of the merger, assuming the exercise of all vested in-the-money options (as defined below).

The aggregate common stock merger consideration equals $255.6 million plus the aggregate exercise price of the vested in-the-money options less the sum of (i) the aggregate cash merger consideration payable with respect to shares of our preferred stock outstanding immediately prior to the effective time of the merger and (ii) the maximum aggregate cash consideration payable with respect to warrants to purchase Transmeta common stock outstanding as of the effective time of the merger, determined pursuant to the terms of such warrants.

The aggregate common stock merger consideration is subject to upward adjustment by the sum of, in each case determined as of the effective time of the merger:

•	the amount of any accounts receivable of Transmeta,

•	the amount of any security deposits for our operating leases, and

•	the amount, if any, by which the amount of our unrestricted cash, cash equivalents and short-term investments exceeds $244 million.

In addition, the aggregate common stock merger consideration is subject to downward adjustment by the sum of, in each case determined as of the effective time of the merger and, with respect to each of the amounts under the first eight bullets below, only to the extent unpaid as of the effective time of the merger:

•	the amount of indebtedness of Transmeta,

•	the amount of any fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other person retained by us in connection with the merger,

•	the amount of any bonus or tax gross-up payments and employer tax withholding obligations to, or severance costs and expenses of, our employees,

•	the amount of our obligations under our operating leases,

•	the amount of premiums and other costs related to our current directors’ and officers’ liability insurance policy and a six year extended reporting period endorsement with respect to that policy,

•	the amount of any accounts payable, accrued compensation expense, income tax payable, accrued restructuring costs and other accrued liabilities and current and long-term payables of Transmeta,

•	the amount, if any, by which (1) the aggregate elections made under our pre-tax flexible benefits plan exceeds (2) the aggregate amount contributed to our pre-tax flexible benefits plan through salary reductions,

•	the amount of any payments made in respect of dissenting shares, and

•	the amount, if any, by which the amount of our unrestricted cash, cash equivalents and short-term investments is less than $244 million.

The amount of any adjustments to the aggregate common stock merger consideration will not be known until the closing of the merger and will be dependent to a large extent on the timing of closing. Based in part on our current expectation that the merger will be consummated in the first quarter of 2009, we estimate that stockholders will receive between $18.70 and $19.00 for each outstanding share of Transmeta common stock held by them. If Transmeta stockholders approve the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement at the special meeting, we anticipate consummating the merger within a few days following the special meeting. Assuming the merger is consummated within a few days following the special meeting on [ ], 2009, we estimate that stockholders will receive between $[ . ] and $[ . ] for each outstanding share of Transmeta common stock held by them.

Upon the consummation of the merger, our common stock will cease to be listed on the Nasdaq Global Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended.

Q:	As a holder of options to purchase Transmeta common stock, what will I receive upon consummation of the merger?

A:	If the merger is consummated, (i) each outstanding option to purchase shares of Transmeta common stock with a per share exercise price less than the per share cash merger consideration to be received by holders of our common stock in the merger, to the extent vested and exercisable as of the effective time of the merger (“vested in-the-money options”), will be converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the difference between the per share cash merger consideration to be received by holders of our common stock in the merger, as described above, and the per share exercise price of such vested in-the-money option, by (2) the number of vested shares of Transmeta common stock underlying such vested in-the-money option as of the effective time of the merger, and (ii) each unvested option to purchase shares of Transmeta common stock and each outstanding option to purchase shares of Transmeta common stock with a per share exercise price greater than or equal to the per share cash merger consideration to be received by holders of our common stock in the merger, whether vested or unvested, will be automatically cancelled without any consideration.

Q:	As a holder of warrants to purchase Transmeta common stock, what will I receive upon consummation of the merger?

A:	If the merger is consummated, the outstanding and unexercised warrants you hold will continue to remain outstanding, with such adjustments as specified by the terms and conditions of the warrants, and Transmeta’s contractual obligations under the warrants will be assumed by Novafora.

Pursuant to the terms of the outstanding warrants to purchase Transmeta common stock, upon and following the consummation of the merger, the holder of each of these warrants will have the right to receive, upon exercise of the warrant, a cash payment equal to (1) the number of shares of Transmeta common stock underlying the warrant multiplied by (2) the per cash merger consideration to be received by holders of our common stock in the merger. In addition, the holder of a warrant will be entitled to receive, in lieu of the cash payment described in the preceding sentence and at the holder’s option, exercisable at any time concurrently with or within 30 days following the consummation of the merger, cash in an amount equal to the value of the remaining unexercised portion of the warrant, as determined using the remaining term of the warrant as of the closing date of the merger, in accordance with a Black-Scholes option pricing model. See the section entitled “The Merger — Effect on Outstanding Transmeta Options and Warrants — Warrants” beginning on page 25.

Q:	What do I need to do now?

A:	After you carefully read this proxy statement in its entirety, including its appendices, consider how the merger affects you and then vote or provide voting instructions as described in this proxy statement. If you sign and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” each of (i) the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, and (ii) to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. If you hold your shares in “street name,” follow the instructions from your broker on how to vote your shares. Please do not send in your share certificates with your proxy.

Q:	Who can vote and attend the special meeting?

A:	All stockholders of record as of the close of business on [ ], 2008, the record date set by our board of directors for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Q:	What constitutes a quorum at the special meeting?

A:	In order to constitute a quorum and to transact business at the special meeting, a majority of the outstanding shares of Transmeta common stock and preferred stock, determined on an as-converted to common stock basis, on the record date must be represented at the special meeting, either in person or by proxy. Shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:	What vote of our stockholders is required to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement?

A:	The affirmative vote of at least a majority of the shares of our common stock and preferred stock, voting together as a single class on an as-converted to common stock basis, outstanding at the close of business on the record date is required to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares and abstentions will have the same effect as voting against the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

In connection with the merger agreement, all of our directors and executive officers have entered into voting agreements with Novafora pursuant to which each of them have agreed, in their capacities as stockholders, to, among other things, vote the shares of our common stock held by such stockholder in favor of adoption of the merger agreement. These stockholders hold an aggregate of [ ] shares of our common stock as of the close of business on [ ], 2008, the record date set by our board of directors for the special meeting, which constitute approximately [ ]% of the shares of our common stock outstanding on that date. See the section entitled “The Merger — Voting Agreements” beginning on page 57.

Q:	What vote of our stockholders is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement?

A:	The affirmative vote of the holders of a majority of the shares of Transmeta common stock and preferred stock, voting together as a single class on an as-converted to common stock basis, present in person or represented by proxy at the special meeting and entitled to vote is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. Failure to vote your shares will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. Abstentions will have the same effect as voting against any proposal by our board of directors to adjourn the special meeting.

Q:	How many votes do Transmeta stockholders have?

A:	Each holder of record of Transmeta common stock as of the close of business on [ ], 2008 will be entitled to one vote for each share of common stock held on that date. Each holder of record of Transmeta preferred stock as of the close of business on [ ], 2008 will be entitled to 0.71347 votes (that number being equal to the number of shares of common stock into which one share of preferred stock could have been converted on the record date) for each share of preferred stock held on that date.

Q:	How does Transmeta’s board of directors recommend I vote?

A:	At a meeting held on November 16, 2008, Transmeta’s board of directors unanimously approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, and determined that it is in the best interests of Transmeta stockholders that Transmeta enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. Accordingly, the board of directors of Transmeta unanimously recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. The board of directors of Transmeta also recommends that Transmeta stockholders vote “FOR” any proposal by Transmeta’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker, bank or nominee, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must request a legal proxy from the broker, bank or nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares.

Q:	May I vote via the Internet or telephone?

A:	If your shares are registered in your name, you may only vote by returning a signed proxy card or voting in person at the special meeting. If your shares are held in “street name” through a broker, bank or nominee, you may vote by completing and returning the voting form provided by your broker, bank or nominee or via the Internet or by telephone through your broker, bank or nominee, if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker, bank or nominee. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m., Pacific Time, on [ ], 2009.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, later-dated notice to the Secretary of Transmeta stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card bearing a later date. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy; you must vote at the special meeting in order to revoke your earlier proxy. If you have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Q:	If my broker, bank or nominee holds my shares in “street name,” will they vote my shares for me?

A:	Your broker, bank or nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or nominee to vote your shares following the procedure provided by your broker, bank or nominee. Without instructions, your shares will not be voted, which will have the effect of a vote against the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

Q:	What happens if I do not vote, whether by attending the special meeting in person, returning a proxy card or through Internet or telephone voting procedures?

A:	The failure to vote will have the same effect as voting against adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. The failure to vote will not affect the outcome of any proposal by our board of directors to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal.

Q:	Is the merger expected to be taxable to me for United States federal income tax purposes?

A:	Generally, yes. The receipt of merger consideration pursuant to the merger will be a taxable transaction for United States federal income tax purposes, and possibly state, local and foreign tax purpose as well. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between the cash received per share and your adjusted tax basis in that share. You should read the section entitled “The Merger — Material United States Federal Income Tax Consequences” beginning on page 66 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor as to the tax consequences of the merger to you.

Q:	Should I send in my Transmeta stock certificates now?

A:	No. Promptly after the merger is consummated, each holder of record immediately prior to the effective time of the merger will be sent a letter of transmittal, together with written instructions for exchanging stock certificates for the cash merger consideration. These instructions will tell you how and where to send in your certificates for the cash merger consideration. You will receive your cash payment, without interest and less any withholding required by applicable law, after the paying agent receives your stock certificates and any other documents requested in the instructions.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be consummated. If you transfer your shares of Transmeta common or preferred stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred the right to receive the cash merger consideration to be received by our stockholders in the merger. In order to receive the cash merger consideration, you must hold your shares through the consummation of the merger.

Q:	When do you expect the merger to be consummated?

A:	We are working toward consummating the merger promptly, but we cannot predict the exact timing. We expect to consummate the merger in the first quarter of 2009. In addition to obtaining stockholder approval, we must satisfy all other closing conditions contained in the merger agreement. See the section entitled “Agreement and Plan of Merger — Conditions to the Consummation of the Merger” beginning on page 79.

Q:	Am I entitled to appraisal rights?

A:	Under the General Corporation Law of the State of Delaware, holders of Transmeta common stock who do not vote in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is consummated, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. For additional information about appraisal rights, see the section entitled “The Merger — Appraisal Rights” beginning on page 64.

Q:	Do any of Transmeta’s directors or officers have interests in the merger that may differ from those of Transmeta’s stockholders?

A:	When considering our board of directors’ recommendation that Transmeta stockholders vote in favor of the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, Transmeta’s stockholders should be aware that our directors and executive officers may have interests in the merger that differ from, or which are in addition to, the interests of Transmeta stockholders. These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies, accelerated vesting of stock awards to executive officers and certain directors, and the receipt of severance benefits in the event of certain terminations prior to or upon the consummation of the merger. Transmeta stockholders should be aware of these interests when considering our board of directors’ recommendation to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 58.

In addition, all of our directors and executive officers have entered into voting agreements with Novafora pursuant to which each of them have agreed, in their capacities as stockholders, to, among other things, vote the shares of our common stock held by such stockholder in favor of adoption of the merger agreement. These stockholders hold an aggregate of [ ] shares of our common stock as of the close of business on [ ], 2008, the record date set by our board of directors for the special meeting, which constitute approximately [ ]% of the shares of our common stock outstanding on that date. See the section entitled “The Merger — Voting Agreements” beginning on page 57.

Q:	Who is paying for this proxy solicitation?

A:	Transmeta is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners. If you choose to access the proxy materials and/or submit your proxy over the Internet, you are responsible for any related Internet access charges you may incur. If you choose to submit your proxy by telephone, you are responsible for any related telephone charges you may incur.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Transmeta Corporation 2540 Mission College Boulevard Santa Clara, California 95054 Telephone: 781-652-8875 Attention: Investor Relations E-mail: investor-relations@transmeta.com

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

SUMMARY

This summary highlights selected information from this proxy statement relating to the merger. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents to which we have referred you. In particular, you should read the Appendices attached to this proxy statement, including the Agreement and Plan of Merger, dated as of November 17, 2008, by and among Novafora, Transmeta and Transformer Acquisition LLC, which is attached as Appendix A to this proxy statement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. See the section entitled “Where You Can Find More Information” beginning on page 87.

The Companies

Transmeta Corporation
2540 Mission College Boulevard
Santa Clara, California 95054
Telephone: 408-919-3000

Transmeta Corporation, or Transmeta, develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, we first became known for designing, developing and selling our highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We are presently focused on developing and licensing its advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices, and in licensing our computing and microprocessor technologies to other companies.

We were incorporated in California in March 1995 and reincorporated in Delaware in October 2000. We are listed on the Nasdaq Global Market under the symbol “TMTA.” Our principal executive offices are located at 2540 Mission College Boulevard, Santa Clara, California 95054, and our telephone number is (408) 919-3000. Additional information regarding us is available on our website www.transmeta.com and contained in our filings with the Securities and Exchange Commission (the “SEC”). See “Where You Can Find More Information” beginning on page 87.

Novafora, Inc.
2460 North First Street
Suite 200
San Jose, CA 95131 USA
Telephone: 408-582-5300

Novafora, Inc., or Novafora, is a developer of digital video processors. Novafora’s principal executive offices are located at 2460 North First Street, Suite 200, San Jose, CA 95131 and its telephone number is (408) 582-6300. Novafora was incorporated in Delaware in November 2004. Additional information regarding Novafora is available on Novafora’s website www.novafora.com or by calling 408-582-5300.

Transformer Acquisition LLC
2460 North First Street
Suite 200
San Jose, CA 95131 USA
Telephone: 408-582-5300

Transformer Acquisition LLC, or merger sub, is a Delaware limited liability company and a wholly owned subsidiary of Novafora. Merger sub was formed in November 2008 and exists solely to facilitate the merger and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement. Merger sub’s principal executive offices and telephone number are the same as those of Novafora.

The Merger (Page 24)

Novafora has agreed to acquire Transmeta under the terms of the merger agreement that is described in this proxy statement and attached as Appendix A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

Under the merger agreement, Transmeta will be merged with and into merger sub, which will be the surviving entity in the merger. Our stockholders will receive cash in the merger in exchange for shares of Transmeta common stock and preferred stock held by them.

Merger Consideration (Page 24)

If the merger is consummated, (i) holders of our preferred stock will receive $7.50 in cash, without interest, in exchange for each share of our preferred stock held immediately prior to the effective time of the merger, unless such shares are converted to shares of common stock prior to the effective time, in which case such shares will receive the common share consideration described below, and (ii) holders of our common stock will receive an amount in cash, without interest, in exchange for each share of our common stock held immediately prior to the effective time of the merger, equal to the quotient obtained by dividing (1) the aggregate common stock merger consideration (determined in the manner provided below) by (2) the number of shares of our common stock outstanding as of the effective time of the merger, assuming the exercise of all vested in-the-money options.

The aggregate common stock merger consideration equals $255.6 million plus the aggregate exercise price of the vested in-the-money options less the sum of (i) the aggregate cash merger consideration payable with respect to shares of our preferred stock outstanding immediately prior to the effective time of the merger and (ii) the maximum aggregate cash consideration payable with respect to warrants to purchase Transmeta common stock outstanding as of the effective time of the merger, determined pursuant to the terms of such warrants.

The aggregate common stock merger consideration is subject to upward adjustment by the sum of, in each case determined as of the effective time of the merger:

•	the amount of any accounts receivable of Transmeta,

•	the amount of any security deposits for our operating leases, and

•	the amount, if any, by which the amount of our unrestricted cash, cash equivalents and short-term investments exceeds $244 million.

In addition, the aggregate common stock merger consideration is subject to downward adjustment by the sum of, in each case determined as of the effective time of the merger and, with respect to each of the amounts under the first eight bullets below, only to the extent unpaid as of the effective time of the merger:

•	the amount of indebtedness of Transmeta,

•	the amount of any fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other person retained by us in connection with the merger,

•	the amount of any bonus or tax gross-up payments and employer tax withholding obligations to, or severance costs and expenses of, our employees,

•	the amount of our obligations under our operating leases,

•	the amount of premiums and other costs related to our current directors’ and officers’ liability insurance policy and a six year extended reporting period endorsement with respect to that policy,

•	the amount of any accounts payable, accrued compensation expense, income tax payable, accrued restructuring costs and other accrued liabilities and current and long-term payables of Transmeta,

•	the amount, if any, by which (1) the aggregate elections made under our pre-tax flexible benefits plan exceeds (2) the aggregate amount contributed to our pre-tax flexible benefits plan through salary reductions,

•	the amount of any payments made in respect of dissenting shares, and

•	the amount, if any, by which the amount of our unrestricted cash, cash equivalents and short-term investments is less than $244 million.

The amount of any adjustments to the aggregate common stock merger consideration will not be known until the closing of the merger and will be dependent to a large extent on the timing of closing. Based in part on our current expectation that the merger will be consummated in the first quarter of 2009, we estimate that stockholders will receive between $18.70 and $19.00 for each outstanding share of Transmeta common stock held by them. If Transmeta stockholders approve the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement at the special meeting, we anticipate consummating the merger within a few days following the special meeting. Assuming the merger is consummated within a few days following the special meeting on [          ], 2009, we estimate that stockholders will receive between $[  .  ] and $[  .  ] for each outstanding share of Transmeta common stock held by them.

See the section entitled “The Merger — Merger Consideration” beginning on page 24.

Effect on Outstanding Transmeta Options and Warrants

Options (Page 25)

If the merger is consummated, (i) each outstanding option to purchase shares of Transmeta common stock with a per share exercise price less than the per share cash merger consideration to be received by holders of our common stock in the merger, to the extent vested and exercisable as of the effective time of the merger (the “vested in-the-money options”), will be converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the difference between the per share cash merger consideration to be received by holders of our common stock in the merger, as described above, and the per share exercise price of such vested in-the-money option, by (2) the number of vested shares of Transmeta common stock underlying such vested in-the-money option, and (ii) each unvested option to purchase shares of Transmeta common stock and each outstanding option to purchase shares of Transmeta common stock with a per share exercise price greater than or equal to the per share cash merger consideration to be received by holders of our common stock in the merger, whether vested or unvested, will be automatically cancelled without any consideration payable in respect thereof. See the section entitled “The Merger — Effect on Outstanding Transmeta Options and Warrants — Options” beginning on page 25.

Warrants (Page 25)

If the merger is consummated, holders of outstanding warrants to purchase Transmeta common stock will continue to remain outstanding, with such adjustments as specified by the terms and conditions of the warrants, and Transmeta’s contractual obligations under the warrants will be assumed by Novafora. See the section entitled “The Merger — Effect on Outstanding Transmeta Options and Warrants — Warrants” beginning on page 25.

Reasons for the Merger (Page 45)

In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our senior management, outside legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	the consideration to be received by our stockholders in the merger, including the form of such consideration;

•	the possible alternatives to the merger, including various possibilities for continuing to operate as an independent entity and the possibility of liquidating all of our assets and distributing the proceeds to our stockholders, and for this purpose we have conducted an extensive market check by contacting a number of potential strategic partners over a period of several months;

•	the risks of continuing to operate as an independent entity, including unpredictable revenues from operations and expected negative cash flows for the foreseeable future;

•	management’s dealings with other potential business combination partners both in the past and during the course of the negotiations with Novafora, including the likelihood that a third party would offer a higher price than the consideration to be received by our stockholders in the merger with Novafora and the likelihood that such a transaction could be consummated within the same timeframe as the merger with Novafora;

•	the current and prospective business environment in which we operate, including local, national and global economic conditions, as well as the competitive environment and the likely effect of these economic factors on our potential growth, development, profitability and strategic options;

•	information concerning and outlook for our business and business model, financial performance and conditions, technology, operations, intellectual property position, competitive position, business strategy, strategic objectives and options, and prospects;

•	the likelihood that the merger will be consummated, including the likelihood that the regulatory and stockholder approvals needed to consummate the merger will be obtained; and

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock.

See the section entitled “The Merger — Recommendation of our Board of Directors” beginning on page 45 for additional factors that our board of directors considered.

Recommendation of our Board of Directors (Page 45)

After careful consideration of the factors described in the section entitled “The Merger — Recommendation of our Board of Directors” beginning on page 45, our board of directors unanimously:

•	approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable;

•	determined that it is in the best interests of our stockholders that Transmeta enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement; and

•	recommends that our stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Our board of directors also recommends that our stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement

See the section entitled “The Merger — Recommendation of our Board of Directors” beginning on page 45).

The Special Meeting (Page 19)

Time, Date and Place.  A special meeting of our stockholders will be held at the [Hilton Santa Clara] located at [4949 Great America Parkway, Santa Clara, California], on [          ], 2009 at [8:00] a.m., Pacific Time, to consider and vote upon a proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock and/or preferred stock at the close of business on [          ], 2008, the record date set by our board of directors for the special meeting. Each holder of record of Transmeta common stock as of the close of business on the record date will be entitled to one vote for each share of common stock held on that date. Each holder of record of Transmeta preferred stock as of the close of business on the record date will be entitled to 0.71347 votes (that number being equal to the number of shares of common stock into which one share of preferred stock could have been converted on the record date) for each share of preferred stock held on that date. As of the record date, there were [          ] shares of our common stock and 300,000 shares of our preferred stock outstanding and entitled to be voted at the special meeting.

Required Vote.  The adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of at least a majority of the shares of our common stock and preferred stock, voting together on an as-converted to common stock basis, outstanding at the close of business on the record date. The affirmative vote of the holders of a majority of the shares of our common stock and preferred stock, voting together on an as-converted to common stock basis, present in person or represented by proxy at the special meeting and entitled to vote is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. In connection with the merger agreement, all of our directors and executive officers have entered into voting agreements with Novafora pursuant to which each of them have agreed, in their capacities as stockholders, to, among other things, vote the shares of our common stock over which that stockholder exercises voting control in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. These stockholders exercise voting control over an aggregate of [          ] shares of our common stock as of [          ], 2008, the record date for the special meeting, which constitute approximately [     ]% of the shares of our common stock outstanding on that date. See the section entitled “The Merger — Voting Agreements” beginning on page 57.

Share Ownership of Directors and Management.  As of the record date, our directors and executive officers and their affiliates owned approximately [     ]% of the shares entitled to vote at the special meeting.

See the section entitled “The Special Meeting” beginning on page 19.

Opinion of Piper Jaffray & Co. (Page 48)

Piper Jaffray & Co. (“Piper Jaffray”) has delivered to our board of directors its opinion, as of November 17, 2008, to the effect that as of that date and based upon and subject to the matters stated in its opinion, the cash merger consideration expected to be received by holders of our common stock in the merger is fair, from a financial point of view, to the holders of Transmeta common stock (other than Novafora and its affiliates). See the section entitled “The Merger — Opinion of Piper Jaffray & Co. beginning on page 48.

The full text of the written opinion of Piper Jaffray, dated November 17, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached hereto as Appendix D. You are urged to, and should, carefully read the Piper Jaffray opinion in its entirety. The Piper Jaffray opinion was directed to our board of directors and was not intended to be, and does not constitute, a recommendation as to how any of our stockholders should vote with respect to the merger, the merger agreement or any other matter.

Piper Jaffray acted as our financial advisor in connection with the merger and will receive an estimated fee of approximately $2.1 million from us, approximately $1.3 million of which is contingent upon the consummation of the merger. Piper Jaffray received a non-refundable retainer in the amount of $300,000 and a fee of $500,000 from us for providing its opinion, both of which will be credited against the fee for financial advisory services. The opinion fee was not contingent upon the consummation of the merger or the conclusions reached in Piper Jaffray’s opinion.

Merger Financing (Page 57)

The consummation of the merger is not subject to a financing contingency, and Novafora has represented and warranted in the merger agreement that it will have sufficient funds, together with the amount of Transmeta’s unrestricted cash, cash equivalents and short-term investments as of the effective time of the merger, to consummate the transactions contemplated by the merger agreement, including payment in full of the amounts payable to our stockholders in the merger.

Escrow Agreement (Page 57)

$11.6 million of the aggregate amount payable to Transmeta stockholders in the merger is held in an escrow account and is to be released upon the closing of the merger, all pursuant to the terms and conditions of the Escrow

Agreement, dated as of November 14, 2008 (the “escrow agreement”), by and among Transmeta, Novafora, Silicon Valley Bank and Intellectual Venture Funding LLC, an affiliate of Intellectual Ventures, a privately-held, invention investment company. See the section entitled “The Merger — Escrow Agreement” beginning on page 57.

Interests of our Directors and Executive Officers in the Merger (Page 58)

When considering our board of directors’ recommendation that Transmeta stockholders vote in favor of the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, Transmeta’s stockholders should be aware that our directors and executive officers may have interests in the merger that differ from, or which are in addition to, the interests of Transmeta stockholders. These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies, accelerated vesting of stock awards to executive officers and certain directors, and the receipt of severance benefits in the event of certain terminations prior to or upon the consummation of the merger. Transmeta stockholders should be aware of these interests when considering our board of directors’ recommendation to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Merger — Interests of our Directors and Executive Officers in the Merger” beginning on page 58.

Voting Agreements (Page 57)

In connection with the merger agreement, all of our directors and executive officers have entered into voting agreements with Novafora pursuant to which each of them have agreed, in their capacities as stockholders, to, among other things, vote the shares of our common stock held by such stockholder in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. These stockholders hold an aggregate of [          ] shares of our common stock as of [          ], 2008, the record date for the special meeting, which constitute approximately [     ]% of the shares of our common stock outstanding on that date. See the section entitled “The Merger — Voting Agreements” beginning on page 57, as well as the forms of voting agreement attached hereto as Appendices B-1 and B-2.

Amendment of Rights Agreement (Page 63)

In connection with the execution of the merger agreement, we entered into an amendment of the Rights Agreement, dated as of January 15, 2002, between Transmeta and Mellon Investor Services LLC (the “rights agreement”), for the purpose of making the provisions of the rights agreement inapplicable to the execution of the merger agreement and the voting Agreements; the announcement of the merger agreement, the voting agreements and the merger; and the consummation of the merger. See the section entitled “The Merger — Amendment of Rights Agreement” beginning on page 63.

Market Price and Dividend Data (Page 63)

Our common stock is listed on the Nasdaq Global Market under the symbol “TMTA.” On November 17, 2008, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at a price of $17.52. On [          ], 2008, the last full trading day prior to the date of this proxy statement, our common stock closed at a price of $[  .  ]. See the section entitled “The Merger — Market Price and Dividend Data” beginning on page 63.

Delisting and Deregistration of Transmeta’s Common Stock (Page 67)

If the merger is consummated, our common stock will no longer be traded on the Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer be required to file periodic reports with the SEC with respect to our shares of common stock.

Agreement and Plan of Merger (Page 68)

No Solicitation Covenant (Page 76)

We have agreed with Novafora that our directors and executive officers will not, and we will not authorize or direct any of our subsidiaries or any of our or our subsidiaries’ respective employees, directors, officers, agents, investment bankers, attorneys, accountants, advisors and other representatives to, directly or indirectly:

•	solicit, initiate, seek or knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of any acquisition inquiry or acquisition proposal (as described in the section entitled “Agreement and Plan of Merger — No Solicitation Covenant; Change in Board Recommendation” beginning on page 76);

•	furnish or make available any non-public information regarding Transmeta to any person in connection with or in response to any acquisition inquiry or acquisition proposal;

•	enter into, participate or engage in, or continue any discussions or negotiations with any person in connection with or in response to any acquisition inquiry or acquisition proposal;

•	agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any acquisition proposal or adopt a board resolution to do any of the foregoing;

•	enter into any letter of intent or similar document or agreement (binding or not binding) contemplating or otherwise relating to any acquisition transaction (as described in the section entitled “Agreement and Plan of Merger — No Solicitation Covenant; Change in Board Recommendation” beginning on page 76); or

•	grant any discretionary waiver or release under any effective standstill or similar agreement with respect to Transmeta, or any class of equity securities of Transmeta.

We have also agreed with Novafora that we and our subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any person conducted prior to or on November 17, 2008 with respect to any acquisition proposal and request the prompt return or destruction of all confidential information of Transmeta previously furnished to such person and which such person is not entitled to retain, and shall not, nor permit any of our subsidiaries to, exercise its discretion to waive any rights under any standstill, confidentiality or similar agreements entered into by such person.

See the section entitled “Agreement and Plan of Merger — No Solicitation Covenant; Change in Board Recommendation” beginning on page 76.

Conditions to the Consummation of the Merger (Page 79)

Conditions to the Obligations of Novafora and Merger Sub.  The obligations of Novafora and merger sub to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties made by us in the merger agreement (disregarding all qualifications and exceptions relating to materiality or material adverse effect) shall be accurate, in each case, both when made and as of the closing date of the merger (except to the extent made as of a specific date, in which case as of such date), except where the failure of such representations and warranties to be accurate, individually or in the aggregate, does not have a material adverse effect on us (as described in the section entitled “Agreement and Plan of Merger — Representations and Warranties — Material Adverse Effect” beginning on page 72);

•	all of the covenants and obligations in the merger agreement that we are required to comply with or to perform at or prior to the closing of the merger shall have been complied with and performed in all material respects;

•	our stockholders shall have adopted the merger agreement;

•	Novafora shall have received a certificate executed by our chief executive officer and chief financial officer confirming that certain conditions to the obligations of Novafora and merger sub to consummate the merger have been duly satisfied or waived;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction or other governmental entity and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal;

•	since November 17, 2008, there shall not have occurred a material adverse effect on us that is continuing;

•	no legal proceeding shall be pending or expressly threatened in writing by any governmental entity of competent jurisdiction that has a reasonable likelihood of success, wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the merger, (ii) cause the merger to be rescinded or (iii) result in an antitrust restraint (as described in the section entitled “Agreement and Plan of Merger — Conditions to the Consummation of the Merger” beginning on page 79), and no such order shall be in effect nor shall any legal requirement have been enacted having any such effect

•	no loans from us for borrowed money to any current or former employee, director or other service provider shall be outstanding; and

•	we shall have delivered to Novafora a statement, certified by our chief financial officer, setting forth certain calculations relating to the amount of cash merger consideration.

Conditions to the Obligations of Transmeta.  Our obligations to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties made by Novafora and merger sub in the merger agreement (disregarding all qualifications and exceptions relating to materiality or a material adverse effect on Novafora’s ability to consummate the merger) shall be accurate, in each case, both when made and as of the closing date of the merger (except to the extent made as of a specific date, in which case as of such date), except where the failure of such representations and warranties to be accurate, individually or in the aggregate, does not have a material adverse effect on Novafora’s ability to consummate the merger;

•	all of the covenants and obligations in the merger agreement that Novafora and merger sub are required to comply with or to perform at or prior to the closing of the merger shall have been complied with and performed in all material respects;

•	our stockholders shall have adopted the merger agreement;

•	we shall have received a certificate executed by an officer of Novafora confirming that certain conditions to our obligations to consummate the merger have been duly satisfied or waived;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction or other governmental entity and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal; and

•	the certification from Intellectual Venture Funding LLC pursuant to the escrow agreement shall have been irrevocably, and without any condition, delivered to Silicon Valley Bank (see the section entitled “The Merger — Escrow Agreement” beginning on page 57).

See the section entitled “Agreement and Plan of Merger — Conditions to the Consummation of the Merger” beginning on page 79.

Termination of the Merger Agreement (Page 81)

Novafora or we can terminate the merger agreement by written notice under specified circumstances, including:

•	by mutual written consent of Novafora and us;

•	by either Novafora or us if the merger has not been consummated by March 17, 2009 (the “outside date”) or any other date that we and Novafora may agree upon in writing; provided, however, that the outside date shall automatically be extended to June 17, 2009 in the event that as of March 17, 2009 each of the conditions to the consummation of the merger (other than those that by their nature are only to be satisfied as of the consummation of the merger) have been satisfied or waived, other than the conditions that there not have been (i) a temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger issued by any court of competent jurisdiction or other governmental entity that remains in effect, or (ii) any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal; provided, further, that this right to terminate the merger agreement will not be available to a party whose failure to perform any covenant or obligation in the merger agreement required to be performed by such party at or prior to the effective time was the principal cause in the failure of the merger to be consummated by such date;

•	by either Novafora or us if a court of competent jurisdiction or other governmental entity shall have issued a final and nonappealable order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	by either Novafora or us if the approval of our stockholders to adopt the merger agreement is not obtained at the special meeting, or at any adjournment or postponement of the special meeting;

•	by Novafora, at any time prior to our stockholders’ adoption of the merger agreement, if (each, a “triggering event”):

•	our board of directors or any committee thereof shall have effected a change of recommendation with respect to the merger;

•	our board of directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of the merger agreement within 10 days after Novafora delivers to us a request in writing that such recommendation be reaffirmed;

•	our board of directors approves or publicly endorses or recommends any acquisition proposal;

•	we enter into any letter of intent or similar document or agreement accepting any acquisition proposal or otherwise enter into any acquisition proposal; or

•	a tender or exchange offer relating to securities of Transmeta is commenced by a person unaffiliated with Novafora and we have not sent to our stockholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that we recommend rejection of such tender or exchange offer.

•	by Novafora following a breach of any representation, warranty, covenant or agreement in the merger agreement on the part of Transmeta, such that the corresponding closing conditions relating to the accuracy of our representations and warranties and our compliance with covenants cannot be met; provided, that if such inaccuracy or breach is curable by us within 30 days, then, provided, that we continued to use commercially reasonable efforts to cure such inaccuracy or breach, Novafora may not terminate the merger agreement if such inaccuracy or breach is cured during such 30-day period;

•	by us following a breach of any representation, warranty, covenant or agreement in the merger agreement on the part of Novafora, such that the corresponding closing conditions relating to the accuracy of Novafora’s representations and warranties and Novafora’s compliance with covenants cannot be met; provided, that if such inaccuracy or breach is curable by Novafora within 30 days, then, provided, that Novafora continued to use commercially reasonable efforts to cure such inaccuracy or breach, we may not terminate the merger agreement if such inaccuracy or breach is cured during such 30-day period;

•	by us if our board of directors makes a change in recommendation with respect to the merger in response to a superior proposal in compliance with the merger agreement and we pay Novafora the termination fee of $5,000,000 as described under the heading “Agreement and Plan of Merger — Termination Fee” below; and

•	by Novafora, at any time prior to our stockholders’ adoption of the merger agreement, if we materially breach the no solicitation covenant described above.

See the section entitled “Agreement and Plan of Merger — Termination of the Merger Agreement” beginning on page 81.

Termination Fee

The merger agreement requires that we pay Novafora a termination fee of $5,000,000 if:

•	the merger agreement is terminated by Novafora in response to the occurrence of a triggering event, in which case the termination fee would be payable two business days after such termination;

•	the merger is terminated by us after any change in recommendation by our board of directors with respect to the merger in response to a superior proposal in compliance with the merger agreement, in which case the termination fee would be payable prior to or concurrent with such termination; or

•	the merger agreement is terminated by Novafora based upon the failure of our stockholders to approve the merger agreement at the special meeting or at any adjournment or postponement thereof or upon our material breach of the no solicitation covenant described above; provided, that, at the time of the special meeting or at any adjournment or postponement thereof, an acquisition proposal shall have been publicly announced and not withdrawn, and within nine months following such termination, any acquisition transaction is consummated or we enter into a contract providing for an acquisition transaction that is subsequently consummated, in which case the termination fee would be payable concurrently with the consummation of that acquisition transaction.

See the section entitled “Agreement and Plan of Merger — Termination Fee” beginning on page 82.

Regulatory Matters (Page 64)

We believe that the notification and waiting period requirements of the Hart Scott Rodino Act, or HSR Act, do not apply to the proposed transaction, and that we will not be required to make any filings with the Antitrust Division of the Department of Justice (Antitrust Division) or the Federal Trade Commission (FTC). However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed transaction. At any time before or after the consummation of the transaction, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of Novafora, Transmeta or their respective subsidiaries. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Novafora, Transmeta and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be. We believe we are not required to make any other filings nor obtain any material governmental consents or approvals before the consummation of the merger. If any approvals, consents or filings are required to consummate the merger, we will seek or make such consents, approvals or filings. See the section entitled “The Merger — Regulatory Matters” beginning on page 64.

Material United States Federal Income Tax Consequences (Page 66)

The exchange of shares of our common stock or preferred stock for cash consideration pursuant to the merger will be a taxable transaction to our stockholders for United States federal income tax purposes, and possibly state, local and foreign tax purposes as well. For United States federal income tax purposes, each holder of shares of our common stock or preferred stock who surrenders such shares for cash in the merger generally will recognize a capital gain or loss equal to the difference, if any, between the cash received and such stockholder’s adjusted tax basis in the shares surrendered.

You should read the section entitled “The Merger — Material United States Federal Income Tax Consequences” beginning on page 66 for a more complete discussion of the federal income tax consequences of the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Appraisal Rights (Page 64)

Under Delaware law, Transmeta’s stockholders who do not wish to accept cash merger consideration payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the cash merger consideration payable pursuant to the merger. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement;

•	you must make a written demand on us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement occurs at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger; a stockholder who is the record holder of shares of Transmeta common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal for those shares.

Merely voting against the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. See the section entitled “The Merger — Appraisal Rights” beginning on page 64 for a description of the procedures that you must follow in order to exercise your appraisal rights.

Appendix E to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right to appraisal. We encourage you to read these provisions carefully and in their entirety.

Paying Agent

[          ] will act as the paying agent in connection with the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “believe,” “will,” “may,” “should,” “would,” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statements.

In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the occurrence of any event, change or circumstance that could give rise to the ability on the part of Novafora to terminate the merger agreement (see the section entitled “Agreement and Plan of Merger — Termination of the Merger Agreement” beginning on page 81);

•	our ability to obtain the stockholder approval required for the merger;

•	the timing of the closing of the merger and receipt by stockholders of the merger consideration;

•	whether or not the conditions to the consummation of the merger are satisfied and the possibility that the merger will not be consummated for any other reason (see the section entitled “Agreement and Plan of Merger — Conditions to the Consummation of the Merger” beginning on page 79);

•	risks that the proposed transaction disrupts current plans and operations, and the potential difficulties in employee retention as a result of the announcement or pendency of the merger;

•	the effect of the announcement or pendency of the merger on our customer and partner relationships, operating results and business generally;

•	the amount of the costs, fees and expenses and charges related to the merger, including the possibility that the merger agreement may be terminated under circumstances that require us to pay Novafora a termination fee of $5,000,000 (see the section entitled “Agreement and Plan of Merger — Termination Fee” beginning on page 82; and

•	risks related to our business that are described in our public filings (see the section entitled “Where You Can Find More Information” beginning on page 87).

These and other important factors are detailed in various filings made periodically by us with the Securities and Exchange Commission (the “SEC”), particularly our annual report on Form 10-K for the year ended December 31, 2007 and subsequent quarterly reports on Form 10-Q. Please review such filings and do not place undue reliance on these forward-looking statements.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events.

TRANSMETA CORPORATION
2540 Mission College Boulevard
Santa Clara, California 95054

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the board of directors of Transmeta Corporation, a Delaware corporation (“Transmeta”), for use at a Special Meeting of Stockholders to be held at the [Hilton Santa Clara] located at [4949 Great America Parkway, Santa Clara, California], on [          ], 2009 at [8:00] a.m., Pacific Time. This proxy statement and the accompanying form of proxy will be first mailed to stockholders on or about [          ], 2008.

THE SPECIAL MEETING

Purpose of Special Meeting

At the special meeting, we are asking holders of record of Transmeta common stock and preferred stock to consider and vote on the following proposals:

•	the adoption of Agreement and Plan of Merger, dated as of November 17, 2008, by and among Novafora, Inc. (“Novafora”), Transformer Acquisition LLC (“merger sub”) and Transmeta (the “merger agreement”) and the approval of the merger and other transactions contemplated by the merger agreement; and

•	any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Recommendation of our Board of Directors

After careful consideration, our board of directors determined that it is advisable, fair to and in the best interests of Transmeta and our stockholders for Transmeta to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement.

Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.  Our board of directors also recommends that Transmeta stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. Our board of directors will determine whether to make such a proposal to adjourn the special meeting in accordance with its obligations under the merger agreement and its fiduciary duties to our stockholders.

In considering such recommendation, you should be aware that some of our directors and officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. See the section entitled “The Merger — Interests of our Directors and Executive Officers in the Merger” beginning on page 58.

If your submitted proxy card does not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Record Date

Only holders of record of our common stock and preferred stock at the close of business on [          ], 2008 (the “record date”) will be entitled to vote at the special meeting. At the close of business on the record date, we had [          ] shares of common stock and 300,000 shares of preferred stock outstanding and entitled to vote.

Quorum

A majority of the shares of common stock and preferred stock, determined on an as-converted to common stock basis, outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. If stockholders cause abstentions to be recorded or brokers holding their clients’ shares of record cause “broker non-votes” (as described below) or abstentions to be recorded, these shares will be considered present and entitled to vote at the special meeting and will be counted toward determining whether or not a quorum is present.

Voting Rights

The holders of our common stock and our preferred stock will vote together as a single class on the proposal described in this proxy statement. Each share of our common stock is entitled to one vote. Each share of our preferred stock is entitled to 0.71347 votes (that number equal to the number of shares of common stock into which one share of preferred stock could have been converted on the record date) for each share of preferred stock held on that date. The inspector of elections appointed for the special meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes (described below) for each proposal to be voted on at the special meeting.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers may vote such shares either as directed by their clients or, in the absence of such direction, in their own discretion on “routine” matters. Where a proposal is not routine, such as the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal and would not be taken into account in determining the outcome of the non-routine proposal. As such, a broker non-vote on the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement will have the same effect as a vote against the proposal to adopt of the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. The adjournment proposal is considered a routine matter, so unless you have provided otherwise, your broker will have discretionary authority to vote your shares on that proposal.

Required Vote

The adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement require the affirmative vote of the holders of a majority of the shares of our common stock and preferred stock, voting together as a single class on an as-converted to common stock basis, outstanding at the close of business on the record date. If a Transmeta stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

The affirmative vote of the holders of a majority of the shares of our common stock and preferred stock, voting together as a single class on an as-converted to common stock basis, present in person or represented by proxy at the special meeting and entitled to vote is required to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. If a Transmeta stockholder does not vote, either in person or by proxy, such failure will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If a Transmeta stockholder abstains from voting, either in person or by proxy, it will count as a vote against any proposal to adjourn the special meeting.

Voting Electronically via the Internet

If your shares are registered in the name of a bank or brokerage, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the proxy statement with the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form from the bank or brokerage firm will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the accompanying paper proxy card in the enclosed self-addressed, postage-paid envelope.

Voting by Transmeta’s Directors, Executive Officers and Certain Stockholders

At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote [          ] shares of our common stock, which represented approximately [     ]% of the shares of our common stock outstanding on that date.

In connection with the merger agreement, all of our directors and executive officers have entered into voting agreements with Novafora pursuant to which each of them have agreed, in their capacities as stockholders, to, among other things, vote the shares of our common stock held by such stockholder in favor of adoption of the merger agreement. These stockholders hold an aggregate of [          ] shares of our common stock as of the close of business on [          ], 2008, the record date set by our board of directors for the special meeting, which constitute approximately [     ]% of the shares of our common stock outstanding on that date. See the section entitled “The Merger — Voting Agreements” beginning on page 57.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Shares represented at the special meeting but not voting, including shares for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Only shares affirmatively voted for any proposal by our board of directors to adjourn the special meeting, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for such a proposal. If a Transmeta stockholder abstains from voting, it will effectively count as a vote against the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement and a vote against the adjournment of the special meeting. If a Transmeta stockholder does not vote, either in person or by proxy, it will effectively count as a vote against the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement, and it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve any such proposal.

Brokers who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. Any “broker non-votes” would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on a particular proposal. Failing to instruct your broker on how to vote your shares on the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement will have the same effect as a vote against such proposal. Failing to instruct your broker on how to vote your shares on any proposal to adjourn the special meeting will have no effect on the outcome of such a proposal, but will reduce the number of votes required to approve that proposal.

The proxy card accompanying this Proxy Statement is solicited on behalf of our board of directors for use at the special meeting. Stockholders are asked to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to us. All executed, returned proxies that are not revoked will be voted in accordance with the included instructions. Signed proxies that are returned without instructions as to how they should be voted on a particular proposal at the special meeting will be counted as votes “FOR” such proposal. We are not aware of any other matters to be brought before the special meeting. However, as to any business that may properly come before the special meeting, the proxies that are executed and returned prior to the special meeting will be voted in accordance with the judgment of the persons holding such proxies.

In the event that sufficient votes in favor of the proposal are not received by the date of the special meeting, the persons named as proxies may propose one or more adjournments of the special meeting to permit further solicitation of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the special meeting.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after consummation of the merger. The instructions will provide that, at the election of the stockholder, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

Revocability of Proxies

A stockholder may revoke a proxy at any time before it is voted. A proxy may be revoked by signing and returning a proxy with a later date, by delivering a written notice of revocation to us stating that the proxy is revoked or by attending the special meeting and voting in person, although attendance of the special meeting in person will not in and of itself revoke a valid proxy that was previously delivered. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the special meeting, the stockholder must bring to the special meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the special meeting.

Solicitation of Proxies; Expenses of Solicitation

We are paying the expenses of soliciting the proxies to be voted at the special meeting. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our capital stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of capital stock and request authority for the exercise of the proxies. In these cases, we may, upon their request, reimburse such record holders for their reasonable expenses. Proxies may also be solicited by some of our directors, officers and regular employees, without additional compensation, in person or by telephone.

We also may engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation. All costs of such solicitation of proxies would be borne by us. We anticipate that should we retain the services of a proxy solicitor, that firm would receive customary fees for these services, which would not be significant. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of Transmeta common stock and preferred stock who do not vote in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is consummated, but only if they submit a written demand for appraisal prior to the vote on the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement, and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full at Appendix E to this proxy statement. See the section entitled “The Merger — Appraisal Rights” beginning on page 64.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Transmeta special meeting, please contact:

Transmeta Corporation
2540 Mission College Boulevard
Santa Clara, California 95054
Telephone: 781-652-8875
Attention: Investor Relations
E-mail: investor-relations@transmeta.com

PROPOSAL NO. 1 — ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT

THE MERGER

The following discussion summarizes the material terms of the merger. Stockholders should read the merger agreement, which is attached as Appendix A to this proxy statement, carefully and in its entirety.

General Description of the Merger

Novafora has agreed to acquire Transmeta Corporation under the terms of the Agreement and Plan of Merger, dated as of November 17, 2008, by and among Novafora, Transformer Acquisition LLC (“merger sub”) and Transmeta (the “merger agreement”) that is described in this proxy statement and attached as Appendix A. Under the merger agreement, Transmeta will be merged with and into merger sub, which will be the surviving entity in the merger. Our stockholders will receive cash in the merger in exchange for shares of Transmeta common stock and preferred stock held by them.

Merger Consideration

If the merger is consummated, (i) holders of our preferred stock will receive $7.50 in cash, without interest, in exchange for each share of our preferred stock held immediately prior to the effective time of the merger, unless such shares are converted to shares of common stock prior to the effective time, in which case such shares will receive the common share consideration described below, and (ii) holders of our common stock will receive an amount in cash, without interest, in exchange for each share of our common stock held immediately prior to the effective time of the merger, equal to the quotient obtained by dividing (1) the aggregate common stock merger consideration (determined in the manner provided below) by (2) the number of shares of our common stock outstanding as of the effective time of the merger, assuming the exercise of all vested in-the-money options.

The aggregate common stock merger consideration equals $255.6 million plus the aggregate exercise price of the vested in-the-money options less the sum of (i) the aggregate cash merger consideration payable with respect to shares of our preferred stock outstanding immediately prior to the effective time of the merger and (ii) the maximum aggregate cash consideration payable with respect to warrants to purchase Transmeta common stock outstanding as of the effective time of the merger, determined pursuant to the terms of such warrants.

The aggregate common stock merger consideration is subject to upward adjustment by the sum of, in each case determined as of the effective time of the merger:

•	the amount of any accounts receivable of Transmeta,

•	the amount of any security deposits for our operating leases, and

•	the amount, if any, by which the amount of our unrestricted cash, cash equivalents and short-term investments exceeds $244 million.

In addition, the aggregate common stock merger consideration is subject to downward adjustment by the sum of, in each case determined as of the effective time of the merger and, with respect to each of the amounts under the first eight bullets below, only to the extent unpaid as of the effective time of the merger:

•	the amount of indebtedness of Transmeta,

•	the amount of any fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other person retained by us in connection with the merger,

•	the amount of any bonus or tax gross-up payments and employer tax withholding obligations to, or severance costs and expenses of, our employees,

•	the amount of our obligations under our operating leases,

•	the amount of premiums and other costs related to our current directors’ and officers’ liability insurance policy and a six year extended reporting period endorsement with respect to that policy,

•	the amount of any accounts payable, accrued compensation expense, income tax payable, accrued restructuring costs and other accrued liabilities and current and long-term payables of Transmeta,

•	the amount, if any, by which (1) the aggregate elections made under our pre-tax flexible benefits plan exceeds (2) the aggregate amount contributed to our pre-tax flexible benefits plan through salary reductions,

•	the amount of any payments made in respect of dissenting shares, and

•	the amount, if any, by which the amount of our unrestricted cash, cash equivalents and short-term investments is less than $244 million.

The amount of any adjustments to the aggregate common stock merger consideration will not be known until the closing of the merger and will be dependent to a large extent on the timing of closing. Based in part on our current expectation that the merger will be consummated in the first quarter of 2009, we estimate that stockholders will receive between $18.70 and $19.00 for each outstanding share of Transmeta common stock held by them. If Transmeta stockholders approve the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement at the special meeting, we anticipate consummating the merger within a few days following the special meeting. Assuming the merger is consummated within a few days following the special meeting on [          ], 2009, we estimate that stockholders will receive between $[  .  ] and $[  .  ] for each outstanding share of Transmeta common stock held by them.

Effect on Outstanding Transmeta Options and Warrants

Options

If the merger is consummated, (i) each outstanding option to purchase shares of Transmeta common stock with a per share exercise price less than the per share cash merger consideration to be received by holders of our common stock in the merger, to the extent vested and exercisable as of the effective time of the merger (the “vested in-the-money options”), will be converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the difference between the per share cash merger consideration to be received by holders of our common stock in the merger, as described above, and the per share exercise price of such vested in-the-money option, by (2) the number of vested shares of Transmeta common stock underlying such vested in-the-money option, and (ii) each unvested option to purchase shares of Transmeta common stock and each outstanding option to purchase shares of Transmeta common stock with a per share exercise price greater than or equal to the per share cash merger consideration to be received by holders of our common stock in the merger, whether vested or unvested, will be automatically cancelled without any consideration payable in respect thereof.

Warrants

If the merger is consummated, holders of outstanding warrants to purchase Transmeta common stock will continue to remain outstanding, with such adjustments as specified by the terms and conditions of the warrants, and Transmeta’s contractual obligations under the warrants will be assumed by Novafora.

Pursuant to the terms of the outstanding warrants to purchase Transmeta common stock, upon and following the consummation of the merger, the holder of each of these warrants will have the right to receive, upon exercise of the warrant, a cash payment equal to (1) the number of shares of Transmeta common stock underlying the warrant multiplied by (2) the per cash merger consideration to be received by holders of our common stock in the merger. In addition, the holder of a warrant will be entitled to receive, in lieu of the cash payment described in the preceding sentence and at the holder’s option, exercisable at any time concurrently with or within 30 days following the consummation of the merger, cash in an amount equal to the value of the remaining unexercised portion of the warrant, as determined using the remaining term of the warrant as of the closing date of the merger, in accordance with a Black-Scholes option pricing model.

Background to the Merger

For the past several years we have actively pursued a variety of business development opportunities to improve our financial results and maximize our stockholder value, including strategic collaborations, licensing transactions, strategic financings, acquisitions and divestitures. From time to time we have also received indications of interest from third parties regarding strategic transactions, such as investments, acquisitions and divestitures. We have also regularly engaged and sought advice from independent legal and financial advisors regarding such opportunities.

In 2007, after having experienced negative cash flows from operations and incurred substantial operating losses for several years, we restructured our operations, ceased or exited several of our legacy lines of business, substantially reduced our workforce, initiated the closure of our offices in Taiwan and Japan, substantially replaced our management team, and focused on developing and licensing our technology and intellectual property as our core business. In October 2007, we entered into and announced a binding term sheet with Intel Corporation (“Intel”) to settle all claims between us and Intel in patent infringement litigation pending in the United States District Court for the District of Delaware. On December 31, 2007, we entered into a settlement agreement with Intel resolving that litigation and licensing to Intel our patents and certain technologies. The settlement agreement provided for Intel to make an initial $150 million payment to us within 30 days of December 31, 2007. In addition, the Intel agreement provided for us to receive from Intel a future stream of annual payments of $20 million on January 31 of each of the next five years, 2009 through 2013 (the “Intel Receivable”). As a result of our 2007 operations, we generated negative cash flows from operations of $43.5 million, and incurred a net loss attributable to common stockholders of $66.8 million.

As we entered 2008, we had cash, cash equivalents and short term investments of approximately $18.6 million.

On January 15, 2008, our board of directors held its first regular meeting of fiscal 2008. Members of our management team and representatives of our outside legal counsel, Fenwick & West LLP (“Fenwick & West”), were present for that meeting. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. After having met with a number of financial advisors over the prior two months to evaluate our strategic business options, members of our management team made presentations regarding, and our board of directors discussed at length, the benefits and challenges of our various potential business opportunities with other companies (including potential merger and acquisition scenarios involving Transmeta) and possibilities for distributing surplus cash, if any, to stockholders by means of a special dividend or stock repurchase. Members of our management team also reviewed certain goals and opportunities relating to the management of our intellectual property assets and the status of our dialogue with certain other companies and intellectual property acquisition and management firms. Members of our management team also described a proposed policy regarding our management of the cash payment of $150 million that we expected to receive from Intel in January 2008, and our board of directors authorized and directed our management team to adopt and follow that policy to preserve the value of our cash pending decisions about our strategic direction.

On January 15, 2008, following the meeting of our board of directors, we initiated a process to select and retain on an exclusive basis a financial advisor to assist us in evaluating our strategic business options.

On January 18, 2008, a representative of a company publicly traded in the United States (“Company A”) contacted Lester M. Crudele, our chief executive officer, by telephone and verbally expressed interest in a potential acquisition of Transmeta by Company A, subject to due diligence and pursuant to a corporate nondisclosure agreement between Transmeta and Company A.

On January 24, 2008, members of our management team met with representatives of Company A at our corporate offices in Santa Clara, California, to discuss a potential business combination. At that meeting, and in various telephone conversations and meetings over the next few weeks, we provided certain information relating to our business and certain of our assets, as requested by Company A.

On January 28, 2008, we timely received from Intel a scheduled payment of $150 million cash pursuant to our definitive settlement agreement with Intel dated December 31, 2007.

On January 31, 2008, we became aware of a letter from Riley Investment Management LLC (“RIM”) to our board of directors expressing interest in seeking to acquire all of the outstanding shares of Transmeta common stock not already owned by RIM or its affiliates for $15.50 per share in cash, subject to a number of conditions. The letter from RIM stated that the price represented both a premium of approximately 21% percent over the closing price of our common stock on January 30, 2008 as well as a premium of approximately 19% over the average closing price of our common stock for the 30 previous trading days. In its letter, RIM stated its belief that the $15.50 per share price would provide liquidity to existing investors and return value to existing investors that RIM believes would be wasted if management proceeds with its current strategy. The proposal was non-binding and subject to conditions enumerated in the letter, including completion of satisfactory due diligence and negotiation of mutually acceptable definitive agreements.

On February 1, 2008, we issued a press release and filed a report on Form 8-K confirming our receipt of the January 31, 2008 letter from RIM, and stating that, consistent with its fiduciary duties, our board of directors would carefully consider and evaluate in due course RIM’s unsolicited indication of interest.

On February 3, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Members of our management team reported that, as requested by our board of directors, they had approached multiple investment banks about possibly serving as our financial advisor. Members of our management team described the qualifications and characteristics of the candidate investment banks as well as their recent communications with those candidates. Members of our management team and our board of directors also reviewed and discussed in detail the January 31, 2008 written expression of interest by RIM. Following discussion, our board of directors instructed our management team to complete our process for engaging a financial advisor by meeting with candidate investment banks and to engage an investment bank as our financial advisor.

After discussions with several candidate investment banks throughout January 2008 and early February 2008, we engaged Piper Jaffray & Co. (“Piper Jaffray”) as our financial advisor on February 6, 2008.

On February 7, 2008, we issued a press release and filed a report on Form 8-K announcing our engagement of Piper Jaffray to work with our board of directors and management team to help us to identify options to enhance stockholder value, and to assist us in evaluating and responding to the indication of interest from RIM dated January 31, 2008. We also announced that our board of directors was undertaking a thorough and prompt assessment of RIM’s indication of interest, and stated that we did not expect to complete that assessment by RIM’s requested February 8, 2008 date.

Over the next several weeks, members of our management team participated in multiple meetings and telephone conferences with representatives of Piper Jaffray to discuss and provide information regarding our present business and financial position, our various strategic opportunities, our relationships and pending discussions with other companies and our intellectual property and other assets.

On February 13, 2008, a representative of a company publicly traded in the United States (“Company B”) contacted members of our management team by telephone and expressed interest in a potential acquisition of Transmeta by Company B, subject to due diligence and pursuant to a corporate nondisclosure agreement between Transmeta and Company B.

Also on February 13, 2008, we became aware of a letter dated February 13, 2008 from RIM to our board of directors purporting to extend by two weeks to the close of business on February 28, 2008, the expiration of RIM’s expression of interest dated January 31, 2008. The February 13, 2008 RIM letter further indicated that, at the conclusion of that two-week extension period, any additional bids from RIM would reflect RIM’s estimates of our cash burn from defending against RIM’s inquiries as well as our daily cash burn from operations.

On February 14, 2008, we met with a representative of Company B at our corporate offices in Santa Clara, California. At that meeting, the representative of Company B reiterated Company B’s previously stated interest in, among other things, a potential acquisition of our outstanding securities by Company B, subject to due diligence and negotiation of a definitive agreement with customary closing conditions. We discussed a process and next steps for supporting Company B’s evaluation of business.

Over the course of the next several weeks, members of our management team participated in continuing but separate strategic discussions with representatives of each of Company A and Company B, including multiple telephone conferences and meetings conducted in our corporate offices and pursuant to corporate nondisclosure agreements. In the course of those discussions, we provided to Company A and Company B confidential information regarding our present business and financial position, our various strategic opportunities and our intellectual property and other assets.

On February 20, 2008, our board of directors held a special telephonic meeting to discuss several matters, including the recent expressions of interest that we had received from Company A, Company B and RIM. Members of our management team and representatives of Fenwick & West and Piper Jaffray were present at that meeting. Representatives of Piper Jaffray discussed with our board of directors and management our current business and strategic position and opportunities, and a proposed process by which we would explore our strategic alternatives. Legal counsel from Fenwick & West reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Piper Jaffray presented to our board of directors a preliminary framework for our board of directors to determine the appropriate next steps with respect to: evaluating our stand-alone business strategy inclusive of buy-side acquisition opportunities, evaluating the unsolicited expression of interest by RIM to acquire Transmeta, handling and evaluating inquiries or expressions of interest received from other potential acquirers (including Company A and Company B), and contacting a select group of additional potential acquirers. Piper Jaffray recommended that we undertake a dual-track evaluation of buy-side and sell-side alternatives and, at an appropriate later date, focus exclusively on one of those tracks. Our board of directors and management discussed in detail the recommendations of Piper Jaffray. Following that discussion, our board of directors authorized and directed our management team and Piper Jaffray to proceed with a dual-track evaluation of our buy-side and sell-side alternatives.

During February and March 2008, representatives of Piper Jaffray and our management team conducted a program to identify and evaluate our sell-side strategic alternatives by contacting at least 18 potential acquirers of Transmeta, including potential strategic and financial acquirers. Those potential acquirers were identified based on, among other things, their experience and position in our business and industry, their strategic fit and practical ability to use and derive value from our assets, our experience and relationships with them, and our perception regarding their ability to finance and timely complete a potential acquisition for the benefit of our stockholders. During that period we entered into or reconfirmed existing mutual confidentiality agreements with at least six of those potential acquirers, and we held meetings, telephone conference calls or both with representatives of four interested parties. Of these, we received nonbinding indications of interest from at least four potential acquirers, including RIM, Company A, Company B and a private equity firm (“Company C”). In addition, several of the potential acquirers who declined the opportunity to bid to acquire all of our outstanding capital stock during this period expressed interest in acquiring some or all of our intellectual property, including our patent portfolio.

In parallel with our sell-side evaluation, and in accordance with Piper Jaffray’s recommendation and the direction of our board of directors, representatives of Piper Jaffray and our management team also conducted a program to identify and evaluate our buy-side strategic alternatives by contacting at least ten potential partners for us to acquire. These potential buy-side partners were identified based on, among other things, their industry focus, revenue scale and growth prospects, validated technology and customers, and ability to leverage our developed intellectual property for stockholder value. During that period we entered into or reconfirmed existing mutual confidentiality agreements with four of those potential partners, and we held meetings or telephone conference calls or both with all interested parties.

During this same period, and throughout 2008, our management team also continued to focus our business operations on the development, management and monetization of our intellectual property rights, including confidential business discussions or negotiations pursuant to nondisclosure agreement with multiple firms and companies, including both privately held and publicly traded companies, that expressed interest in acquiring, licensing, co-venturing with us or otherwise managing or assisting us in the analysis and marketing of our patents and other intellectual property rights. We coordinated our strategy and efforts to monetize our patent position and intellectual property rights with our evaluation of our strategic business alternatives as part of an integrated effort to maximize stockholder value. Our efforts to monetize our intellectual property rights during 2008 resulted in our achieving significant non-exclusive intellectual property licensing transactions with Advanced Micro Devices, Inc. (“AMD”), Intel, and NVIDIA Corporation (“NVIDIA”) during the second half of 2008, as referenced below.

On February 22, 2008, representatives of our management team and Fenwick & West held a conference call with representatives of Company B regarding various due diligence matters, including our intellectual property, contractual commitments, outstanding licenses, and contingent liabilities.

During February 25, 2008 through February 28, 2008, we responded to various diligence requests from Company A regarding our business and financial position intellectual property and contractual commitments.

On February 26, 2008, representatives of our management met with representatives of Company B to continue diligence discussions.

On February 28, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel from Fenwick & West reviewed with our board of directors its fiduciary duties to Transmeta and our stockholders. Management summarized recent discussions with Company A and Company B. Representatives of Piper Jaffray then summarized recent communications with a select group of additional potential acquirers as well as recent communications with a select group of potential companies that we might consider acquiring. Our board of directors also discussed with management and representatives of Piper Jaffray the January 31, 2008 expression of interest by RIM to acquire all outstanding shares of Transmeta common stock not already owned by RIM or its affiliates for $15.50 per share in cash, and that RIM had extended the deadline for the expiration of that expression of interest until February 28, 2008. Piper Jaffray reviewed the estimated cash liquidation value prepared by management and explained that the proposal from RIM fell below that estimate. Our board of directors then evaluated and discussed the proposal from RIM and the value of our business, assets and opportunities. During this discussion, our board of directors considered, among other things, our belief that the $15.50 per share in cash proposal did not reflect the true potential value of our common stock and that we believed that alternative strategies would likely result in greater returns to our stockholders. Following this discussion, our board of directors unanimously resolved to reject the proposal from RIM and to send to RIM a letter to that effect.

On February 28, 2008, we sent to RIM and filed with the SEC a letter to RIM responding to the RIM expression of interest to the effect that its $15.50 per share indication of interest is not in the best interests of our stockholders because it undervalues our assets, business and opportunities.

On February 29, 2008, a representative of Company B contacted our representative at Piper Jaffray by telephone and verbally expressed interest in a potential acquisition of our common stock for $16.50 per share in cash, subject to due diligence and a period of exclusivity.

Over the course of the next ten days, our management continued to communicate with representatives of Company A and Company B with respect to due diligence inquiries, Company B’s request for exclusivity and the pricing of a potential transaction.

On March 5, 2008, our representatives at Piper Jaffray received a telephone call from a representative of Company C expressing potential interest in acquiring the capital stock of Transmeta for cash, subject to due diligence, exclusivity and financing of the Intel Receivable.

On March 7, 2008, a representative from Piper Jaffray met with a representative from Company B to discuss the timeline of a potential written indication of interest from Company B.

On March 10, 2008, we received a letter from the chief executive officer of Company B expressing interest in acquiring all of our outstanding securities for $17.50 per share in cash, subject to confirmatory due diligence and negotiation of a mutually acceptable definitive acquisition agreement. The letter from Company B stated that Company B’s proposal represented a 36% premium over the closing price of Transmeta common stock of $12.83 on March 7, 2008. The letter further provided that the offer would expire by its terms on March 14, 2008.

On March 11, 2008, our board of directors held a regular meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Members of our management team summarized the status of our actions to evaluate and manage our intellectual property and our discussions with third parties toward potential strategies for monetization of our patent rights. Management summarized recent discussions with Company A and Company B. Management distributed copies of the March 10, 2008 indication of interest from Company B to acquire all of our outstanding equity securities for cash. Our board of directors then discussed at length Company B’s indication of interest, the value of Transmeta provided for by the indication of interest, and the process of engaging with Company A and Company B. Our board of directors then discussed our business prospects continuing as a stand-alone company. Representatives of Piper Jaffray summarized recent communications with a select group of additional potential acquirers. Representatives of Piper Jaffray also then summarized recent communications with a select group of potential companies that we might consider to acquire.

On March 12, 2008, representatives of our management team and Piper Jaffray met with representatives of Company C and their financial advisors at our corporate offices in Santa Clara, California. Over the course of the next week, representatives of Transmeta and Company C continued to communicate regarding Company C’s due diligence efforts relating to our business and financial position and our intellectual property portfolio, all pursuant to a corporate nondisclosure agreement between Transmeta and Company C.

On March 14, 2008, we received a letter from the chief executive officer of Company A expressing interest in acquiring all of our outstanding securities for $16.00 per share in cash, subject to due diligence and a 45-day period of exclusivity in which to negotiate a definitive merger agreement. The letter from Company A stated that the price represented a 21% premium over the average closing prices for our common stock for the period beginning with the announcement of the Intel settlement through to March 13, 2008.

On March 15, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Management explained that it had been provided a written indication of interest by Company A to acquire all the outstanding common stock of Transmeta. Our board of directors acknowledged receipt of a copy of that indication of interest and discussed the price set forth in that indication of interest. Our board of directors and management then discussed the response to Company A. Representatives of Piper Jaffray advised our board of directors on the timing and nature of that response. Our board of directors and management then discussed communicating with Company B regarding its indication of interest. Representatives of Piper Jaffray advised our board of directors on those communications.

On March 15, 2008, following the meeting of our board of directors, we held a meeting with representatives of Company A to discuss Company A’s offer of March 14, 2008, including our business and financial position, the transaction price and exclusivity.

On March 16, 2008, a representative of Company A contacted Mr. Crudele by telephone and verbally indicated that Company A would provide a revised written expression of interest in potentially acquiring Transmeta for approximately $267 million in cash, subject to due diligence. Our management advised our board of directors of that communication on March 16, 2008.

On March 17, 2008, we received from Company A a revised non-binding preliminary indication of interest to purchase 100% of the outstanding equity of Transmeta at a total price of $267 million in cash, subject to due diligence and a 30-day period of negotiation exclusivity.

Also on March 17, 2008, Piper Jaffray discussed with Company B feedback from the board of directors regarding Company B’s expression of interest.

On March 18, 2008, we informed our board of directors that both Company A and Company B had inquired into what transaction price would be needed in order for Transmeta to provide for a period of exclusive negotiations and that management was encouraging both Company A and Company B to move forward without such exclusivity.

Over the next few days, members of our management team and our financial advisor communicated with representatives of Company A, Company B and Company C regarding their respective indications of interest and requests for exclusivity. In the course of those communications, we learned that the March 17, 2008 indication of interest from Company A was based in part on a particular treatment of the cash proceeds from the exercise of our outstanding warrants and stock options that would result in a lower per share price payable to our stockholders than was apparent on the face of the March 17, 2008 indication of interest letter from Company A.

On March 21, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Representatives of Piper Jaffray summarized multiple recent separate communications with Company A and Company B regarding their respective indications of interest in potentially acquiring Transmeta. Our board of directors and management then considered further discussions with Company A and Company B. Representatives of Piper Jaffray advised our board of directors on those discussions. Our board of directors discussed strategic discussions with other parties. Our board of directors authorized our management to continue to engage with Companies A, B and C to further advance discussions with each.

On March 21, 2008, following the meeting of our board of directors, representatives of Company A advised us that they were withdrawing the March 17, 2008 indication of interest in a potential acquisition of Transmeta by Company A, but that they were interested in exploring potential transactions for Company A to acquire certain of our intellectual property assets.

On March 21, 2008, representatives of Company C verbally indicated interest in acquiring all outstanding shares of Transmeta common stock for $16.50 per share, subject to finalization of their due diligence and financing of the Intel Receivable. Company C also expressed interest in partnering with one or more third parties to explore any potential for increasing the offer price per share. Over the course of the next three months, we continued communications and due diligence discussions with representatives of Company C, their financial advisors, and certain third parties that were brought into and included in those discussions by Company C from time to time pursuant to confidentiality agreements.

On March 21, 2008, we communicated with representatives of Company B regarding price and process for continued engagement. Over the next week, our management and financial advisor communicated with representatives of Company B and Company C regarding their respective indications of interest, our business and financial position, transaction pricing, their requests for exclusivity and Company C’s ability to arrange financing for the transaction including financing required to monetize the Intel Receivable.

On March 28, 2008, a representative of Company B communicated to our representative at Piper Jaffray a verbal revised expression of interest in a potential acquisition of Transmeta for $19.00 per share, subject to due diligence and negotiation of a mutually acceptable definitive acquisition agreement.

On March 29, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Our management summarized recent discussions with Company A, and explained that Company A had communicated that it was interested in acquiring assets from Transmeta, but not to acquire Transmeta as a whole. Our management then summarized recent discussions with Company B, explaining that Company B had indicated that it was interested in potentially acquiring all of our outstanding securities for cash and proceeding with confirmatory diligence at a rapid pace. Our board of directors then discussed Company B’s indication of interest. Our management and representatives of Piper Jaffray then summarized recent communications with multiple other parties respecting a potential transaction for the sale of Transmeta. Following the discussion, our board of directors directed management to continue its discussions with Company B and each of the other parties respecting a potential sale transaction.

On March 31, 2008, we met with representatives of Company B, including their outside legal counsel and certain finance professionals, at the offices of our legal counsel at Fenwick & West in Mountain View, California. We discussed and proceeded with due diligence, presentations regarding our business and financial position, integration process and set a goal of completing negotiation of a definitive agreement on or before April 7, 2008.

On April 1, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Members of our management team described the meeting with representatives of Company B during the preceding day and summarized the timeline and action items that Company B had proposed for completing diligence and negotiating and signing a definitive agreement for Company B to acquire Transmeta. Members of our management team also summarized certain scheduled discussions with several other third parties regarding potential transactions for the sale of Transmeta. Following the discussion, our board of directors directed management to continue discussions with Company B and each of the other parties respecting a potential transaction for the sale of Transmeta.

On April 1, 2008, we received from Company B a draft form of definitive agreement that included a transaction price of $19.00 per share in cash and a termination fee of $8 million payable by Transmeta to Company B in the event of our termination of the definitive agreement under certain circumstances.

Over the next week, our management and financial advisors negotiated with representatives of Company B the draft form of the definitive agreement including termination fee while supporting Company B’s due diligence efforts.

On April 3, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Management summarized the recent diligence discussions with Company B, the status of the potential transaction with Company B, and the timeline to completing a potential merger agreement with Company B. Fenwick & West described in detail the material terms of the draft forms of definitive agreement and voting agreement that had been provided by Company B and previously circulated by management to our board of directors. Our board of directors discussed the status and structure of that potential transaction. Following the discussion, our board of directors directed management to continue to evaluate strategic alternatives and to continue to negotiate the terms of a definitive agreement with Company B.

On April 5, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Representatives of Piper Jaffray and management described meetings and conversations with Company B regarding a potential transaction for the sale of Transmeta. Our board of directors discussed the status and structure of that potential transaction. Following the discussion, our board of directors directed management to continue its discussions with Company B respecting a potential sale of Transmeta.

On April 8, 2008, a representative of a company publicly traded in the United States (“Company D”) communicated to our representative at Piper Jaffray an expression of interest in a potential transaction for Company D to acquire or license certain technology and related intellectual property from Transmeta.

During April 8, 2008 to April 12, 2008, our representative at Piper Jaffray encouraged representatives of Company D to consider an acquisition of 100% of our outstanding securities rather than a more limited transaction involving certain of our technologies and intellectual property. On April 13, 2008, our management and representatives of Company D amended an existing corporate nondisclosure agreement between Transmeta and Company D in order to support our confidential business and due diligence discussions with Company D through at least the second quarter of 2008. Over the course of the next month, our management and financial advisors participated in multiple meetings and telephone conferences with representatives of Company D to support Company D’s due diligence efforts regarding our business and financial position, and our intellectual property and other assets.

On April 16, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Representatives of Piper Jaffray and management described recent meetings and conversations with each of Company B and Company D regarding potential transactions for the sale of Transmeta. Our board of directors discussed the terms, parties and timelines for each such potential transaction. Members of our management team and Piper Jaffray summarized discussions with several other parties regarding the potential sale of Company assets. Following the discussion, our board of directors directed our management to continue its discussions with Company B, Company C, Company D and each of the other parties respecting a possible transaction for a sale of Transmeta.

During the next two weeks, we met and communicated by telephone with representatives of each of Company B, Company C and Company D in response to their respective requests for information about our business and intellectual property.

On April 29, 2008, our board of directors held a regular meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Representatives of Piper Jaffray made a presentation and members of our management team summarized recent discussions with Company B, Company C and Company D. Our board of directors discussed at length potential structures for transactions with each of those parties. Our board of directors then discussed our business prospects continuing as an independent company and our recent communications with Bryant Riley of RIM regarding Mr. Riley’s request for representation on our board of directors. Our board of directors directed Piper Jaffray and management to pursue discussions with Company B, Company C and Company D, and to consider further a select group of potential companies that we might consider as acquisition candidates.

On May 6, 2008, a representative of Company B informed us that Company B had decided that it was unable to pursue an acquisition of Transmeta, but that Company B would be interested in exploring potential alternative transactions, including the acquisition of certain of our intellectual property assets.

On May 8, 2008, a representative of Company D contacted our representatives at Piper Jaffray and verbally expressed an offer to purchase all outstanding shares of Transmeta common stock for $18.00 per share in cash, subject to due diligence and negotiation of a mutually acceptable definitive agreement.

On May 14, 2008, members of our management team met with representatives of Company D to discuss our business and financial position and conduct due diligence.

Over the next two months, our management and financial advisors communicated with representatives of Company D in support of Company D’s due diligence efforts, discussions on our business and financial position and negotiation on transaction price.

On May 23, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Our board of directors discussed the process to consider nominations to our board of directors to be submitted at our annual meeting of stockholders and the two candidates proposed by RIM. At the special meeting, our board of directors authorized Transmeta management to continue to evaluate strategic alternatives and to continue discussions with Company C and Company D as well as continue to evaluate selected companies to acquire.

On or about May 23, 2008, representatives of Novafora contacted John O’Hara Horsley, our executive vice president, general counsel and secretary, and suggested, among other things, that Mr. Horsley meet with representatives of Novafora to explore strategic opportunities between Transmeta and Novafora. Mr. Horsley expressed interest in such a meeting and suggested that Novafora enter a confidentiality agreement with Transmeta as part of our process for evaluating our strategic alternatives.

On May 27, 2008, Mr. Horsley held a confidential business meeting with representatives of Novafora in Santa Clara, California. Mr. Horsley confirmed that we were in the process of exploring our strategic alternatives, including potential business combinations with other companies; that we were already engaged in confidential discussions under nondisclosure agreements with multiple third parties that had expressed interest in a business combination with Transmeta or in acquiring or licensing our intellectual property; and that several third parties had also expressed interest in buying all or part of our patent portfolio. Novafora expressed interest in discussing a potential business combination or other strategic relationship whereby Novafora could leverage our intellectual property position and gain access to certain of our technologies. Mr. Horsley recommended that Novafora enter a nondisclosure agreement and establish communication with our financial advisors at Piper Jaffray, and proposed that a broader management group from both companies meet for further discussions. That same day, Novafora contacted our financial advisor at Piper Jaffray to make introductions and begin negotiating a nondisclosure agreement in the context of our strategic alternatives evaluation process.

During early June 2008, we were contacted on a confidential basis by several individuals, including former employees of Transmeta who were not then affiliated with any business organization, who expressed interest in developing a proposal for a potential acquisition of Transmeta or certain of our intellectual property with outside financing.

On June 4, 2008, representatives of Novafora contacted Mr. Horsley to confirm Novafora’s interest in further discussions with Transmeta and to discuss the scope and scheduling of follow-up telephone conferences and business meetings.

On June 6, 2008, our board of directors held a regular meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Members of our management team summarized recent discussions with Company C, Company D and Novafora, and our board of directors discussed at length potential structures of transactions with each entity. Our board of directors then discussed our business prospects as a stand-alone entity. Management described discussions with various third parties toward potential strategies for monetization of our patent rights, including a term sheet recently proposed by another company providing, among other things, for Transmeta to grant a non-exclusive license to our patents and certain of our technologies. R. Hugh Barnes, the chairman of our board of directors, described recent communications with Bryant Riley regarding RIM’s request for representation on our board of directors, and Murray Goldman, the chairman of the nominating and governance committee of our board of directors, reported on meetings and interviews with each of Mr. Riley and J. Michael Gullard on behalf of the committee. At the meeting, our board of directors authorized our management team to continue to evaluate strategic alternatives and to continue to engage with Company D and Novafora as well as continue to selectively investigate companies to acquire.

On June 6, 2008 and June 7, 2008, representatives of Novafora provided to our management some information about Novafora pursuant to our mutual confidentiality agreement, and representatives of both companies conducted a telephone conference including Messrs. Crudele and Horsley for Transmeta, and representatives of Novafora.

On June 10, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Mr. Barnes described recent communications with Bryant Riley of RIM regarding Mr. Riley’s request for representation on our board of directors. Legal counsel from Fenwick & West summarized the terms of an agreement proposed by counsel for Mr. Riley and RIM. Our board of directors discussed those terms and directed our management and our legal counsel at Fenwick & West to continue their discussions with Mr. Riley and RIM.

On June 17, 2008, representatives of Novafora met with members of our management team at Transmeta’s offices in Santa Clara, California, to discuss the potential for a business combination or other strategic relationship between Novafora and Transmeta. Messrs. Crudele and Horsley and Sujan Jain, our executive vice president and chief financial officer, attended the meeting for Transmeta, along with a representative of Piper Jaffray.

On June 18, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. As requested and discussed by our board of directors at its meeting of June 6, 2008, members of our management team outlined and described our present strategic alternatives, including recent communications with various third parties and candidate scenarios for time frames to completion, as well as dividend, stock repurchase and corporate dissolution scenarios. Representatives of Piper Jaffray reported on the status of discussions with certain third parties and outlined steps and timing for a potential dissolution process. Legal counsel described recent communications from and with Bryant Riley and legal counsel for RIM regarding Mr. Riley’s request for representation on our board of directors.

On June 26, 2008, the financial advisor for Company C contacted our representative from Piper Jaffray to communicate that Company C was to partner with a private equity company (“Company E”), and communicated a verbal indication in the range of $16.50 per share to acquire 100% of the equity of Transmeta.

On July 1, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Members of our management team reported on certain recent communications with various third parties regarding our strategic alternatives. Mr. Barnes also described recent communications with Bryant Riley of RIM regarding Mr. Riley’s request for representation on our board of directors. Mr. Barnes summarized the terms of a proposed agreement respecting these matters, and our legal counsel responded to questions from our board of directors regarding the terms and process for completing such an agreement. Following discussion, our board of directors authorized our officers to offer and negotiate an agreement with RIM, subject to final approval by our board of directors, and authorized Transmeta management to continue to evaluate strategic alternatives and to continue to engage with Novafora, Company C, Company D and Company E, as well as to continue to investigate potential companies to acquire.

On July 3, 2008, Mr. Horsley participated in a telephone conference with representatives of Novafora and outside legal counsel for Novafora, to discuss certain aspects of Transmeta’s intellectual property position, including our patent portfolio and license commitments to third parties.

On July 9, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Our board of directors reviewed with our legal counsel and discussed the material terms of a proposed agreement with RIM and Mr. Riley. After a full discussion, our board of directors unanimously approved the agreement, pursuant to which we agreed to appoint Mr. Gullard to our board of directors and to nominate Mr. Riley for election to our board of directors at our annual meeting of stockholders, and Mr. Riley and RIM agreed to abide by certain confidentiality and standstill obligations through the completion of our 2010 annual meeting, including an agreement not to acquire an aggregate beneficial ownership position of more than 13% of Transmeta’s outstanding common stock. We subsequently entered into the agreement with RIM on July 11, 2008.

On July 14, 2008, a representative of Company D communicated by telephone to our management that Company D was interested in exploring alternative transactions in preference to the proposed acquisition of 100% of the stock of the Company.

On July 15, 2008, our board of directors held a regular meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Members of our management team summarized for our board of directors our recent separate discussions with Novafora, Company C (including Company E), Company D and various other third parties. Our board of directors discussed at length scenarios and contingencies for potential transactions with various third parties. Management also reported on our efforts and difficulties in attempting to monetize for present value of the Intel Receivable, including discussions with banks, private equity funds and other financial institutions. Our board of directors authorized management to negotiate with Intel to accelerate that future income stream. Management also described discussions with third parties toward potential strategies for monetization of our patent rights, including the terms of a proposed non-exclusive patent and technology license by us to NVIDIA. Following discussion, our board of directors unanimously approved the proposed terms of a non-exclusive license to NVIDIA and authorized our officers to negotiate, execute and deliver a definitive agreement with NVIDIA on those terms.

During the third quarter of 2008, consonant with the instruction of our board of directors, we engaged with Intel in confidential business discussions in order to explore, among other things, Intel’s interest in certain of our legacy technologies and Intel’s willingness to accelerate payment of the Intel Receivable, which removed buyer uncertainty regarding both the receipt of the future payments from Intel by a successor as well as the present valuation of that future income stream. The substance of our 2008 discussions with Intel were and are confidential, but the fact of those discussions is mentioned here because they materially affected our strategy and the pacing of our negotiations with other parties for the potential sale of Transmeta, and we believe that such discussions produced a transaction during the third quarter of 2008 that materially enhanced our ability to realize the fullest possible value for our stockholders.

Between July 21, 2008 and August 1, 2008, Company C, Company D and Company E conducted diligence with Transmeta on a variety of topics, including, but not limited to business and financial position contracts, contingent liabilities and intellectual property.

On July 30, 2008, Novafora informed us that they had hired GCA Savvian Advisors (“Savvian”) to assist Novafora in its efforts to acquire Transmeta. In the past, we had from time to time discussed some of our potential strategic alternatives with Savvian advisory personnel under nondisclosure agreements, and a predecessor firm to GCA Savvian had previously provided financial advisory services for Transmeta, although that prior advisory relationship had been fully terminated prior to Savvian’s engagement by Novafora to assist Novafora in its efforts to acquire Transmeta. Between July 30, 2008 and August 14, 2008, Novafora’s financial advisors reviewed certain information and materials that we had provided previously to Novafora.

On August 1, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Management reported that we had completed and entered into a non-exclusive patent and technology licensing agreement with NVIDIA on terms and conditions previously approved by our board of directors. Members of our management team then summarized recent discussions with Novafora, Company C, Company D, Company E and various other third parties regarding our strategic alternatives. At the special meeting, our board of directors authorized Transmeta management to continue to evaluate strategic alternatives and to continue to engage with Novafora, Company C, Company D and Company E, as well as to continue to investigate potential companies to acquire.

On August 6, 2008, we released our financial results. In addition, we announced that we would continue to actively explore a full range of strategic alternatives and continue to be engaged in discussions with other companies about potential ways to increase value for all of our stockholders.

On August 14, 2008, we were contacted by Savvian on behalf of Novafora requesting additional information for Novafora’s due diligence process. We communicated with Novafora’s representatives and financial advisor regarding due diligence requests and our business and financial positions, including a conference call on August 19, 2008.

Also on August 14, 2008, Company C submitted a non-binding letter of intent to acquire Transmeta for $257 million in cash, or approximately $16.86 per share of Transmeta’s common stock, based on certain assumptions and subject to due diligence, financing of the Intel Receivable and other conditions. The letter of intent from Company C further provided that the transaction price assumed either the liquidation of the Intel Receivable at the time of closing with a third party approved by Company C or the transfer of the Intel Receivable to an independent trust for the benefit of Transmeta’s stockholders. Based on Company C’s assumptions, the letter of intent from Company C contemplated a per share price of approximately $16.86, or a premium of 24% over our 200 trading day average price of $13.62 per share. The letter of intent from Company C provided a period of 30 to 45 days for Company C to conduct its due diligence investigation of Transmeta, an exclusivity period of at least 60 days during which we would not engage in any discussion or negotiation regarding any potential alternative transaction, and a termination fee of 3% payable by us to Company C in the event of our termination of the definitive agreement under certain circumstances. The letter of intent from Company C provided that it would expire by its terms if not accepted in writing on or before August 20, 2008.

Over the course of the next two weeks, members of our management team and representatives of Piper Jaffray communicated by telephone and email with representatives of Company C and their financial advisors to understand in detail the letter of intent submitted by Company C. In the course of those discussions, we learned that the transaction price of $257 million included the value of the Intel Receivable at a face value of $100 million with a downward adjustment to transaction price if the value received on liquidation of the Intel Receivable was less than $100 million. In addition, the transaction price included the cash proceeds from the exercise of our outstanding warrants and in-the-money stock options. These adjustments to the transaction price would have yielded a transaction value that was more than $20 million less than the value of Transmeta’s cash plus certain liquid assets minus certain liabilities.

On August 15, 2008, a representative from Piper Jaffray met with an individual affiliated with Company E to discuss Company E’s continued interest in a potential acquisition of Transmeta and the possibility of a transaction with Company E separate from a combined transaction with Company C and Company E combined.

On August 20, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Members of our management team reported that we had received a letter of intent from Company C expressing interest in acquiring Transmeta. Our board of directors discussed that proposal and determined that it did not sufficiently value Transmeta. Our board of directors directed management to continue negotiations with Company C and Company E. Members of our management team then summarized the status of discussions with other third parties regarding various strategic alternatives. Management and legal counsel from Fenwick & West reviewed the requirements to be satisfied if we were to decide to distribute a portion of our cash to stockholders by cash dividend or stock repurchase. Our board of directors directed management to prepare and provide a comprehensive analysis of dividend and stock repurchase scenarios as an alternative to a potential sale of Transmeta.

On August 27, 2008, Novafora’s financial advisor at Savvian sent us a written non-binding indication of interest from Novafora to acquire Transmeta for an amount equal to Transmeta’s net cash position at closing plus $40 to $60 million subject to due diligence, financing and 45-day period of exclusivity. The Novafora indication of interest requested a response on or before September 5, 2008.

Upon receiving the Novafora expression of interest on August 27, 2008, we contacted Novafora’s representatives and financial advisor to discuss the terms of that proposal and sources of Novafora’s proposed financing. In the course of those discussions, and upon our inquiry, Novafora’s financial advisor informed us that the initial $40 to 60 million cash offer from Novafora included the value that Novafora proposed to pay for the Intel Receivable.

On August 28, 2008, our board of directors held a regular meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Management reported that we had received from Novafora a proposal to acquire Transmeta. Our board of directors discussed that proposal and determined that it did not provide sufficient value for Transmeta stockholders. Our board of directors directed management to continue negotiations with Novafora. Management then summarized the status of discussions with Company C, Company D, Company E and other third parties regarding various strategic alternatives. Management provided an overview of requirements to be satisfied if we were to distribute a portion of our cash to stockholders via cash dividend or stock repurchase and a comprehensive analysis of the same. Our board of directors directed management to prepare further analysis of a potential cash dividend or stock repurchase, as well as analysis of a complete liquidation and corporate dissolution process as an alternative to a potential sale of Transmeta.

On September 2, 2008, representatives of Company C communicated via telephone to us that Company C was revising the value of its cash offer to approximately $10 million to $15 million less than the value of Transmeta’s cash plus certain liquid assets minus certain liabilities.

On September 8, 2008, members of our management team met with certain individuals affiliated with Company E regarding a potential acquisition of our outstanding securities by Company E.

On September 16, 2008, members of our management team held a meeting with representatives of Company E regarding a potential acquisition of our outstanding securities by Company E, subject to due diligence. During the meeting, we discussed our business and financial position, various strategic opportunities and intellectual property and other assets.

On September 16 and 17, 2008, we were contacted by and communicated with representatives and financial advisors for Novafora regarding Novafora’s interest in a potential acquisition of Transmeta, including, among other things, potential means for the monetization of the Intel Receivable.

On September 17, 2008, we received from Novafora a revised non-binding indication of interest signed by the chief executive officer of Novafora, proposing to acquire Transmeta for approximately $16.00 to 16.50 per share, subject to due diligence, financing and a period of exclusivity.

On September 18, 2008, we held our annual meeting of stockholders and a regular meeting of our board of directors. At the annual meeting, among other things, we elected three directors in Class II, as follows: Robert V. Dickinson, Bryant R. Riley, and T. Peter Thomas. Effective as of September 18, 2008, William P. Tai retired from our board of directors, in accordance with an unrelated plan of retirement previously reported in August 2008.

Immediately following our annual meeting of stockholders on September 18, 2008, we held a regular meeting of our board of directors at which members of our management team and representatives of Fenwick & West and

Piper Jaffray were present. Mr. Riley joined and participated in that meeting as a member of our board of directors. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Members of our management team summarized the status of negotiations and material terms of a proposed agreement with Intel. Following discussion, our board of directors unanimously authorized and directed our officers to complete negotiations and enter into an agreement with Intel substantially in accordance with those terms. Members of our management team presented to our board of directors a proposal for deciding among our strategic alternatives, namely, to pursue a sale of Transmeta or our assets and, subject to the nature of any such transaction, to distribute to stockholders a cash dividend, and to dissolve Transmeta. Messrs. Barnes and Crudele reported that they had received from Novafora earlier that morning a revised written proposal to acquire Transmeta. Our board of directors discussed the Novafora proposal. Management and representatives of Piper Jaffray summarized the status of discussions with other third parties regarding various strategic alternatives, including intellectual property asset monetization possibilities. Management then summarized requirements to be satisfied if we were to distribute a portion of our cash to stockholders via cash dividend or stock repurchase, and presented a comprehensive analysis of the same. Management then summarized the time scale and requirements to be satisfied if we were to dissolve Transmeta. Representatives of Piper Jaffray recommended that, immediately upon entering into and announcing our expected agreement with Intel to accelerate the payment of the Intel Receivable, we should consider announcing and initiating a public auction process and re-approach the potential buyer community with the goal of achieving a sale of Transmeta. Among other things, it was observed that our monetization of the Intel Receivable should remove buyer uncertainty regarding both the receipt of those future payments from Intel by a successor as well as the present valuation of the Intel Receivable. Following discussion, our board of directors unanimously authorized and directed our officers to pursue management’s proposal, including announcing a public auction process concurrent with the announcement of the Intel transaction.

On September 19, 2008, we conducted a conference call with representatives of Novafora regarding negotiation of the offer price.

On September 19, 2008, we also received a proposed term sheet from Company E that provided for unspecified affiliates of Company E to acquire 100% of the issued and outstanding stock of Transmeta for a net enterprise value of $13.5 million, subject to due diligence, exclusivity and various contingencies. The Company E term sheet provided for a five-week process for due diligence and document drafting, but was conditioned upon, among other things, (i) our reimbursement of Company E for all expenses that Company E incurred during that process regardless of whether it resulted in a definitive agreement, and (ii) our entry into an exclusivity agreement during this period. The proposed term sheet assumed among other things that we would monetize the Intel Receivable before the close of the transaction.

During the next week, members of our management team and our financial advisors communicated with representatives of Company E regarding the proposed term sheet from Company E, our business and financial position, enterprise value, due diligence and exclusivity periods, and reimbursement of expenses during due diligence and document drafting.

On September 23, 2008, we met with Novafora’s representatives and financial advisor at our corporate offices in Santa Clara, California to negotiate price and discuss financing of a potential acquisition of Transmeta by Novafora.

On September 23, 2008, we entered into two agreements with Intel relating to the licensing of our technologies and intellectual property. One agreement is a fully paid-up, non-exclusive technology licensing agreement that provides for Transmeta to deliver a copy of certain proprietary Transmeta computing technologies to Intel and grants to Intel a non-exclusive license to use and exploit those technologies commercially. The second agreement is an amendment to the previously announced settlement, release and license agreement that Transmeta and Intel entered into on December 31, 2007. The settlement agreement granted to Intel a perpetual non-exclusive license to all Transmeta patents and patent applications, including any patent rights acquired by Transmeta, now existing or as may be filed on or before December 31, 2017. Among other things, the settlement agreement provided for Intel to make five annual future payments to Transmeta of $20 million per year for each year from 2009 though 2013. The amendment to the settlement agreement accelerated Intel’s remaining future payment obligations under the settlement agreement, which resulted in Transmeta receiving cash payments from Intel totaling $91.5 million before the end of Transmeta’s current fiscal quarter ending September 30, 2008.

On September 24, 2008, we concurrently issued and filed with the Securities and Exchange Commission two public announcements. In one of the press releases, we announced that, with the assistance of Piper Jaffray as our independent financial advisors, we had initiated a process to seek a potential sale of Transmeta and invited interest parties to contact Piper Jaffray. In a separate press release, we also announced that we had entered into two agreements with Intel for the licensing of certain Transmeta technologies and intellectual property and for the accelerated payment of our receivables from Intel, which will result in a one-time, non-refundable payment of $91.5 million in the third quarter of 2008.

Following our September 24, 2008 announcement of our public auction process, our representatives at Piper Jaffray and our management contacted or communicated with at least 35 potential acquirers of Transmeta, including potential strategic partners and potential financial partners, during late September and October 2008. Those potential acquirers were identified based on, among other things, their experience and position in our business and industry, their strategic fit and practical ability to use and derive value from our assets, our experience and relationship with them, and our perception regarding their ability to finance and timely complete a potential acquisition for the benefit of our stockholders. We entered into or reconfirmed existing mutual confidentiality agreements with 14 of these third parties, and we held meetings, telephone conference calls or both with all interested parties, of which there were at least ten. Of these, we received nonbinding indications of interest from at least three potential acquirers as described below.

On September 26, 2008, our board of directors held a special telephonic meeting to discuss several matters, including primarily an evaluation and discussion of our response to the term sheet presented by Company E and dated September 19, 2008, for a proposed acquisition of Transmeta by Company E of the common stock of Transmeta. Members of our management team and representatives of Fenwick & West and Piper Jaffray were present at that meeting. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Members of our management team summarized the proposal from Company E (which was due to expire that afternoon if not accepted by us) and our proposed draft response and counterproposal, which included an increase in the purchase price. Members of our management team and representatives of Piper Jaffray reported on their recent telephone discussions with representatives of Company E and their preparation, and in consultation with our financial advisors and outside counsel, of a draft term sheet setting out a potential counterproposal by Transmeta to Company E’s offer. Our board of directors discussed at length the potential transaction and counterproposal to Company E. Following discussion, our board of directors unanimously authorized our executive officers to deliver the counterproposal to Company E. Management and representatives of Piper Jaffray then summarized the status of their discussions with other third parties regarding various strategic alternatives, and the responses that we had so far received to our September 24 press release announcing that we had initiated a process to seek the sale of Transmeta.

On September 26, 2008, we sent our counterproposal to Company E that provided, among other things, for: (i) Company E’s payment of an enterprise value of $16.5 million; (ii) no exclusivity; (iii) our agreement to reimburse only up to $100,000 of Company E’s expenses for due diligence if we declined to execute a definitive agreement with Company E within four weeks with terms equal or better than the proposed term sheet; and (iv) removal of the condition prohibiting us from entering into any licensing agreements during the due diligence and negotiation period leading up to a definitive agreement. Our counter term sheet to Company E provided that, if not accepted by Company E, it would expire by its terms on October 3, 2008.

During the period between September 26, 2008 and September 30, 2008, members of our management team engaged in several meetings and phone calls with interested parties.

On September 29, 2008, we received from Company E a response to our counterproposal of September 26, 2008. Company E’s revised proposal of September 29, 2008 provided, among other things, for: (i) Company E’s payment of an enterprise value of $13.8 million for our business; (ii) our reimbursement of up to $300,000 of Company E’s expenses for due diligence regardless of whether Company E ever entered into a definitive agreement with us; and (iii) our agreement not to enter into any licensing agreements with any other parties during the due diligence and negotiation period leading up to a definitive agreement. Company E’s revised term sheet provided that, if not accepted by us, it would expire by its terms on October 3, 2008.

On September 30, 2008, Piper Jaffray distributed process instruction letters and proposed draft merger agreements to interested parties including, among others, Novafora, Company C, Company E and Company F, a company publicly traded in the United States. The instructions included a proposed bid date of October 20, 2008.

On October 1, 2008, Company G, a company publicly traded in the United States, indicated that it wanted to participate in the process. Piper Jaffray subsequently sent Company G the same bid instructions as all other interested parties.

On October 3, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Members of our management team and representatives of Piper Jaffray summarized the status of discussions with third parties regarding various strategic alternatives and the response to our press release announcing that we had initiated a process to seek the sale of Transmeta. Members of our management team then confirmed with the directors that they had received the draft response by us to a written proposal from Company E to acquire Transmeta, which our board of directors had discussed at its previous meeting. Our board of directors discussed at length the potential transaction and directed management to deliver a counterproposal to Company E.

On October 3, 2008, following the special meeting of our board of directors, we sent a revised counterproposal to Company E that was substantially the same as our September 26, 2008 counterproposal to Company E, but with a to-be-determined enterprise value for our business. Our October 3, 2008 counterproposal to Company E also provided that it would expire by its terms on October 10, 2008 if not accepted by Company E prior to that time.

On the afternoon of October 3, 2008, both by electronic mail and in a telephone conversation with our management, the lead representative of Company E advised us that Company E was withdrawing its term sheet and from further participation in the process.

On October 7, 2008, our management held a lengthy telephone conference with management representatives of Novafora and Novafora’s financial advisor, Savvian, regarding our intellectual property portfolio, including our patents and patent rights. Further to that discussion, we provided additional information to Novafora pursuant to nondisclosure agreement on October 8, 2008.

Between October 8, 2008 and October 13, 2008, members of our management team and Piper Jaffray held discussions with representatives of and financial advisors for Novafora, Company C, Company F and Company G regarding due diligence inquiries about our business and financial position, intellectual property assets and technologies.

On October 16, 2008, representatives of Novafora contacted us to discuss financing and advised us that Novafora might include an affiliate of Intellectual Ventures in a proposal to assist with financing a transaction with Transmeta.

On October 20, 2008, we received from Novafora a revised non-binding indication of interest signed by the chief executive officer of Novafora, proposing to acquire 100% of our outstanding capital stock, options and warrants for $11.6 million in addition to our net cash at time of closing, subject to confirmatory due diligence and a 30-day period of exclusivity. The Novafora October 20, 2008 letter stated that Novafora would be working with Intellectual Ventures with respect to a possible arrangement regarding our intellectual property assets and requested that we include representatives of Intellectual Ventures in the confirmatory due diligence process. The Novafora October 20, 2008 letter did not describe the nature or terms of any potential or actual arrangement between Novafora and Intellectual Ventures relating to our intellectual property assets. The Novafora letter requested our response by October 22, 2008. In addition, we received from Novafora a draft merger agreement that included, among other terms, a termination fee of $6 million.

On October 20, 2008, Company C communicated a verbal indication to Piper Jaffray that it was increasing the value of its cash offer to represent a discount on Transmeta’s cash of approximately $7 million to $10 million instead of the approximately $10 to $15 million previously communicated on September 2, 2008.

Also on October 20, 2008, representatives of Company G informed Piper Jaffray that Company G would be unable to continue to participate in the process.

Also on October 20, 2008, representatives of Company H, a company publicly traded in the United States, indicated that Company H was interested in a potential acquisition of Transmeta and desired to participate in the process. Piper Jaffray provided to the representatives of Company H the same bid instructions as had been provided to other interested parties and noted to Company H that it was materially behind other parties from a timing perspective.

On October 21, 2008, we executed an NDA with Company H to discuss a potential acquisition of Transmeta by Company H.

On October 21, 2008, we received from Company E a new proposed term sheet for a proposed acquisition of Transmeta that was substantially the same as Company E’s September 29, 2008 proposal, but provided for Company E’s payment of an enterprise value of $12.0 million for our business. Company E’s revised term sheet provided that, if not accepted by us, it would expire by its terms on October 27, 2008.

On October 21, 2008 and October 22, 2008, we communicated with representatives of Novafora with respect to Novafora’s October 20, 2008 indication of interest, including transaction price, exclusivity, financing arrangements and termination fee. Novafora agreed with us that our time to respond to the October 20, 2008 expression of interest would be extended beyond the requested date of October 22, 2008 while we continued to engage in due diligence and further negotiation.

On October 23, 2008, our board of directors held a regular meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Members of our management team reviewed with our board of directors the proposal for our strategic alternatives, namely to pursue a sale of Transmeta or our assets and, if an asset sale, to distribute to stockholders a cash dividend, to amend our stock options in respect of such cash dividend and to dissolve Transmeta. Members of our management team explained that Novafora had provided a written indication of interest to acquire Transmeta at an $11.6 million enterprise value; and that the Novafora bid might include financing from Silicon Valley Bank, based on commitments made by Novafora and an affiliate of Intellectual Ventures. Management and representatives of Piper Jaffray reported that we had also received from three other third parties potential proposals to acquire Transmeta. Management reported that Company F had orally communicated a preliminary indication of interest earlier that day to acquire us for a purchase price approximately 20% above the average recent trading price of Transmeta common stock. Members of our management team reported that Company E had provided a written indication of interest to acquire Transmeta at a $12 million enterprise value, subject to various conditions, including a five-week period for due diligence and drafting of definitive agreement, our reimbursement of Company E’s due diligence expenses up to $300,000 regardless of whether we ever reached any agreement with Company E, and our agreement not to enter into any new licensing or technology sale agreements of any type with any third party. Our board of directors discussed each of these proposals, including their timing and likelihood of closing. Members of our management team summarized the status of discussions with other third parties regarding various strategic alternatives, including intellectual property asset monetization possibilities. Representatives of Piper Jaffray presented a summary, including a timeline, of the various third party bids and other potential candidate bidders, including Company H, which had expressed interest generally but been unable to develop a bid as of that time. Our board of directors discussed the benefits of and timing for a possible distribution of a portion of our cash to stockholders by means of cash dividend or stock repurchase during the pendency of any such strategic transaction. After discussion, our board of directors instructed our management and financial advisors to continue discussions with third parties about our strategic alternatives and agreed to call several special meetings, as necessary, to evaluate and timely address developments in those discussions during the next few weeks.

Between October 24, 2008 and November 2, 2008, members of our management team and representatives of Piper Jaffray and Fenwick & West engaged in a series of telephone conferences and meetings with representatives of Novafora, including Novafora’s financial advisor, legal counsel and representatives of Intellectual Ventures, to negotiate and discuss due diligence, certainty of financing, transaction value, termination fee and Novafora’s request for exclusivity.

On October 28, 2008, we delivered a revised draft of the merger agreement to Novafora, outlining our counterproposal to Novafora, including, among other things, a proposed termination fee of $2 million and our proposals regarding the calculation of the per share merger consideration payable to our common stockholders, the process by which our board of directors could consider alternative proposals, and delivery of a definitive agreement upon financing from Silicon Valley Bank. Thereafter through the execution of the merger agreement on November 17, 2008, our outside legal counsel at Fenwick & West exchanged with Novafora’s legal counsel at Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”) various drafts of the proposed merger agreement and other transaction agreements, including an escrow agreement and voting agreements, and our management began preparing the disclosure schedules contemplated by the merger agreement. During this period, members of Novafora and Transmeta management, as well as their respective financial and legal advisors, conducted numerous telephonic and face-to-face meetings to negotiate the terms and conditions of the merger agreement, the voting agreements and the escrow agreement. In particular, the parties discussed, among other things, various provisions in the draft merger agreement related to our enterprise value, definitive agreement for financing of the merger transaction, the formulation of the “material adverse effect” definition, the process by which our board of directors could consider alternative proposals, certain conditions to closing, the termination rights of the parties and the amount of the termination fee to be paid by us in certain circumstances under the merger agreement. Representatives of Intellectual Ventures and its outside legal counsel, Perkins Coie LLP (“Perkins Coie”), participated in these meetings to discuss the terms and conditions of the transaction, as well as certain representations and warranties and closing conditions in the merger agreement in respect of our intellectual property rights.

On October 31, 2008, members of our management team and representatives of Fenwick & West and Piper Jaffray held a meeting at the offices of Gunderson Dettmer in Menlo Park, California with representatives of Novafora, Gunderson Dettmer, Intellectual Ventures, Perkins Coie and Savvian regarding due diligence, process, timing and deal terms. During the course of these discussions and negotiations, Novafora and the Company agreed that, in consideration for our agreement to Novafora’s proposed purchase price and our granting to Novafora a period of exclusivity to negotiate, Novafora would grant us permission and a reasonable period in which to attempt to negotiate a non-exclusive, fully paid-up license with AMD in an effort to increase value for Transmeta stockholders in advance of our entering into any definitive merger agreement with Novafora. Several material terms, including the amount of the termination fee, remained open for negotiation at the conclusion of the meeting.

On October 31, 2008, representatives of Company F informed us that Company F could no longer participate in the process.

On October 31, 2008, we contacted representatives of Company H who informed us that Company H had conducted significant due diligence, was still interested in considering a potential acquisition of Transmeta, would not be able to develop a bid or indication of interest before the next meeting of our board of directors on November 3, 2008, and would attempt to make a decision during the week of November 3-7, 2008.

On November 3, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Members of our management team reviewed with our board of directors the status of negotiations with three different third parties that had recently indicated an interest to acquire Transmeta. Management explained that Transmeta had extensive recent communications with Novafora on a daily basis regarding due diligence, process and deal terms, including, among other terms, the terms of the escrow agreement on financing of the transaction, transaction price, and termination fee. Management also explained that Novafora would not object to the grant of a patent license to AMD and will not reduce the proposed transaction price of net cash at closing plus $11.6 million if we were to enter into such a license with AMD prior to the closing of the transaction. Management also reported that Company F had informed us that Company F no longer wished to pursue an acquisition of Transmeta, and that Company H had expressed interest in potentially pursuing an acquisition of Transmeta and expected to provide us with a more definitive update later in the week. Our board of directors discussed with management the likelihood that Company H might wish to pursue a potential purchase of Transmeta, the likely consideration that Company H might offer to purchase Transmeta, and the likely speed at which Company H would pursue a transaction. Representatives of Piper Jaffray and Fenwick & West provided a detailed description of the proposed terms of a transaction with Novafora, including the dependency of the transaction on financing from Silicon Valley Bank, the demand by Novafora that we agree to negotiate exclusively with Novafora during the remainder of the week and the open issues in the draft definitive agreement, including a discussion of the termination fee proposed by Novafora. Our board of directors discussed each of these proposals, including their timing and likelihood to close, and considered favorably Novafora’s authorization of our grant of a patent license to AMD prior to the closing of the transaction without a reduction in the proposed transaction price. Following discussion, our board of directors unanimously resolved as follows: (i) that we continue to pursue expeditiously a sale to Novafora and, in connection therewith, an escrow arrangement with Silicon Valley Bank to pre-fund its loan; (ii) that each of the officers of Transmeta is authorized to enter into an agreement to negotiate exclusively with Novafora until 11:59 p.m. on November 7, 2008 based on the response of Company H; (iii) that we pursue expeditiously a non-exclusive patent license to AMD; and (iv) that we seek a more definitive response from Company H of its desire to pursue a potential purchase of Transmeta.

On November 3, 2008, our management and representatives at Piper Jaffray contacted representatives of Company H and inquired about the status and timing of Company H’s due diligence and development of an expression of interest for a potential acquisition of Transmeta. Company H’s representatives informed us that Company H did not have a bid, had determined that the development of a bid would require substantial additional time (a month or more) for due diligence, and advised us that we should not reject or decline any acceptable bid from another party based on the prospect of receiving a bid from Company H. Based in part upon that information provided to us by the representatives of Company H, we decided to grant Novafora’s request for a limited period of exclusive negotiation and to pursue such negotiations expeditiously in accordance with the resolutions of our board of directors.

On November 4, 2008, after receiving commitment from an affiliate of Intellectual Ventures of its intent to deposit into escrow $11.6 million of the merger consideration payable by Novafora in the merger to our stockholders with Silicon Valley Bank prior to execution of definitive agreement, we executed a letter providing Novafora with a period of exclusive negotiations until 11:59 p.m. on November 7, 2008. In the course of those discussions, Novafora advised us that it expected to enter into a separate arrangement involving the transfer of patent rights from Novafora to an affiliate of Intellectual Ventures following the merger, but we were not and have not been advised of the scope or terms of any such arrangement.

On November 4, 2008, representatives of Transmeta, Novafora and Intellectual Ventures, along with our and their respective legal and financial advisors, met to discuss and negotiate the merger agreement.

On November 6, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Members of our management team reviewed with board of directors the status of negotiations with Novafora regarding its indication of interest to acquire Transmeta. Management explained that Transmeta has had extensive recent communications with Novafora on a daily basis regarding due diligence, deal terms and process, and opined that the parties had made progress in negotiating the definitive agreement. Representatives of Piper Jaffray and Fenwick & West provided a detailed description of the open terms of the transaction with Novafora, including the representations on intellectual property, closing conditions relating to those representations and the amount of the termination fee. Management reported that they had had extensive interaction with representatives of Novafora and Intellectual Ventures to satisfy their due diligence requests. Representatives from Fenwick & West described the provisions of the voting agreement required by Novafora and the persons and entities to sign it. Management reported that AMD continues to wish to pursue a non-exclusive license of our patents. Management explained that Novafora had indicated that it would not object to our negotiation and grant of a suitable non-exclusive patent license to AMD. Management explained that prior to entering into exclusivity with Novafora, representatives of Piper Jaffray were informed by Company H that it remains interested in pursuing a potential acquisition of Transmeta, but that Company H would require substantial additional time to complete the analysis needed to develop a formal bid. Following discussion, our board of directors unanimously resolved as follows: (i) that we continue to pursue expeditiously a sale to Novafora; (ii) that each of the officers of Transmeta is authorized to extend the agreement to negotiate exclusively with Novafora until 11:59 p.m. on November 16, 2008; (iii) that Transmeta pursue expeditiously a non-exclusive patent license to AMD; and (iv) that our board of directors hold its next meeting on November 8, 2008 at 8:00 a.m. or as soon thereafter as developments warrant.

On November 7, 2008, negotiations of the terms of the merger agreement continued between members of Gunderson Dettmer and Savvian on behalf of Novafora, and Fenwick & West and Piper Jaffray on behalf of Transmeta. A key point of discussion was the continued negotiation of the termination fee.

On November 8, 2008, we received the initial draft of the escrow agreement pursuant to which an affiliate of Intellectual Ventures would, prior to the signing of the merger agreement, deposit $11.6 million of the merger consideration payable by Novafora in the merger to our stockholders in an escrow account with Silicon Valley Bank. Over the following week, representatives of Fenwick & West and Gunderson Dettmer, with the participation of representatives of Perkins Coie and Silicon Valley Bank, negotiated and finalized the escrow agreement, which was executed on November 14, 2008.

On November 9, 2008, members of our management team and representatives of Fenwick & West and Piper Jaffray held a meeting at the offices of Fenwick & West in Mountain View, California with representatives of Novafora, Gunderson Dettmer, Intellectual Ventures, Perkins Coie and Savvian to discuss open issues in the merger agreement, including, among other terms, the termination fee, and escrow agreement and the process and timeline for the signing of the merger agreement and the escrow agreement. Following the meeting, Novafora requested that we extend the period of exclusive negotiations between Transmeta and Novafora.

On November 10, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. Members of our management team reviewed with our board of directors the status of negotiations with Novafora regarding its proposed acquisition of Transmeta, including Novafora’s insistence on a minimum termination fee of $5 million. Management explained that a portion of the purchase price would be escrowed with Silicon Valley Bank by an affiliate of Intellectual Ventures, and that the parties were negotiating the terms of that escrow. Members of our management team also reported the status of negotiations respecting the grant of a non-exclusive patent license to AMD. Our board of directors authorized Transmeta management to continue to negotiate with Novafora and AMD.

On November 13, 2008, we entered into an extension of the exclusivity agreement with Novafora until 11:59 p.m. on November 16, 2008.

On November 14, 2008, we reached agreement with AMD on the grant of a non-exclusive patent license to AMD, subject to approval by our board of directors.

On November 15, 2008, representatives of Transmeta and Novafora reached agreement on the remaining issues in the merger agreement, subject to approval by both companies’ respective boards of directors.

On November 16, 2008, our board of directors held a special telephonic meeting at which members of our management team and representatives of Fenwick & West and Piper Jaffray were present. Legal counsel reviewed with our board of directors and management their fiduciary duties to Transmeta and our stockholders. A representative of Piper Jaffray reviewed the financial terms of the proposed definitive merger agreement with Novafora, and Fenwick & West presented an update on the terms of the proposed definitive merger agreement, copies of which had been previously circulated to our board of directors. Fenwick & West reviewed the time line to closing. Piper Jaffray and our management also reviewed the auction sale process, including a review of discussions with interested third parties. At this meeting, Piper Jaffray delivered certain of its written analyses and its oral opinion to our board of directors, subsequently confirmed in writing the next day, to the effect that, and subject to the various assumptions, qualifications and limitations set forth therein, as of November 17, 2008, the consideration provided for in the merger agreement was fair, from a financial point of view, to the holders of the common stock of Transmeta. For a further discussion of the opinion of Piper Jaffray, see the section entitled “The Merger — Opinion of Piper Jaffray & Co. beginning on page 48. After a review of our alternatives to the merger, including other acquisition proposals received during the process, remaining as an independent company and dissolving Transmeta and declaring and distributing cash dividends based on the liquidation of our assets and business, considering, in each case, the value to our stockholders of such alternatives and the timing and likelihood of actually achieving additional value from these alternatives, our board of directors determined in their business judgment that none of these alternatives was reasonably likely to result in value for our stockholders greater than the consideration to be received by our stockholders in the merger. Having concluded that the merger with Novafora was in the best interests of Transmeta and its stockholders, based on, among other things, the opinion from Piper Jaffray and other factors described in the section entitled “The Merger — Recommendation of our Board of Directors — Reasons for the Merger” beginning on page 45, which factors were discussed at length by our board of directors in such meeting and in prior meetings and individually between members of our board of directors and management, our board of directors unanimously approved the merger agreement, the merger and the related transactions, and unanimously resolved to recommend that our stockholders vote in favor of the adoption of the merger agreement. In addition, our board of directors unanimously approved the non-exclusive patent license agreement with AMD.

The merger agreement and the voting agreements were executed and exchanged by the respective parties on the afternoon of November 17, 2008. Transmeta and Novafora publicly announced the execution of the merger agreement after the closing of the U.S. financial markets on November 17, 2008.

Recommendation of our Board of Directors

Reasons for the Merger

In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our senior management, outside legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	the consideration to be received by our stockholders in the merger, including the form of such consideration, as described in the section entitled “The Merger — Merger Consideration” beginning on page 24);

•	the possible alternatives to the merger, including various possibilities for continuing to operate as an independent entity and the possibility of liquidating all of our assets and distributing the proceeds to our stockholders, and for this purpose we have conducted an extensive market check by contacting a number of potential strategic partners over a period of several months, as described in the section entitled “The Merger — Background to the Merger” beginning on page 25;

•	the risks of continuing to operate as an independent entity, including unpredictable revenues from operations and expected negative cash flows for the foreseeable future;

•	management’s dealings with other potential business combination partners both in the past and during the course of the negotiations with Novafora, including the likelihood that a third party would offer a higher price than the consideration to be received by our stockholders in the merger with Novafora and the likelihood that such a transaction could be consummated within the same timeframe as the merger with Novafora;

•	the current and prospective business environment in which we operate, including local, national and global economic conditions, as well as the competitive environment, and the likely effect of these economic factors on our potential growth, development, profitability and strategic options;

•	information concerning and outlook for our business and business model, financial performance and condition, technology, operations, intellectual property position, competitive position, business strategy, strategic objectives and options, and prospects;

•	the likelihood that the merger will be consummated, including the likelihood that stockholder approvals needed to consummate the merger will be obtained; and

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock.

Our board of directors also identified and considered a number of positive factors supporting its decision to approve the merger and enter into the merger agreement, including, but not limited to:

•	discussions with our management team regarding our business and business model, financial performance and condition, technology, operations, intellectual property position, competitive position, business strategy, strategic objectives and options, and prospects, as well as risks involved in achieving these prospects; the nature of our business and the industry in which we compete; and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led our board of directors to conclude that the merger presented an opportunity for our stockholders to realize greater value than the value likely to be realized by stockholders in the event we were to remain independent;

•	a review of our strategic alternatives to a sale of Transmeta, including our prospects for remaining in business as an independent company under our business model, for remaining in business as an independent company with adjustments to our business model based upon strategic acquisitions or other extensions of our business strategy, or for dissolving Transmeta and declaring and distributing cash dividends based on the liquidation of our assets and business, considering, in each case, the value to our stockholders of such alternatives, the timing and likelihood of actually achieving additional value from these alternatives, and the business judgment of our board of directors that none of these alternatives was reasonably likely to result in value for our stockholders greater than the consideration to be received by our stockholders in the merger;

•	the resource commitment and expense required to maintain and continue developing the intellectual property rights necessary to support a stand-alone intellectual property licensing business, as well as the resource commitment, expense, time and risks inherent in a licensing business that might require or involve us in the assertion, enforcement or defense of intellectual property rights in legal proceedings;

•	the current and historical market prices of our common stock, as described in the section entitled “The Merger — Market Price and Dividend Data” beginning on page 63);

•	the fairness of the consideration to be paid in connection with the merger as analyzed through various methodologies, including the value of comparable publicly traded companies, prices paid in comparable transactions involving similar companies, premiums paid in selected transactions and future projected share price analysis;

•	the opinion of Piper Jaffray to our board of directors (attached as Appendix D to this proxy statement) that, as of November 17, 2008, and based upon and subject to the factors and assumptions set forth in such opinion, the cash merger consideration to be received by the holders of shares of our common stock was fair from a financial point of view to such holders, as described in the section entitled “The Merger — Opinion of Piper Jaffray & Co.” beginning on page 48;

•	the business judgment of our board of directors that we had obtained the highest price per share that Novafora was willing to pay, taking into account the terms resulting from extensive negotiations between the parties;

•	the assessment, based on management’s dealings with other potential buyers both in the past and during the course of negotiations with Novafora, as to the low likelihood that a third party would offer a higher price than Novafora in a transaction that could be consummated within the same timeframe as the merger with Novafora;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which such stockholders would receive stock or continue to hold a portion of their shares of our common stock;

•	the fact that the merger would be subject to the approval of our stockholders and that if a higher priced offer were to be made to our stockholders prior to the consummation of the merger, the stockholders could elect not to adopt the merger agreement, and that the board of directors could terminate the merger agreement in order to enter into an agreement in connection with a superior offer, as described in the section entitled “Agreement and Plan of Merger — No Solicitation Covenant; Change in Board Recommendation” beginning on page 76;

•	the availability of appraisal rights for the stockholders who properly exercise their statutory appraisal rights under Delaware law, as described in the section entitled “The Merger — Appraisal Rights” beginning on page 64; and

•	the business judgment of our board of directors that the terms of the merger agreement, including the parties’ mutual representations, warranties and covenants, and closing conditions, as described in the section entitled “Agreement and Plan of Merger” beginning on page 68, are reasonable and that the prospects for successful consummation of the transaction are high.

The board of directors has identified and considered a variety of risks and other countervailing factors in its deliberations concerning whether to approve the merger and enter into the merger agreement, including, but not limited to:

•	the fact that our stockholders will not participate in any future growth potential of Novafora or merger sub, or in any synergies resulting from the merger;

•	the possibility that the merger might not be consummated and the potential effects of the public announcement and pendency of the merger on management attention, our ability to retain employees, our relationship with customers and suppliers, our sales, operating results and stock price, and our ability to attract and retain key management and sales, marketing and technical personnel;

•	the restrictions the merger agreement imposes on soliciting competing bids and the fact that we may be obligated to pay to Novafora the $5,000,000 termination fee under specified circumstances, including the termination of the merger agreement in order to enter into an agreement in connection with a superior offer, and the possibility that this termination fee could discourage a competing proposal to acquire us or reduce the price in an acquisition transaction, as described in the sections entitled “Agreement and Plan of Merger — No Solicitation Covenant; Change in Board Recommendation,” “— Termination of the Merger Agreement” and “— Termination Fee”;

•	the fact that the merger agreement precludes us from actively soliciting acquisition proposals, as described in the section entitled “Agreement and Plan of Merger — No Solicitation Covenant; Change in Board Recommendation” beginning on page 76;

•	the restrictions the merger agreement imposes on our operations during the period between the signing of the merger agreement and the consummation of the merger, and the fact that, in the event that the merger were not to occur, such restrictions could have had an adverse effect on our operations during such time, as described in the section entitled “Agreement and Plan of Merger — Interim Operations of Transmeta” beginning on page 73;

•	the fact that certain of our directors and executive officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our stockholders, as described in the section entitled “The Merger — Interests of our Directors and Executive Officers in the Merger” beginning on page 58;

•	the fact that gains from a cash transaction would be taxable to our stockholders for United States federal income tax purposes, and possibly state, local and foreign tax purposes as well, as described in the section entitled “The Merger — Material United States Federal Income Tax Consequences” beginning on page 66); and

•	that, while the merger is expected to be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and as a result, it is possible that the merger may not be consummated, even if the merger agreement is adopted by our stockholders, as described in the section entitled “Agreement and Plan of Merger — Conditions to the Consummation of the Merger” beginning on page 79.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors, but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

Board of Directors Recommendation

After careful consideration, and taking into account all of the factors outlined above, our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

Opinion of Piper Jaffray & Co.

We retained Piper Jaffray & Co. (“Piper Jaffray”) to act as financial advisor to our board of directors, and, if requested, to render to our board of directors an opinion as to the fairness, from a financial point of view, to the holders of our common stock of the per share cash consideration to be received by the holders of our common stock pursuant to the merger agreement (the “Per Share Merger Consideration”).

The full text of the Piper Jaffray written opinion dated November 17, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Appendix D and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Piper Jaffray opinion in its entirety and this summary is qualified by reference to the written opinion. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, to holders of our common stock (other than Novafora or its affiliates) of the Per Share Merger Consideration to be paid in cash to the holders of Transmeta common stock pursuant to the merger agreement. The Piper Jaffray opinion was directed to our board of directors and was not intended to be, and does not constitute, a recommendation as to how any of our stockholders should vote with respect to the merger, the merger agreement or any other matter. The Piper Jaffray opinion is not intended to confer rights and remedies upon Novafora, any stockholders of Novafora or any affiliates thereof, any of our stockholders, option holders or warrant holders, or any other holder of stock-based compensation of Transmeta. The Piper Jaffray opinion was approved for issuance by a committee of Piper Jaffray employees in accordance with its customary practice.

In connection with rendering the opinion described above and performing its related financial analyses, Piper Jaffray:

•	reviewed and analyzed the financial terms of the merger agreement;

•	reviewed all indications and interests presented to us, including indications and interests that were solicited from third parties in respect of a business combination or other strategic transaction involving us and the unsolicited indication of interest from Riley Investment Management LLC;

•	reviewed and analyzed certain financial and other data with respect to us that was publicly available;

•	reviewed certain internal financial, accounting, operating and other information with respect to us on a stand-alone basis prepared and furnished to Piper Jaffray by our management;

•	reviewed and analyzed certain financial forecasts relating to us that were furnished to Piper Jaffray by our management that indicated that we did not have any business that generates predictable and recurring operating revenue or predictable and recurring cash flows or earnings on a going-forward basis;

•	reviewed and analyzed certain internal hypothetical liquidation analyses with respect to us and furnished to Piper Jaffray by our management;

•	conducted discussions with members of our senior management and our representatives with respect to the matters described in the preceding four bullets as well as our business and prospects before and after giving effect to the merger;

•	reviewed the current and historical reported prices and trading activity of our common stock and similar information for certain other publicly traded companies with specified standard industrial classification codes and deemed by Piper Jaffray to have aspects comparable to similar aspects of our business;

•	compared our financial performance with that of certain other publicly-traded companies with specified standard industrial classification codes and deemed by Piper Jaffray to have aspects comparable to similar aspects of our business;

•	reviewed the financial terms, to the extent publicly available, of certain comparable business combination transactions, including a review and analysis of certain transactions involving other companies with specified standard industrial classification codes and deemed by Piper Jaffray to have an intellectual property business or technology comparable in certain aspects to our business; and

•	reviewed the premiums paid, to the extent publicly available, of certain comparable business combination transactions involving technology companies.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with, and was orally delivered to, our board of directors at a meeting held on November 16, 2008, and was subsequently confirmed in writing by a written opinion dated November 17, 2008. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentation to our board of directors on November 16, 2008.

This summary includes information presented in tabular format, which must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or our board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 14, 2008, and is not necessarily indicative of current market conditions.

For purposes of its analyses and with our consent, Piper Jaffray assumed that the Per Share Merger Consideration will be $18.70 per share (subject to adjustment as provided in the merger agreement), based on our assumed diluted shares outstanding upon closing using the treasury stock method as provided by management, the assumed net cash available at closing as provided by management and the $11.6 million payable by Novafora in the merger that is being held in an escrow account, that the amount of our unrestricted cash, cash equivalents and short-term investments as of the effective time of the merger will not be lower than $240 million and that our hypothetical liquidation value was $17.90 per share, based on our assumed diluted shares outstanding upon closing using the treasury stock method as provided by management and the assumed net cash available at closing as provided by management, but excluding the $11.6 million payable by Novafora in the merger that is being held in an escrow account.

Selected Public Companies Analysis

Piper Jaffray reviewed selected historical Transmeta financial data for the last 12 months ended September 30, 2008 and estimated Transmeta financial data that was prepared by our management as its internal forecasts for calendar year 2009 and compared them to corresponding historical financial data and consensus Wall Street forecasts, where applicable, for publicly traded mid-cap companies that are engaged primarily in intellectual property licensing, that are in standard industrial code 6794 (patent owners and licensors) and that focus primarily on technology. Based on these criteria, Piper Jaffray identified and analyzed the following 13 selected companies:

•	Acacia Research Corporation

•	ARC International plc

•	ARM Holdings plc

•	Aware, Inc.

•	CEVA, Inc.

•	Entorian Technologies, Inc.

•	InterDigital, Inc.

•	MIPS Technologies, Inc.

•	MoSys, Inc.

•	MOSAID Technologies Inc.

•	Rambus Inc.

•	Tessera Technologies Inc.

•	Virage Logic Corporation

Piper Jaffray compared valuation multiples for Transmeta derived from the assumed hypothetical liquidation value per share and the assumed Per Share Merger Consideration and historical and projected revenue data for Transmeta, on the one hand, to valuation multiples for the selected companies derived from their market valuation and historical and projected revenue data, on the other hand:

			Selected Public Companies
	Transmeta(1)		Min		1st Quartile		Mean		Median		3rd Quartile		Max

Enterprise value to adjusted last 12 months revenue(2)	7.99	x	0.25	x	0.48	x	1.59	x	0.75	x	2.88	x	4.08	x
Enterprise value to 2009 revenue(3)	14.50	x	0.26	x	0.39	x	1.80	x	0.73	x	3.06	x	6.03	x

(1)	Enterprise value for Transmeta of approximately $11.6 million was determined by deducting the net cash assumed by management to be available at closing from the assumed implied equity value of Transmeta based on the assumed Per Share Merger Consideration of $18.70 per share.

(2)	Adjusted last 12 months revenue for Transmeta excludes one-time Nvidia license revenue.

(3)	Projected calendar year 2009 revenue for Transmeta was based on the estimates of our management. Projected calendar year 2009 revenue for the selected public companies was based on Capital IQ and Reuters estimates.

The analysis indicated that, based on the estimates and assumptions used in the analysis, the enterprise value implied by the assumed Per Share Merger Consideration of $18.70 per share as a multiple of projected revenue for calendar year 2009 and as a multiple of revenue for the last 12 months was above the range of similar multiples for the selected public companies. Based on the values derived from this analysis added to the assumed hypothetical liquidation value of $17.90 per share, Piper Jaffray also derived a range of implied equity values for our common stock of $17.91 to $18.31 per share. Piper Jaffray noted that the assumed Per Share Merger Consideration was $18.70 per share.

Selected Mergers and Acquisitions (“M&A”) Transaction Analysis

Piper Jaffray reviewed transactions involving target companies that it deemed comparable to us. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	companies in standard industrial code 6794 (patent owners and lessors);

•	deal targets that focus primarily on technology;

•	deals announced between January 1, 2002 and November 16, 2008 for intellectual property business M&A transactions;

•	deals announced between January 1, 2005 and November 16, 2008 for intellectual property/technology transactions; and

•	deals with publicly available information on terms.

Based on these criteria, the following 17 intellectual property business M&A transactions and 51 intellectual property/technology transactions were deemed similar to the merger (acquiror/target):

Intellectual Property Business M&A Transactions:

•	Synopsys, Inc./Synplicity, Inc.

•	Gennum Corporation/Snowbush, Inc.

•	MIPS Technologies, Inc./Chipidea Microeletronica S.A.

•	Spansion Inc./Saifun Semiconductors Ltd.

•	Sumitomo Chemical Co. Limited/Cambridge Display Technology Ltd.

•	Koninklijke Philips Electronics N.V./Color Kinetics Incorporated

•	Motorola, Inc./TTP Communications plc

•	Wipro Limited/NewLogic Technologies GmbH

•	Qualcomm Inc./Flarion Technologies Inc.

•	ARM Holdings plc/Artisan Components, Inc.

•	Magma Design Automation Inc./Silicon Metrics Corporation

•	Austin Ventures/Staktek Holdings, Inc.

•	Synopsys, Inc./Numerical Technologies Incorporated

•	Artisan Components, Inc./NurLogic Design, Inc.

•	Synopsys, Inc./inSilicon Corporation

•	Mentor Graphics Corporation/Innoveda, Inc.

•	CEVA, Inc./Parthus Technologies plc

Piper Jaffray calculated the multiple of enterprise value to revenue for the last 12 months preceding each intellectual property business M&A transaction and the multiple of the enterprise value to projected revenue for the 12 consecutive months following each intellectual property business M&A transaction. Piper Jaffray then compared the results of these calculations with similar calculations based on the assumed Per Share Merger Consideration. This analysis indicated the following multiples:

			Selected Intellectual Property Business M&A Transactions
	Transmeta(1)		Min		1st Quartile		Mean		Median		3rd Quartile		Max

Enterprise value to adjusted last 12 months revenue(2)	7.99	x	1.46	x	2.46	x	3.97	x	3.36	x	4.37	x	9.31	x
Enterprise value to next 12 months revenue(3)	14.50	x	1.34	x	2.35	x	4.24	x	3.57	x	5.60	x	9.23	x

(1)	Enterprise value for Transmeta of approximately $11.6 million was determined by deducting the net cash assumed by management to be available at closing from the assumed implied equity value of Transmeta based on the assumed Per Share Merger Consideration of $18.70 per share.

(2)	Adjusted last 12 months revenue for Transmeta excludes one-time Nvidia license revenue.

(3)	Projected next 12 months revenue for Transmeta was based on the estimates of our management. Projected next 12 months revenue for the selected intellectual property business M&A transactions was based on SDC, Capital IQ and other publicly available information.

The analysis of the selected intellectual property business M&A transactions indicated that, based on the estimates and assumptions used in the analysis, the enterprise value for Transmeta implied by the proposed Per Share Merger Consideration of $18.70 per share as a multiple of projected revenue for the forward 12 month period was above the range of similar multiples for the selected intellectual property business M&A transactions and as a multiple of revenue for the last 12 months was within the range of similar multiples for the selected intellectual property business M&A transactions. Based on the values derived from this analysis added to the assumed hypothetical liquidation value of $17.90 per share, Piper Jaffray also derived a range of implied equity values for our common stock of $17.97 to $18.84 per share. Piper Jaffray noted that the assumed Per Share Merger Consideration was $18.70 per share.

Intellectual Property/Technology Transactions:

•	Cadence Design Systems Inc./HDL Design House (Verification Intellectual Property Assets)

•	Cadence Design Systems Inc./YOGITECH S.p.A. (Verification Intellectual Property Assets)

•	Cadence Design Systems Inc./IntelliProp Inc. (Verification Intellectual Property Assets)

•	Vault Technology, Inc./Digital Media Invention, LLC

•	Virage Logic Corp./Impinj, Inc. (Non-Volatile Memory Intellectual Property Assets Business)

•	Sun Microsystems Inc./Montalvo Systems, Inc.

•	Samsung Electronics Co., Ltd./Clairvoyante, Inc.

•	Magma Design Automation Inc./Sabio Labs Inc.

•	Arc International plc/Sonic Focus, Inc.

•	Tessera Technologies, Inc./FotoNation, Inc.

•	Gennum Corporation/Snowbush, Inc.

•	ITT Corporation/Dolphin Technology, Inc.

•	Virage Logic Corp./Ingot Systems, Inc.

•	Synopsys, Inc./MOSAID Technologies Inc. (Semiconductor Intellectual Property Assets)

•	Teradyne Inc./MOSAID Technologies Inc. (Assets of ATE Business)

•	Tessera Technologies, Inc./Eyesquad Ltd.

•	Silicon Image Inc./sci-worx GmbH

•	Larsen & Toubro Infotech Limited/GDA Technologies, Inc.

•	ARM Holdings plc/Silicon On Insulator Systems and Integrated Circuits

•	Chartered Semiconductor Manufacturing/Gateway Silicon Inc.

•	Mentor Graphics Corp./Summit Design, Inc.

•	Rim Semiconductor Co./1021 Technologies, Inc.

•	Panasonic Europe Ltd./Elixent Ltd.

•	VeriSilicon Holdings Co., Ltd./LSI Logic (ZSP Digital Processor Unit)

•	ARM Holdings plc/Falanx Microsystems AS

•	NeoPhotonics Corp./MEMX Corp.

•	Vishay Intertechnology, Inc./KEC (Trench MOSFET patents)

•	Patni Computer Systems Ltd./Zaiq Technologies, Inc.

•	Tundra Semiconductor Corp./Silicon Logic Engineering, Inc.

•	Synopsys, Inc./Virtio Corporation

•	Silicon Laboratories, Inc./Silembia SAS

•	ATI Technologies Inc./Bitboys Oy

•	Napatech AS/Xyratex (Programmable Network Adapter Business)

•	Fujitsu Microelectronics America, Inc./Wi-Lan Inc. (Intellectual Property Division)

•	Magma Design Automation Inc./Reshape (Patents and IP)

•	Cambridge Display Technology/Maxdem Inc. (Patent rights)

•	Xilinx Inc./AccelChip Inc.

•	Intel Corp./Conformative Systems, Inc.

•	Vision Technology Corp./Vizual Corporation (Intellectual Property Assets)

•	Chipidea Microelectronics Inc./Oxford Semi (USB Controller IP)

•	Tessera Technologies, Inc./Shellcase Ltd.

•	MOSAID Technologies Inc./Virtual Silicon Technology Inc.

•	Sigmatel Inc./Apogee Technology, Inc. (Audio Division)

•	Synopsys, Inc./HPL Technologies Inc.

•	Motorola Inc./Sendo Holdings (Key Assets)

•	Winbond Electronics Corp./NexFlash Technologies Inc.

•	MOSAID Technologies Inc./TriCN Inc.

•	Sun Microsystems Inc./Procom Technology (Intellectual Property Assets)

•	Rambus Inc./GDA Technologies, Inc. (Digital Core Intellectual Property Assets)

•	OmniVision Technologies, Inc./CDM Optics, Inc.

•	Freescale Semiconductor Inc./PrairieComm, Inc.

Piper Jaffray calculated the transaction value of each of the intellectual property/technology transactions and compared these calculations with the intellectual property transaction value for Transmeta implied by the proposed Per Share Merger Consideration of $18.70 per share. This analysis indicated the following range of transaction values:

		Selected Intellectual Property/Technology Transactions
	Transmeta(1)	Min	1st Quartile	Mean	Median	3rd Quartile	Max
	($ in millions)

Intellectual Property Transactions — Transaction Value	$11.6	$0.2	$5.3	$15.5	$13.9	$22.0	$50.0

(1)	Intellectual property transaction value for Transmeta of approximately $11.6 million was determined by deducting the net cash assumed by management to be available at closing from the assumed implied equity value of Transmeta based on the assumed Per Share Merger Consideration of $18.70 per share.

The analysis of the selected intellectual property/technology transactions indicated that, based on the estimates and assumptions used in the analysis, the intellectual property transaction value for Transmeta implied by the proposed Per Share Merger Consideration of $18.70 per share was within the range of transaction values for the selected intellectual property/technology transactions. Based on this analysis, Piper Jaffray also derived a range of implied equity values for our common stock of $17.91 to $21.38 per share. Piper Jaffray noted that the assumed Per Share Merger Consideration was $18.70 per share.

Premiums Paid Analysis

Piper Jaffray reviewed publicly available information for selected merger or buyout transactions to determine the premiums (or discounts) paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	deals in the technology industry;

•	deals announced between January 1, 2006 and November 16, 2008;

•	deals with a minimum equity value of $50 million;

•	deals with U.S. publicly traded targets; and

•	deals with publicly available information on terms.

Piper Jaffray performed its analysis on 137 transactions that satisfied the criteria, and the table below shows a comparison of premiums paid in these transactions to the premium that would be paid to our stockholders based on the assumed Per Share Merger Consideration of $18.70 per share.

	At Offer Price	Premiums Paid Analysis
	of $18.70(1)	Min	1st Quartile	Mean	Median	3rd Quartile	Max

1-Day Spot Premium(2)	12.0%	(5.5)%	11.6%	26.6%	22.7%	37.7%	95.8%
5-Day Spot Premium(3)	10.1%	(5.2)%	15.3%	29.2%	26.3%	41.2%	106.0%
20-Day Spot Premium(4)	16.8%	(29.8)%	18.7%	32.8%	28.7%	41.6%	134.0%

(1)	Based on the assumed Per Share Merger Consideration of $18.70 per share.

(2)	Premium based on Transmeta closing price of $16.70 per share on November 14, 2008.

(3)	Premium based on Transmeta closing price of $16.98 per share on November 10, 2008.

(4)	Premium based on Transmeta closing price of $16.01 per share on October 20, 2008.

	At Offer Price	Premiums Paid Analysis (Unaffected by Announcement of Sale Process on September 24, 2008)
	of $18.70(1)	Min	1st Quartile	Mean	Median	3rd Quartile	Max

1-Day Spot Premium(2)	38.5%	(5.5)%	11.6%	26.6%	22.7%	37.7%	95.8%
5-Day Spot Premium(3)	25.4%	(5.2)%	15.3%	29.2%	26.3%	41.2%	106.0%
20-Day Spot Premium(4)	27.4%	(29.8)%	18.7%	32.8%	28.7%	41.6%	134.0%

(1)	Based on the assumed Per Share Merger Consideration of $18.70 per share.

(2)	Premium based on Transmeta closing price of $13.50 per share on September 24, 2008.

(3)	Premium based on Transmeta closing price of $14.92 per share on September 18, 2008.

(4)	Premium based on Transmeta closing price of $14.68 per share on August 27, 2008.

This analysis indicated that, based on the estimates and assumptions used in the analysis, the premium over the market price on November 14, 2008 and the unaffected market price on September 24, 2008 for our common stock implied by the assumed Per Share Merger Consideration of $18.70 per share was within the range of premiums paid in the selected transactions as calculated one trading day before announcement, the premium over the market price on November 10, 2008 and the unaffected market price on September 18, 2008 for our common stock implied by the assumed Per Share Merger Consideration of $18.70 per share was within the range of premiums paid in the selected transactions as calculated five trading days before announcement and the premium over the market price on October 20, 2008 and the unaffected market price on August 27, 2008 for our common stock implied by the assumed Per Share Merger Consideration of $18.70 per share was within the range of premiums paid in the selected transactions as calculated twenty trading days before announcement. Based on this analysis, Piper Jaffray also derived a range of implied equity values for our common stock of $10.31 to $37.46 per share. Piper Jaffray noted that the assumed Per Share Merger Consideration was $18.70 per share.

Trading History of Transmeta Common Stock.

Piper Jaffray reviewed general trading information concerning Transmeta, including the price of Transmeta common stock over selected periods measured from September 24, 2008 (the date of announcement of Transmeta’s sale process) and November 16, 2008 (the day prior to the date of announcement of the merger). Piper Jaffray presented the recent common stock trading information for Transmeta contained in the following tables:

Trading History Prior to Announcement of Sale Process

Pre-Sale Announcement (September 24, 2008)	$13.50
1-week prior (September 18, 2008)	$14.92
4-weeks prior (August 27, 2008)	$14.68
6-month average	$14.29
1-year average	$13.07
52-week high (August 12, 2008)	$15.38
52-week low (October 23, 2007)	$4.18

Trading History Prior to Announcement of Merger

November 14, 2008	$16.70
1-week prior (November 10, 2008)	$16.98
4-weeks prior (October 20, 2008)	$16.01
6-month average	$14.88
1-year average	$14.17
52-week high (November 13, 2008)	$17.65
52-week low (November 16, 2007)	$12.07

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Jaffray, but does summarize the material analyses performed by Piper Jaffray in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Jaffray’s view of the actual value of Transmeta.

Piper Jaffray’s opinion was one of many factors taken into consideration by our board of directors in making the determination to approve the merger agreement. While Piper Jaffray provided advice to our board of directors during their negotiations with Novafora, Piper Jaffray did not recommend any specific merger consideration.

Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Jaffray or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of our management that the information provided was prepared on a reasonable basis in accordance with industry practice, and that they were not aware of any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of the opinion, Piper Jaffray assumed that with respect to hypothetical liquidation analyses, financial forecasts, estimates and other forward-looking information relating to us reviewed by it, such information reflected the best then-available estimates and judgments of our management and is based on reasonable assumptions. Piper Jaffray expressed no opinion as to any hypothetical liquidation analyses, financial forecasts, estimates or other forward looking information of Transmeta or the assumptions on which they were based. Piper Jaffray did not act as an advisor to us, and did not express an opinion on, any legal, tax, accounting or regulatory matters in any jurisdiction. Piper Jaffray relied, with the consent of our board of directors, on advice of our outside counsel and our independent accountants, and on the assumptions of our management, as to all accounting, legal, tax and financial reporting matters with respect to us and the merger agreement.

Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto, (iv) all conditions to the consummation of the merger will be satisfied without waiver by any party of any conditions or obligations thereunder, (v) the Per Share Merger Consideration will be $18.70 (subject to adjustment as provided in the merger agreement), and (vi) the amount of our unrestricted cash, cash equivalents and short-term investments as of the effective time of the merger will not be lower than $240 million. In arriving at its opinion, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect Transmeta or the contemplated benefits of the merger.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Transmeta, or concerning the solvency or fair value of Transmeta and was not furnished with any such appraisals or valuations, nor did Piper Jaffray evaluate the solvency of Transmeta under any state or federal law relating to bankruptcy, insolvency or similar matters. Piper Jaffray did not express any opinion regarding the liquidation value of Transmeta or any other entity. Without limiting the generality of the foregoing, Piper Jaffray has not undertaken any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Transmeta or any of its affiliates is a party or may be subject, and at our direction and with the consent of our board of directors, Piper Jaffray’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed that neither Transmeta nor Novafora is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger.

Piper Jaffray’s opinion was necessarily based upon the information available to Piper Jaffray and facts and circumstances as they existed and were subject to evaluation on the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. Piper Jaffray did not express any opinion as to the price at which shares of common stock of Transmeta have traded or such stock may trade at any future time. Piper Jaffray has not undertaken to reaffirm or revise the opinion or otherwise comment upon any events occurring after the date of the opinion and does not have any obligation to update, revise or reaffirm the opinion.

The opinion addressed solely the fairness, from a financial point of view, to holders of common stock of Transmeta (other than Novafora or its affiliates) of the proposed Per Share Merger Consideration set forth in the merger agreement and did not address any other terms or agreement relating to the merger or any other terms of the merger agreement. Piper Jaffray was not requested to opine as to, and the opinion did not address, the basic business decision to proceed with or effect the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to Transmeta, including a liquidation, Novafora’s ability to fund the merger consideration, or the fairness of the merger to any other class of securities, creditor or other constituency of Transmeta, including the fairness of the allocation of the consideration among the common stock and the series B preferred stock of Transmeta. Piper Jaffray expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the merger, or any class of such persons, relative to the compensation to be received by holders of our common stock in the merger or with respect to the fairness of any such compensation.

Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements. Our board of directors selected Piper Jaffray to render its fairness opinion in connection with the transactions contemplated by the merger agreement on the basis of its experience and reputation in acting as a financial advisor in connection with mergers and acquisitions.

Piper Jaffray acted as our financial advisor in connection with the merger and will receive an estimated fee of approximately $2.1 million from us, approximately $1.3 million of which is contingent upon the consummation of the merger. Piper Jaffray received a non-refundable retainer in the amount of $300,000 and a fee of $500,000 from us for providing its opinion, both of which will be credited against the fee for financial advisory services. The opinion fee was not contingent upon the consummation of the merger or the conclusions reached in Piper Jaffray’s opinion. We also agreed to indemnify Piper Jaffray against certain liabilities in connection with its services and to reimburse Piper Jaffray for certain of its expenses. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of Transmeta for their own account or the account of their customers and, accordingly, Piper Jaffray or its affiliates may at any time hold a long or short position in such securities. Piper Jaffray does not currently own any securities of Transmeta for its own account. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to Transmeta, Novafora or entities that are affiliated with the Transmeta or Novafora, for which Piper Jaffray would expect to receive compensation. Piper Jaffray is not currently engaged by Novafora to provide any such services.

Merger Financing

The consummation of the merger is not subject to a financing contingency, and Novafora has represented and warranted in the merger agreement that it will have sufficient funds, together with the amount of Transmeta’s unrestricted cash, cash equivalents and short-term investments as of the effective time of the merger, to consummate the transactions contemplated by the merger agreement, including payment in full of the amounts payable to our stockholders in the merger.

Escrow Agreement

$11.6 million of the aggregate amount payable to Transmeta stockholders in the merger is held in an escrow account and is to be released upon the closing of the merger, all pursuant to the terms and conditions of the Escrow Agreement, dated as of November 14, 2008, by and among Transmeta, Novafora, Intellectual Venture Funding LLC (“Venture Funding”) and Silicon Valley Bank (the “escrow agreement”). A copy of the escrow agreement is attached as Appendix C to this proxy statement.

Venture Funding is an affiliate of Intellectual Ventures, a privately-held, invention investment company. Novafora has advised us that it expects to make a transfer of patent rights to an affiliate of Intellectual Ventures following the merger, but we have not been advised of the scope or terms of any such prospective transfer.

Under the escrow agreement, Silicon Valley Bank will release the escrow amount to the paying agent in the merger upon the receipt by Silicon Valley Bank of a certification from Venture Funding and confirmation of the consummation of the merger as evidenced by delivery to Silicon Valley Bank of a copy of the certificate of merger with respect to the merger, certified by the Secretary of State of the State of Delaware. Venture Funding is obligated to execute and irrevocably deliver, without conditions, the certification to Silicon Valley Bank if we have satisfied the closing conditions in the merger agreement concerning the accuracy of certain representations and warranties made by us in the merger agreement regarding to intellectual property and our compliance with certain covenants in the merger agreement regarding our activities between November 17, 2008 and the effective time of the merger with respect to intellectual property owned by us and our business lines, properties and assets.

Voting Agreements

In connection with the merger agreement, Novafora entered into voting agreements with all our directors and executive officers. These stockholders hold an aggregate of [          ] shares of our common stock as of the close of business on [          ], 2008, the record date set by our board of directors for the special meeting, which constitute approximately [     ]% of the shares of our common stock outstanding on that date. In addition, in connection with the merger agreement, Novafora entered into voting agreements with entities affiliated with Riley Investment Management LLC and Institutional Venture Partners, which agreements were subsequently terminated at the election of Novafora.

Pursuant to the voting agreements, the forms of which are attached hereto as Appendices B-1 (form of voting agreement entered into by Bryant R. Riley), B-2 (form of voting agreement entered into by T. Peter Thomas) and B-3 (form of voting agreement entered into by each of R. Hugh Barnes, Lester M. Crudele, Robert V. Dickinson, Murray A. Goldman, Rick Timmins, J. Michael Gullard, Daniel Hillman, John O’Hara Horsley and Sujan Jain), the parties described above have agreed, among other things, to vote all of their shares of Transmeta common stock:

•	in favor of the adoption of the merger agreement; and

•	against any acquisition proposal.

In addition, each of these parties has given representatives of Novafora an irrevocable proxy to vote their shares of Transmeta common stock in this manner.

The voting agreements prohibit each of the parties described above from transferring any shares of Transmeta common stock at any time prior to the termination of the voting agreement, except that each of those parties will be able to:

•	exercise any options held by each such party;

•	transfer or otherwise dispose such shares if, as a precondition to such transfer, the transferee agrees to be bound by the terms of the voting agreement and, if requested by Novafora, to execute an irrevocable proxy.

Each of the parties described above also has agreed not to exercise any rights of appraisal or any dissenter’s rights that such party may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the merger. Those parties also agreed not to, directly or indirectly, grant any proxies or powers of attorney with respect any shares of Transmeta common stock, deposit any shares of Transmeta common stock into a voting trust, enter into a voting agreement (other than the above referenced agreement) or similar arrangement or commitment with respect to any of the party’s shares of Transmeta common stock.

Each voting agreement terminates upon the earlier of (i) the consummation of the merger, (ii) the date and time of the termination of the merger agreement in accordance with its terms, (iii) such date and time designated by Novafora in a written notice to the parties described above and (iv) the date and time the merger agreement is amended in any manner adverse to the parties described above.

Interests of Our Directors and Executive Officers in the Merger

When considering our board of directors’ recommendation that Transmeta stockholders vote in favor of the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, Transmeta stockholders should be aware that our directors and executive officers may have interests in the merger that differ from, or which are in addition to, the interests of Transmeta stockholders. These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies, accelerated vesting of stock awards to executive officers and certain directors, and the receipt of severance benefits in the event of certain terminations prior to or upon the consummation of the merger. Transmeta stockholders should be aware of these interests when considering our board of directors’ recommendation to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Indemnification and Insurance

The merger agreement provides that for a period of six years from and after the effective time of the merger, Novafora will cause merger sub, as the surviving entity in the merger, to fulfill and honor the obligations of Transmeta to our present and former directors and officers pursuant to any indemnification and exculpation provisions under our certificate of incorporation or bylaws in effect on November 17, 2008, and pursuant to the terms of any indemnification agreements existing as of November 17, 2008 between us or any of our subsidiaries and our present and former directors and officers with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger.

The merger agreement also provides that for a period of six years from and after the effective time of the merger, Novafora will cause merger sub, as the surviving entity in the merger, to either maintain in effect our current directors’ and officers’ liability insurance policy with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger or purchase a six year extended reporting period endorsement with respect to our current directors’ and officers’ liability insurance policy and maintain such endorsement in full force and effect for its full term.

See section entitled “Agreement and Plan of Merger — Indemnification and Insurance” beginning on page 82.

Acceleration of Options Granted to our Non-Employee Directors

Under our equity incentive plans, the vesting of options to purchase Transmeta common stock granted to our non-employee directors will accelerate in full in connection with the merger. The following table sets forth information with respect to the estimated amount of accelerated vesting of options that each of our non-employee directors would be entitled to receive under our equity incentive plans, assuming a closing date of December 31, 2008 and an estimated per share cash merger consideration amount in the range of $18.70 to $19.00 per share of our common stock:

					Intrinsic Value of	Intrinsic Value of
					Accelerated	Accelerated
					Portion of	Portion of
					Options	Options
					Assuming Lower	Assuming Upper
				Additional	End of Estimated	End of Estimated
			Shares Vested	Shares Vesting	Merger	Merger
		Per Share	as of	as a Result	Consideration	Consideration
Name	Grant Date	Exercise Price	December 31, 2008	of Acceleration	Range	Range

R. Hugh Barnes	5/17/2001	$260.20	750	—	$—	$—
R. Hugh Barnes	4/15/2002	49.20	10,000	—	—	—
R. Hugh Barnes	5/16/2002	49.60	750	—	—	—
R. Hugh Barnes	5/30/2003	31.40	750	—	—	—
R. Hugh Barnes	5/27/2004	43.00	750	—	—	—
R. Hugh Barnes	5/9/2005	15.00	5,000	—	—	—
R. Hugh Barnes	11/18/2005	24.60	2,500	—	—	—
R. Hugh Barnes	6/2/2006	29.60	2,081	419	—	—
R. Hugh Barnes	8/1/2007	11.00	1,104	1,396	10,749	11,168
R. Hugh Barnes	9/19/2008	14.63	—	2,500	10,175	10,925
Robert V. Dickinson	5/12/2005	15.80	10,000	—	—	—
Robert V. Dickinson	11/18/2005	24.60	1,301	—	—	—
Robert V. Dickinson	6/2/2006	29.60	2,081	419	—	—
Robert V. Dickinson	8/1/2007	11.00	1,104	1,396	10,749	11,168
Robert V. Dickinson	9/19/2008	14.63	—	2,500	10,175	10,925
Murray A. Goldman	5/17/2001	260.20	750	—	—	—
Murray A. Goldman	4/15/2002	49.20	10,000	—	—
Murray A. Goldman	5/16/2002	49.60	750	—	—	—
Murray A. Goldman	5/30/2003	31.40	750	—	—	—
Murray A. Goldman	5/27/2004	43.00	750	—	—	—
Murray A. Goldman	5/9/2005	15.00	5,000	—	—	—
Murray A. Goldman	11/18/2005	24.60	2,500	—	—	—
Murray A. Goldman	6/2/2006	$29.60	2,081	419	$—	$—

					Intrinsic Value of	Intrinsic Value of
					Accelerated	Accelerated
					Portion of	Portion of
					Options	Options
					Assuming Lower	Assuming Upper
				Additional	End of Estimated	End of Estimated
			Shares Vested	Shares Vesting	Merger	Merger
		Per Share	as of	as a Result	Consideration	Consideration
Name	Grant Date	Exercise Price	December 31, 2008	of Acceleration	Range	Range

Murray A. Goldman	8/1/2007	$11.00	1,104	1,396	$10,749	$11,168
Murray A. Goldman	9/19/2008	14.63	—	2,500	10,175	10,925
J. Michael Gullard	7/15/2008	13.11	—	10,000	55,900	58,900
J. Michael Gullard	9/19/2008	14.63	—	445	1,811	1,945
Bryant R. Riley	9/18/2008	14.92	—	10,000	37,800	40,800
T. Peter Thomas	10/30/2000	190.00	1,500	—	—	—
T. Peter Thomas	5/17/2001	260.20	750	—	—	—
T. Peter Thomas	5/16/2002	49.60	750	—	—	—
T. Peter Thomas	5/30/2003	31.40	750	—	—	—
T. Peter Thomas	5/27/2004	43.00	750	—	—	—
T. Peter Thomas	5/9/2005	15.00	5,000	—	—	—
T. Peter Thomas	11/18/2005	24.60	2,500	—	—	—
T. Peter Thomas	6/2/2006	29.60	2,081	419	—	—
T. Peter Thomas	8/1/2007	11.00	1,104	1,396	10,749	11,168
T. Peter Thomas	9/19/2008	14.63	—	2,500	10,175	10,925
Rick Timmins	5/30/2003	31.40	3,000	—	—	—
Rick Timmins	5/27/2004	43.00	750	—	—	—
Rick Timmins	5/9/2005	15.00	7,000	—	—	—
Rick Timmins	11/18/2005	24.60	2,500	—	—	—
Rick Timmins	6/2/2006	29.60	2,081	419	—	—
Rick Timmins	8/1/2007	11.00	1,104	1,396	10,749	11,168
Rick Timmins	9/19/2008	$14.63	—	2,500	$10,175	$10,925

Retention and Severance Plan

Our retention and severance plan, which we adopted in 2003 and amended in 2004, provides severance benefits to our various executives in the event of our change of control. Under that plan, if the employment of a person in a position with Transmeta referred to in the chart below is terminated not for “cause,” or that person resigns for “good reason,” within 12 months following our change of control, then (1) that person will be paid a lump sum cash severance payment as described in the chart below and (2) the vesting of that person’s options and restricted stock will accelerate as described in the chart below:

Positions/Category	Lump Sum Cash Severance	Option and Restricted Stock Vesting

Chief Executive Officer	2 years base salary and 200% of target annual bonus for the year of termination of employment	full acceleration of vesting
Category 1 Person (as designated by our Board of Directors)	1 1/2 years base salary and 112.5% of target annual bonus for the year of termination of employment	2 years of additional vesting

For purposes of the retention and severance plan, “cause” means: (1) a good faith determination by our board of directors or our chief executive officer that the person in question willfully failed to follow the lawful written directions of our board of directors or chief executive officer, (2) engagement in gross misconduct which is materially detrimental to us, (3) willful and repeated failure or refusal to comply in any material respect to the proprietary information, inventions assignment and confidentiality agreement, or any other of our policies applicable to the person in question where non-compliance would be materially detrimental to us, or (4) conviction of, or plea of guilty to, a felony that our board of directors or chief executive officer reasonably believes would reflect adversely on us. For purposes of the retention and severance plan, “good reason” includes: (1) a significant diminution in the nature or scope of the authority, title, function or duties of the person in question from that person’s authority, title, function or duties in effect immediately preceding the change of control, (2) a reduction in the person’s base salary or target annual bonus or commission opportunity in effect immediately preceding the change of control, (3) a requirement that the person be based at any office or location more than fifty miles from the office where the person was employed immediately preceding the change of control, or (4) any material breach by us of the terms of the person’s employment offer letter or agreement with us, or of the retention and severance plan.

Lester M. Crudele participates in the retention and severance plan as our chief executive officer. Each of Daniel Hillman, John O’Hara Horsley and Sujan Jain, each an executive officer of Transmeta, participates in the retention and severance plan as a Category 1 Person.

Pursuant to the merger agreement, we have agreed to terminate the employment of each of our employees, including each of our executive officers, prior to the consummation of the merger and to pay such terminated employees all severance and other payments that they would have been entitled to receive under the terms of any existing agreement or employee benefit plan, including the retention and severance plan, had they been terminated after the effective time of the merger (see the section entitled “Agreement and Plan of Merger — Employee Matters” beginning on page 75). As a result, Messrs. Crudele, Hillman, Horsley and Jain will receive lump sum cash severance payments of $1,137,500, $443,438, $579,356 and $495,000, respectively, in connection with their terminations of employment. In addition, the vesting of all options held by Mr. Crudele will accelerate in full and the vesting of the options held by each of Messrs. Hillman, Horsley and Jain will accelerate as to an additional two years.

The following table sets forth information with respect to the estimated amount of accelerated vesting of options that each of our executive officers would be entitled to receive pursuant to our retention and severance plan, assuming a closing date of December 31, 2008 and an estimated per share cash merger consideration amount in the range of $18.70 to $19.00 per share of our common stock:

						Intrinsic Value of
					Intrinsic Value of	Accelerated
					Accelerated	Portion of
					Portion of Options	Options
					Assuming Lower	Assuming Upper
				Additional	End of Estimated	End of Estimated
		Per Share	Shares Vested	Shares Vesting	Merger	Merger
		Exercise	as of	as a Result	Consideration	Consideration
Name	Grant Date	Price	December 31, 2008	of Acceleration	Range	Range

Lester M. Crudele	6/8/2005	$14.40	10,000	—	$—	$—
Lester M. Crudele	11/18/2005	24.60	1,116	—	—	—
Lester M. Crudele	6/2/2006	29.60	2,081	419	—	—
Lester M. Crudele	3/1/2007	13.40	30,457	19,543	103,578	109,441
Lester M. Crudele	8/1/2007	11.00	30,457	19,543	150,481	156,344
Lester M. Crudele	11/9/2007	12.02	30,458	19,542	130,541	136,403
Lester M. Crudele	12/17/2007	13.36	50,000	100,000	534,000	564,000
Lester M. Crudele	5/12/2008	14.41	—	175,000	750,750	803,250
Daniel Hillman	12/17/2007	13.36	31,250	62,500	333,750	352,500
John O’Hara Horsley	7/20/2000	120.00	6,000	—	—	—
John O’Hara Horsley	9/12/2000	165.00	4,000	—	—	—
John O’Hara Horsley	7/26/2001	62.20	1,750	—	—	—
John O’Hara Horsley	8/28/2001	47.00	13,250	—	—	—
John O’Hara Horsley	4/15/2002	49.20	9,000	—	—	—
John O’Hara Horsley	11/13/2002	21.00	11,000	—	—	—
John O’Hara Horsley	5/30/2003	31.40	8,000	—	—	—
John O’Hara Horsley	5/27/2004	43.00	6,250	—	—	—
John O’Hara Horsley	5/9/2005	15.00	21,650	—	—	—
John O’Hara Horsley	6/2/2006	29.60	7,812	4,688	—	—
John O’Hara Horsley	12/17/2007	13.36	50,000	75,000	400,500	423,000
Sujan Jain	8/20/2007	10.04	12,500	18,750	162,375	168,000
Sujan Jain	12/17/2007	$13.36	41,666	62,500	$333,750	$352,500

Continuation of Health Benefits

We have agreed to pay the premiums for the continuation of health benefits for Mr. Crudele for a period of two years following his termination of employment from Transmeta and for each of Messrs. Hillman, Horsley and Jain for a period of 18 months following their respective terminations of employment from Transmeta. In lieu of continuing health benefits, and as a means to reduce COBRA participation, each terminated employee, including each of our executive officers, will have the option to elect to receive a one-time lump sum cash bonus payable upon consummation of the merger in an amount equal to the aggregate premiums otherwise payable by Transmeta for the continuation of health benefits for such terminated employee.

Ownership of Transmeta Common Stock and Options

The following table identifies, for each of our directors and executive officers, the number of shares of Transmeta common stock beneficially held by him or her as of December 1, 2008 and the aggregate number of shares of Transmeta common stock subject to his or her vested in-the-money options as of December 1, 2008 (assuming a vesting termination date of December 31, 2008 and the application of the vesting acceleration provided under the retention and severance plan and equity incentive plans):

		Shares of	Shares Subject to
Director and		Transmeta	Vested In-the-
Executive Officers	Relationship with Transmeta	Common Stock	Money Options

Bryant R. Riley	Director	1,098,671	10,000
T. Peter Thomas	Director	583,415	10,000
Lester M. Crudele	President, Chief Executive Officer and Director	—	485,000
John O’Hara Horsley	Executive Vice President, General Counsel and Secretary	176	146,650
Murray A. Goldman	Director	34,000	10,000
Sujan Jain	Executive Vice President and Chief Financial Officer	—	135,416
R. Hugh Barnes	Chairman of the Board of Directors of Transmeta	7,566	10,000
Rick Timmins	Director	—	12,000
Robert V. Dickinson	Director	—	15,000
Daniel Hillman	Vice President of Engineering	—	93,750
J. Michael Gullard	Director	—	10,445

Upon the effectiveness of the merger, each share of Transmeta common stock and each vested in-the-money option held by our directors and executive officers will be converted into the right to receive the respective cash amounts described above under the sections entitled “The Merger — Merger Consideration” and “— Effect on Outstanding Transmeta Options and Warrants — Options,” respectively, beginning on pages 24 and 25, respectively.

Voting Agreements

In connection with the merger agreement, all of our directors and executive officers entered into voting agreements with Novafora pursuant to which each of them have agreed, in their capacities as stockholders, to, among other things, vote the shares of our common stock held by such stockholder in favor of adoption of the merger agreement. These stockholders hold an aggregate of [          ] shares of our common stock as of the close of business on [          ], 2008, the record date set by our board of directors for the special meeting, which constitute approximately [     ]% of the shares of our common stock outstanding on that date. See the section entitled “The Merger — Voting Agreements” beginning on page 57.

Certain Legal Proceedings

On November 18, 2008, Transmeta, members of our board of directors and Novafora were named as defendants in a purported class action lawsuit filed in the Superior Court of California, County of Santa Clara, by an alleged stockholder and entitled Shivers v. Crudele, et al., Case No. 1-08-CV-127985. Beginning on November 19, 2008, four other purported class action lawsuits were filed by alleged stockholders in the same court against Transmeta and members of our board of directors and, in one instance, Novafora and Piper Jaffray & Co. Plaintiffs’ allegations include breach of fiduciary duty by the defendants in connection with the acquisition contemplated by the merger agreement, and the aiding and abetting of such breach on the part of Transmeta and Novafora. Plaintiffs seek certain equitable relief, including enjoining the acquisition, attorneys’ fees and other relief. On December 3, 2008, the Court entered an order consolidating the lawsuits.

While these matters are in the early stages of litigation, we believe they are without merit and we and our individual directors intend to vigorously defend them. As with any litigation, we are unable at this early stage to predict the outcome of the lawsuits or the impact of their pendency on us or on the consummation of the merger.

Amendment of Rights Agreement

In connection with the execution of the merger agreement, we entered into an amendment of the Rights Agreement, dated as of January 15, 2002, between Transmeta and Mellon Investor Services LLC (the “rights agreement”). As a result of this amendment, none of the provisions of the rights agreement will be triggered by, and our stockholders will not attain any rights under the rights agreement in connection with, the execution of the merger agreement and the voting agreements; the announcement of the merger agreement, the voting agreements and the merger; and the consummation of the merger.

Market Price and Dividend Data

Our common stock is included in the Nasdaq Global Market under the symbol “TMTA”. This table shows, for the periods indicated, the range of high and low bids for our common stock as quoted on the Nasdaq Global Market.

	High	Low

Year ending December 31, 2008:
First Quarter	$15.00	$11.88
Second Quarter	$15.27	$12.97
Third Quarter	$16.57	$12.50
Fourth Quarter through [ ], 2008
Year ended December 31, 2007
First Quarter	$22.80	$11.00
Second Quarter	$15.20	$5.60
Third Quarter	$20.80	$5.68
Fourth Quarter	$15.70	$4.10
Year ended December 31, 2006:
First Quarter	$43.60	$22.60
Second Quarter	$47.40	$26.00
Third Quarter	$33.60	$21.40
Fourth Quarter	$26.80	$21.80

The following table sets forth the closing per share sales price of our common stock, as reported on the Nasdaq Global Market on November 17, 2008, the last full trading day before the public announcement of the proposed merger, and on [          ], 2008, the latest practicable trading day before the date of this proxy statement:

Date	Closing Price

November 17, 2008		$17.52
[ ], 2008	$	[ ]

We have never declared or paid cash dividends on our common stock or preferred stock. Our current policy is to retain earnings for use in our business. Following the consummation of the merger, there will be no further market for Transmeta stock.

Regulatory Matters

We believe that the notification and waiting period requirements of the HSR Act do not apply to the proposed transaction, and that we will not be required to make any filings with the Antitrust Division or the FTC. However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed transaction. At any time before or after the consummation of the transaction, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of Novafora, Transmeta or their respective subsidiaries. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Novafora, Transmeta and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be. We believe we are not required to make any other filings nor obtain any material governmental consents or approvals before the consummation of the merger. If any approvals, consents or filings are required to consummate the merger, we will seek or make such consents, approvals or filings. See the section entitled “Agreement and Plan of Merger — Conditions to the Consummation of the Merger” beginning on page 79.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Appendix E. Stockholders intending to exercise appraisal rights should carefully review Appendix E. Failure to follow precisely any of the statutory procedures set forth in Appendix E may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock and preferred stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law (“Section 262”) within the appropriate time periods will be entitled to have their shares of our common stock and preferred stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock and preferred stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions:

•	A stockholder who desires to exercise appraisal rights must (i) not vote in favor of the merger and (ii) deliver a written demand for appraisal of the stockholder’s shares to the Corporate Secretary of Transmeta before the vote on the merger at the special meeting.

•	A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

•	A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

•	Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement at the special meeting. A holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring appraisal rights with respect to such shares who held such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Transmeta of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Transmeta Corporation, 2540 Mission College Boulevard, Santa Clara, California 95054, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by Transmeta prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must either vote against or abstain from voting on the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Within 120 days after the effective time of the merger, either merger sub, as the surviving company in the merger, or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value.

Transmeta stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See the section entitled “The Merger — Material United States Federal Income Tax Consequences” beginning on page 66.

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the merger, any stockholder who has demanded appraisal shall have the right to withdraw such stockholder’s demand for appraisal and to accept the cash merger consideration to which the stockholder is entitled pursuant to the merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of merger sub, as the surviving entity in the merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the cash merger consideration as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

Failure by any Transmeta stockholder to comply fully with the procedures described above and set forth in Appendix E to this proxy statement may result in termination of such stockholder’s appraisal rights.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences

This section discusses certain material United States federal income tax consequences of the merger that are generally applicable to Transmeta stockholders whose shares of our stock are surrendered in the merger in exchange for cash. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular holder of Transmeta stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service, or the IRS, nor an opinion of counsel will be requested concerning the United States federal income tax consequences of the merger. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

The following discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder of our stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, without limitation:

•	financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold our stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	holders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates;

•	holders who hold our stock through pass-through entities;

•	holders of our options or warrants;

•	holders who acquired our stock pursuant to the exercise of options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	holders who hold our stock as qualified small business stock; or

•	holders who exercise appraisal rights.

The discussion below applies only to our stockholders that hold our stock as capital assets at the time of the consummation of the merger. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our stockholders or any U.S. federal tax laws other than income tax laws. Finally the discussion below does not address the tax consequences of any transaction occurring prior to or after the merger (whether or not such transactions are in connection with the merger).

Taxable Sale.  The exchange of shares of our stock for cash in the merger will be a taxable transaction for United States federal income tax purposes, and possibly state, local and foreign tax purposes as well. A holder of our stock generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of our stock surrendered. Gain or loss will be calculated separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged in the merger. Holders of separate blocks of our stock should consult their tax advisors with respect to these rules. If at the time of the merger a non-corporate stockholder’s holding period for the shares of our stock is more than one year, any gain recognized will be long term capital gain, generally subject to United States federal income tax at a maximum rate of 15% under current law. If the non-corporate stockholder’s holding period for the shares of our stock is one year or less at the time of the merger, any gain will be subject to United States federal income tax at the same graduated rates as ordinary income. The use of capital losses is generally subject to limitations. For corporations, capital gain is taxed at the same rates as ordinary income, and the use of capital losses is subject to limitations.

Federal Backup Withholding.  To prevent federal backup income tax withholding with respect to cash received pursuant to the merger, each holder of our stock must either provide a correct taxpayer identification number and certify that such holder is not subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal or establish a basis for exemption from backup withholding. Holders of our stock who fail to provide the appropriate information will be subject to backup withholding at a tax withholding rate of 28% and may be subject to a penalties imposed by the IRS. If the amount withheld on a payment to a holder of our stock results in an overpayment of taxes, a refund generally may be obtained from the IRS.

THE PRECEEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. EACH HOLDER OF OUR STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO SUCH HOLDER AS A RESULT OF THE MERGER, AND ANY STATE, FEDERAL, LOCAL OR FOREIGN TAX CONSEQUENCES RELEVANT TO SUCH HOLDER AS A RESULT OF THE MERGER.

Delisting and Deregistration of Transmeta’s Common Stock

If the merger is consummated, our common stock will no longer be traded on the Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, as soon as practicable following the consummation of the merger. The delisting and deregistration will be accomplished by filing a Form 25 and a Form 15 with the SEC.

AGREEMENT AND PLAN OF MERGER

The following is a description of the material aspects of the Agreement and Plan of Merger (the merger agreement) but does not purport to describe all of the terms of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Appendix A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The representations and warranties described below and included in the merger agreement were made by Transmeta and Novafora to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by Transmeta and Novafora in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between Transmeta and Novafora rather than establishing matters as facts. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Transmeta or its business. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Transmeta or Novafora, and you should read the information provided elsewhere in this proxy statement and in Transmeta’s and Novafora’s filings with the SEC. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The Merger

Pursuant to the merger agreement, Transmeta will be merged with and into merger sub, which will be the surviving entity in the merger. At the effective time of the merger, all of Transmeta’s property, rights, privileges, immunities, powers and franchises before the merger will vest in merger sub as the surviving entity in the merger and all of Transmeta’s debts, liabilities and duties before the merger will become the debts, liabilities and duties of merger sub.

Merger Consideration

The merger agreement provides that (i) each share of our preferred stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $7.50 in cash, without interest, and (ii) each share of our common stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive an amount in cash, without interest, equal to the quotient obtained by dividing (1) the aggregate common stock merger consideration (determined in the manner provided below) by (2) the number of shares of our common stock outstanding as of the effective time of the merger, assuming the exercise of all vested in-the-money options.

The aggregate common stock merger consideration equals $255.6 million plus the aggregate exercise price of the vested in-the-money options less the sum of (i) the aggregate cash merger consideration payable with respect to shares of our preferred stock outstanding immediately prior to the effective time of the merger and (ii) the maximum aggregate cash consideration payable with respect to warrants to purchase Transmeta common stock outstanding as of the effective time of the merger, determined pursuant to the terms of such warrants.

The aggregate common stock merger consideration is subject to upward adjustment by the sum of, in each case determined as of the effective time of the merger:

•	the amount of any accounts receivable of Transmeta,

•	the amount of any security deposits for our operating leases, and

•	the amount, if any, by which the amount of our unrestricted cash, cash equivalents and short-term investments exceeds $244 million.

In addition, the aggregate common stock merger consideration is subject to downward adjustment by the sum of, in each case determined as of the effective time of the merger and, with respect to each of the amounts under the first eight bullets below, only to the extent unpaid as of the effective time of the merger:

•	the amount of indebtedness of Transmeta,

•	the amount of any fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other person retained by us in connection with the merger,

•	the amount of any bonus or tax gross-up payments and employer tax withholding obligations to, or severance costs and expenses of, our employees,

•	the amount of our obligations under our operating leases,

•	the amount of premiums and other costs related to our current directors’ and officers’ liability insurance policy and a six year extended reporting period endorsement with respect to that policy,

•	the amount of any accounts payable, accrued compensation expense, income tax payable, accrued restructuring costs and other accrued liabilities and current and long-term payables of Transmeta,

•	the amount, if any, by which (1) the aggregate elections made under our pre-tax flexible benefits plan exceeds (2) the aggregate amount contributed to our pre-tax flexible benefits plan through salary reductions,

•	the amount of any payments made in respect of dissenting shares, and

•	the amount, if any, by which the amount of our unrestricted cash, cash equivalents and short-term investments is less than $244 million.

Procedures for Payment of Merger Consideration

Stockholders should not return share certificates with the enclosed proxy card.

[          ] will act as the paying agent for the payment of the merger consideration. Promptly after the consummation of the merger, Novafora will instruct the paying agent to mail the following materials to each holder of record of our common stock at the time the merger is consummated:

•	a letter of transmittal for the stockholder’s use in submitting its shares to the paying agent for payment of the merger consideration, and

•	instructions explaining what a stockholder must do to effect the surrender of its share certificates in exchange for the merger consideration.

Upon receipt of a letter of transmittal from the paying agent, each stockholder should complete and sign the letter of transmittal and return it to the paying agent together with the stockholder’s share certificates and any other necessary documentation in accordance with the instructions.

Upon consummation of the merger, each Transmeta share certificate, other than those representing shares in respect of which appraisal rights under Delaware law have been perfected and shares held by Transmeta or any of our subsidiaries (which will be canceled in the merger), will represent only the right to receive the cash merger consideration described above.

Promptly after consummation of the merger, Novafora will deposit an amount of cash that, together with the $11.6 million deposited in escrow, will be sufficient to deliver the aggregate merger consideration payable in respect of shares of our common stock and preferred stock in trust with the paying agent for the benefit of our former stockholders.

Novafora and merger sub, as the surviving entity in the merger, are entitled to deduct and withhold from the consideration otherwise payable such amounts as are required by applicable law.

Transfers of Ownership and Lost Stock Certificates

Following the effective time of the merger, there will be no further registration of transfers of shares of Transmeta common stock and preferred stock. If, after such time, certificates representing Transmeta common stock or preferred stock are presented to merger sub, as the surviving entity in the merger, they will be cancelled and exchanged for the cash merger consideration. If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered share certificate is registered in our records, the paying agent will only issue such merger consideration if the certificate representing such shares and presented to the paying agent is properly endorsed or is otherwise accompanied by all documents required to evidence and effect such transfer and the person surrendering the share certificate for payment evidences that any applicable stock transfer taxes have been paid.

In the event any share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such share certificate to be lost, stolen or destroyed, the paying agent will issue, in exchange for such lost, stolen or destroyed share certificate, the cash merger consideration, the right into which shares represented by such certificate have been converted pursuant to the merger agreement.

Unclaimed Amounts

Any portion of the merger consideration which remains undistributed to our stockholders one year after the effective time of the merger will be delivered by the paying agent to Novafora, and thereafter any of our stockholders who have not previously exchanged shares for the merger consideration will only be entitled to request payment of the merger consideration from Novafora or merger sub, as the surviving entity in the merger.

Effect on Outstanding Transmeta Options and Warrants

Options

Novafora will not assume any Transmeta options outstanding immediately prior to the effective time of the merger. If the merger is consummated, (i) each outstanding option to purchase shares of Transmeta common stock with a per share exercise price less than the per share cash merger consideration to be received by holders of our common stock in the merger, to the extent vested and exercisable (the “vested in-the-money options”), will be converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the difference between the per share cash merger consideration to be received by holders of our common stock in the merger, as described above, and the per share exercise price of such vested in-the-money option, by (2) the number of vested shares of Transmeta common stock underlying such vested in-the-money option, and (ii) each unvested option to purchase shares of Transmeta common stock and each outstanding option to purchase shares of Transmeta common stock with a per share exercise price greater than or equal to the per share cash merger consideration to be received by holders of our common stock in the merger, whether vested or unvested, will be automatically cancelled without any consideration payable in respect thereof.

Warrants

If the merger is consummated, holders of outstanding warrants to purchase Transmeta common stock will continue to remain outstanding, with such adjustments as specified by the terms and conditions of the warrants, and Transmeta’s contractual obligations under the warrants will be assumed by Novafora. See the section of this proxy statement entitled “The Merger — Effect on Outstanding Transmeta Options and Warrants — Warrants” beginning on page 25.

Representations and Warranties

The representations and warranties described below and included in the merger agreement were made by Transmeta and Novafora solely for the benefit of each other for purposes of the merger agreement. These representations and warranties were made as of specific dates and are in some cases subject to important qualifications, limitations and supplemental information agreed to by Transmeta and Novafora in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Transmeta and Novafora or establishing the circumstances in which a party is not obligated to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, rather than to establish matters as facts. Moreover, the representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders, and information concerning the subject matter of such representations and warranties may change after the dates specified in the merger agreement, which subsequent information may or may not be fully reflected in public disclosures. Accordingly, you should not rely on the representations and warranties as disclosures or characterizations of the actual state of facts and circumstances regarding Transmeta or Novafora. The representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document for information regarding the parties. See the section entitled “Where You Can Find More Information” beginning on page 87.

Transmeta

We have made a number of representations and warranties to Novafora regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ corporate organization, good standing and qualification;

•	our corporate documents;

•	our ownership of our subsidiaries and our subsidiaries’ capital structure, including details regarding options to purchase Transmeta common stock;

•	the filing of required reports, prospectuses and other documents with the SEC, the compliance of such reports with the requirements of applicable federal securities laws, rules and regulations, the accuracy and completeness of the information contained in such reports and the content of our financial statements included in such reports, including the absence of undisclosed liabilities;

•	absence of specified changes during the period from September 30, 2008 to November 17, 2008;

•	title to our and our subsidiaries’ properties and assets;

•	intellectual property matters;

•	disclosure of our material contracts, performance of our obligations under such contracts and no defaults under such contracts;

•	our compliance with laws and governmental permits, including laws with respect to export controls, privacy and corrupt practices;

•	tax matters;

•	employee benefits matters, including compliance with the Employee Retirement Income Security Act, or ERISA;

•	interested party agreements or transactions involving us and our officers, directors or 5% stockholders;

•	the absence of pending or threatened litigation, the absence of governmental orders, and the absence of any material internal investigations since January 1, 2005;

•	environmental matters;

•	insurance matters;

•	our corporate power and authority to enter into the merger agreement and consummate the merger and other transactions contemplated by the merger agreement, and the approval by our board of directors of the merger and the merger agreement;

•	the enforceability of the merger agreement as a binding agreement of Transmeta;

•	governmental consents, approvals and filings required in connection with the merger;

•	no conflict resulting from the merger agreement or the merger with our charter documents, applicable law or our material contracts, and no creation or imposition of any lien as a result of entering into the merger agreement or consummating the merger;

•	the accuracy and completeness of information in this proxy statement and its compliance with applicable federal securities laws;

•	the opinion of our financial advisor with respect to the fairness of the merger consideration;

•	agreements with bankers, brokers and finders;

•	required approvals under Delaware law and other state laws governing takeovers;

•	the amendment of our rights agreement; and

•	the enforceability of the escrow agreement as a binding agreement of Transmeta.

Novafora

Novafora has made a number of representations and warranties to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	Novafora’s and merger sub’s corporate organization, good standing and qualification;

•	Novafora’s compliance with laws;

•	the absence of pending or threatened litigation against Novafora;

•	Novafora’s and merger sub’s corporate power and authority to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement as a binding agreement of Novafora and merger sub;

•	governmental consents, approvals and filings required in connection with the merger;

•	no conflict resulting from the merger agreement or the merger with Novafora’s or merger sub’s charter documents, applicable law or Novafora’s contracts;

•	the accuracy and completeness of information provided by Novafora for inclusion in this proxy statement;

•	the accuracy and completeness of the financial statements delivered by Novafora to us and the absence of a material adverse effect on Novafora’s ability to consummate the merger during the period beginning on September 30, 2008 and ending on November 17, 2008;

•	ownership of our stock by Novafora or merger sub;

•	no prior merger sub operations;

•	availability to Novafora of sufficient funds to pay the merger consideration;

•	agreements with bankers, brokers and finders;

•	the enforceability of the escrow agreement as a binding agreement of Novafora; and

•	the solvency of Novafora.

Material Adverse Effect

Several of the representations and warranties of Transmeta are qualified by a material adverse effect standard.

As used in the merger agreement and this proxy statement, a “material adverse effect” on us means any change, event, circumstance or effect (each, an “effect”), individually or in the aggregate, (i) that is reasonably likely to impede our authority or ability to consummate the merger or (ii) that is or is reasonably likely to be materially adverse to the business, financial condition, assets (including intangible assets), liabilities, or results of operations of Transmeta and our subsidiaries taken as a whole, provided, that none of the following, alone or in combination, shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a material adverse effect pursuant to clause (ii) of this sentence:

•	effects resulting from conditions generally affecting the industries in which we or any of our subsidiaries participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Transmeta and our subsidiaries taken as a whole when compared to other firms in the industries in which we or any of our subsidiaries participates;

•	changes in the trading price or trading volume of Transmeta common stock (provided that such exclusion shall not apply to any underlying effect that may have caused such change in trading prices or volumes);

•	effects resulting from the announcement (or pre-announcement disclosure), or pendency of the merger and the other transactions contemplated by the merger agreement (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier or similar relationships or any loss of employees);

•	any failure by us to meet internal or third party projections, predictions, guidance, estimates or forecasts for any period ending (or for which revenues or earnings are released) on or after November 17, 2008;

•	effects resulting from acts of terrorism, war or other military conflict, earthquake, fire, storm, flood or other acts of God, to the extent that such conditions do not have a disproportionate impact on the Transmeta and our subsidiaries taken as a whole when compared to other firms in the industries or geographies in which we or any of our subsidiaries participates;

•	effects resulting from compliance with the terms of the merger agreement;

•	any fees, expenses or change in control payments incurred in connection with the merger; or

•	changes in applicable legal requirements or generally accepted accounting principles.

Interim Operations of Transmeta

We have agreed that, prior to the consummation of the merger, each of Transmeta and our subsidiaries will use commercially reasonable efforts to conduct our business and operations in the ordinary course of business in accordance with past practices and in material compliance with all applicable legal requirements. We have also agreed that, prior to the consummation of the merger, we and our subsidiaries will use commercially reasonable efforts to pay our taxes, debts and other liabilities when due, to keep available the services of our employees and to preserve our relationships with our customers, suppliers, distributors, consultants licensors, licensees and others with which we have business dealings.

In addition, we have agreed that, prior to the consummation of the merger, unless otherwise approved in writing by Novafora, neither Transmeta nor any of its subsidiaries will:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of our capital stock or acquire, redeem or otherwise reacquire any shares of our capital stock or other securities, other than pursuant to our right to acquire restricted shares of our common stock held by an employee upon termination of such employee’s employment;

•	sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security or any instrument convertible into or exchangeable for any capital stock or other security, except that (i) we may issue shares of our common stock upon the valid exercise of outstanding options and pursuant to our employee stock purchase plan, and we may, in the ordinary course of business and consistent with past practices grant options or shares of restricted common stock under our equity incentive plans to any newly hired employee or to existing employees in the ordinary course of business and consistent with past practices in connection with our customary review and promotion processes;

•	amend or waive any of our rights under, or, except pursuant to any agreement in existence as of November 17, 2008, accelerate the vesting under, any provision of any of our employee benefit plans, any provision of any agreement evidencing any outstanding option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security, except as required by applicable legal requirements;

•	amend or permit the adoption of any amendment to the charter documents of Transmeta or any of our subsidiaries;

•	acquire any interest in any other entity; or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	make any capital expenditure or enter into any transaction or commitment, in each case, exceeding $250,000 individually or $500,000 in the aggregate, other than capital expenditures in the ordinary course of business, consistent with past practice;

•	make any pledge of any of its material assets or permit any of its material assets to become subject to any encumbrances other than pursuant to borrowing under any existing lines of credit;

•	lend money to any person (other than advances to employees for business expenses in the ordinary course of business);

•	except as required under any collective bargaining agreement or other agreement with a labor organization representing any employees, establish, adopt, enter into or amend any of our employee benefit plans, except to the extent required by applicable legal requirements;

•	renew any collective bargaining agreement or enter into any new collective bargaining agreement, if such renewed or new collective bargaining agreement would materially increase the costs and/or obligations imposed on us;

•	contribute any material amount to any trust or other arrangement funding any employee benefit plan, except to the extent required by the existing terms of such plans (including any 401(k) matching contributions), trust or other funding arrangement, by any collective bargaining agreement, by any existing written employment agreement, or by applicable legal requirements;

•	hire any employee at the level of vice president or above or with an annual base salary in excess of $200,000;

•	other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in generally accepted accounting practices or SEC rules and regulations, change any of our methods of accounting or accounting practices in any material respect;

•	make or change any material tax election;

•	commence any legal proceeding, except: (i) with respect to routine matters in the ordinary course of business and consistent with past practices; (ii) in such cases where we reasonably determine in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of our business; or (iii) in connection with a breach of the merger agreement or related to the merger or the other transactions contemplated by the merger agreement;

•	sell, lease, license, assign, transfer, convey or otherwise dispose of, create any material encumbrance with respect to, or amend any existing agreement covering or with respect to, any intellectual property owned by us;

•	split, combine or reclassify any of our or any of our subsidiary’s capital stock;

•	enter into any contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

•	enter into, amend, modify, or terminate any material agreement, or waive, release or assign any material rights or claims under any material agreement;

•	enter into or modify any customer, reseller or distributor agreement;

•	undertake any material restructuring activities, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

•	sell, lease, license, encumber, abandon or otherwise dispose of any business lines or any properties or assets (tangible or intangible), including, without limitation, any intellectual property owned by us;

•	make any material revaluation of any of our assets, including, without limitation, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable;

•	cancel, or terminate without reasonable substitute policy, any material insurance policy naming the Transmeta as a beneficiary or a loss payee without notice to Novafora;

•	except as required to comply with applicable law, any contract or any employee benefit plan existing as of November 17, 2008, (i) materially increase the compensation or fringe benefits payable or to become payable to any Transmeta employee (except for normal increases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice); (ii) make any promise, commitment or payment of any bonus payable or to become payable to any Transmeta employee (except bonuses made to current non-officer employees or newly hired non-officer employees in the ordinary course of business consistent with past practice); (iii) adopt any new, or change or terminate any existing severance, change of control, termination or bonus plan, policy or practice applicable to any Transmeta employee; (iv) enter into any new employment, severance, termination, change of control or indemnification agreement or any new agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Transmeta of the nature contemplated by the merger agreement (either alone or upon the occurrence of additional or subsequent events), (v) incur any liability or obligation to any of our officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of business consistent with past practices, or (vi) forgive any loan to any Transmeta Employee in an amount in excess of $10,000; or

•	agree or commit to do any of the foregoing.

Furthermore, we have agreed that, prior to the consummation of the merger, we will use commercially reasonable efforts to promptly notify Novafora in writing after learning of (i) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions in the merger agreement to Novafora’s obligations to consummate the merger impossible or reasonably unlikely or that constitutes a material adverse effect on us, or (ii) any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or a arbitration panel, board or governmental entity, initiated by or against us, or known to be threatened against us or any of our subsidiaries, or any of our respective officers, directors, employee or stockholders in their capacity as such.

Employee Matters

Pursuant to the merger agreement, we have agreed to terminate the employment of each of our employees prior to the consummation of the merger and to pay such terminated employees all severance and other payments that they would have been entitled to receive under the terms of any existing agreement or employee benefit plan had they been terminated after the effective time of the merger. In addition, we have agreed, upon the request of Novafora, to take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than immediately before the effective time of the merger, any of our employee benefit plans that contain a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. In addition, Novafora has agreed to provide continuation coverage under COBRA to those individuals who are Company M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b)) with respect to merger.

Prior to the consummation of the merger, we will allow Novafora reasonable access to our employees and provide Novafora any information it may reasonably request for the purpose of evaluating and, in Novafora’s sole discretion, making offers of employment with Novafora or merger sub, as the surviving entity in the merger, to such employees. Novafora agrees to cause all such employees offered employment to be eligible to participate in Novafora’s or merger sub’s employee benefit plans and programs, if any, and in each case, in accordance with their terms and consistent with the eligibility criteria applied by Novafora to other Novafora employees.

Stockholder Meeting

We have agreed to take all action necessary in accordance with our charter documents, applicable law and the Nasdaq Stock Market to give notice of, convene and hold a meeting of our stockholders as soon as reasonably practicable after clearance of this proxy statement by the SEC, to use commercially reasonable efforts to solicit from our stockholders proxies in favor of adoption of the merger agreement, and to take all other action necessary or advisable to secure the approval of our stockholders. We may adjourn or postpone the meeting of our stockholders to the extent necessary to ensure that any necessary supplement or amendment to this Proxy Statement is provided to our stockholders in advance of a vote on the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement, or, if, as of the time of the meeting, there is not a quorum necessary to conduct the business at the meeting. Subject to its ability to change its recommendation under certain circumstances (see the “Agreement and Plan of Merger — No Solicitation Covenant; Change in Board Recommendation” below), our board of directors has agreed to unanimously recommend the adoption of the merger agreement to our stockholders.

No Solicitation Covenant; Change in Board Recommendation

We have agreed with Novafora that our directors and executive officers will not, and we will not authorize or direct any of our subsidiaries or any of our or our subsidiaries’ respective employees, directors, officers, agents, investment bankers, attorneys, accountants, advisors and other representatives to, directly or indirectly:

•	solicit, initiate, seek or knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of any acquisition inquiry or acquisition proposal;

•	furnish or make available any non-public information regarding Transmeta to any person in connection with or in response to any acquisition inquiry or acquisition proposal;

•	enter into, participate or engage in, or continue any discussions or negotiations with any person in connection with or in response to any acquisition inquiry or acquisition proposal;

•	agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any acquisition proposal or adopt a board resolution to do any of the foregoing;

•	enter into any letter of intent or similar document or agreement (binding or not binding) contemplating or otherwise relating to any acquisition transaction; or

•	grant any discretionary waiver or release under any effective standstill or similar agreement with respect to Transmeta, or any class of equity securities of Transmeta.

We have also agreed with Novafora that we and our subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any person conducted prior to or on November 17, 2008 with respect to any acquisition proposal and request the prompt return or destruction of all confidential information of Transmeta previously furnished to such person and which such person is not entitled to retain, and shall not, nor permit any of our subsidiaries to, exercise its discretion to waive any rights under any standstill, confidentiality or similar agreements entered into by such person.

As used in the merger agreement and in this proxy statement, the term “acquisition transaction” generally means any transaction or series of related transactions (other than the merger involving Novafora, any transaction permitted pursuant to the terms of the merger agreement and any transaction in furtherance of the merger involving

Novafora or the other transactions contemplated by the merger agreement with the express consent of Novafora) involving:

•	any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which Transmeta or any of our subsidiaries is a party or a constituent corporation; (ii) in which a person or group directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding voting securities of Transmeta or any of our subsidiaries; or (iii) in which we issue securities representing more than 20% of the outstanding voting securities of Transmeta; or

•	any sale, exchange, transfer, exclusive license (other than in the ordinary course of business), acquisition or disposition (including by way of joint venture) of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Transmeta and our subsidiaries; or

•	any liquidation, dissolution or recapitalization of Transmeta or any of our subsidiaries, or any extraordinary dividend, whether of cash or other property.

As used in the merger agreement and in this proxy statement, the term “acquisition proposal” means any offer, proposal, agreement, expression of interest or indication of interest (whether binding or not binding), made, provided or submitted to Transmeta or any of our subsidiaries or any of our representatives, or any public announcement of any intention to enter into or make any such offer, proposal, agreement, expression of interest or indication of interest (whether binding or not binding), relating to, or involving an acquisition transaction.

As used in the merger agreement and in this proxy statement, the term “acquisition inquiry” means any inquiry of, or communication, expression of interest or proposal to, Transmeta or any of our subsidiaries or any of our representatives (other than by Novafora or any of its affiliates or representatives), in each case concerning, or that would reasonably be expected to lead to, an acquisition transaction, but which is not itself an acquisition proposal.

As used in the merger agreement and in this proxy statement, the term “superior proposal” means an unsolicited, bona fide written offer by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed promptly by a back-end merger), all or substantially all of the assets of Transmeta or in excess of 50% of the outstanding voting securities of Transmeta and as a result of which Transmeta stockholders immediately preceding such transaction would cease to hold, by virtue of retaining or converting their equity interests in Transmeta, at least 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, that our board of directors has determined, in its good faith judgment, after consultation with our outside legal counsel and financial advisor, to be more favorable, from a financial point of view, to our stockholders than the merger (after giving effect to any adjustments to the terms of the merger agreement definitively proposed by Novafora in response to such acquisition proposal, provided, that such acquisition proposal cannot include as a condition to consummation the requirement that the third party have obtained financing.

Superior Proposals

The merger agreement provides that at any time prior to obtaining stockholder adoption of the merger agreement, our board of directors may, in response to an acquisition proposal that was not solicited in, or submitted as a result of, a violation of our covenant not to solicitation covenant described above and that our board of directors reasonably concludes in good faith (after consultation with its outside legal counsel and financial advisor) is, or could reasonably be expected to become, a superior proposal, take any of the actions described below:

•	we may engage in discussions or negotiations with the person or group making the acquisition proposal and otherwise cooperate with and assist such person or group with respect to such acquisition proposal; and

•	we may deliver or make available non-public information to the person or group making the acquisition proposal.

•	we contemporaneously furnish to Novafora all non-public information furnished to such person or group making the acquisition proposal (to the extent not previously provided to Novafora).

We may take any of the above-described actions only if:

•	our board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations to our stockholders under applicable law;

•	the person or group making the acquisition proposal executes a confidentiality agreement in substantially the same form as the confidentiality agreement executed by Novafora and us, which confidentiality agreement does not include any provision having the actual or purported effect of restricting us from fulfilling our obligations under the merger agreement or confidentiality agreement with Novafora;

•	we have given Novafora at least 48 hours prior written notice of our intention to take any of the above-described actions;

•	prior to or contemporaneously with delivery or making available any non-public information to such person or group making the acquisition proposal, we deliver to Novafora such non-public information (to the extent not previously delivered to Novafora).

Change in Recommendation

The merger agreement provides that, subject to our termination right in connection with a superior proposal as described under the heading “Agreement and Plan of Merger — Termination of the Merger Agreement” below and except as described below, our board of directors will unanimously recommend to our stockholders that they vote in favor of the adoption of the merger agreement at the special meeting and that our board of directors will not withhold, withdraw, amend, qualify or modify in a manner adverse to Novafora our board of director’s recommendation that our stockholders vote in favor of the adoption of the merger agreement. In other words, except as described below, we are generally prohibited from making a “change in recommendation,” which, as used in the merger agreement and in this proxy statement, means withholding, withdrawing, amending, qualifying or modifying in a manner adverse to Novafora our board of director’s recommendation that our stockholders vote in favor of the adoption of the merger agreement.

Notwithstanding the obligation described in the paragraph above, solely in response to (i) the receipt of an acquisition proposal that was not solicited in, or submitted as a result of, a violation of our covenant not to solicit described at the beginning of this section that our board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) to be a superior proposal or (ii) a material development or change in material circumstances occurring or arising after November 17, 2008 that was neither known nor reasonably foreseeable and not relating to any acquisition proposal (such material development or change in material circumstances shall be called an “intervening event” as used in the merger agreement and in this proxy statement), our board of directors may make a change in recommendation if all of the following conditions are met:

•	in the case of a superior proposal, such superior proposal has not been withdrawn and continues to be a superior proposal;

•	we have:

•	delivered to Novafora a written notice at least 48 hours prior to the meeting of our board of directors at which our board of directors will consider the possibility of effecting a change of recommendation in response to an acquisition proposal or an intervening event, which notice shall state expressly (i) that the we have received an acquisition proposal or determined the existence of an intervening event, (ii) the material terms and conditions of the acquisition proposal and the identity of the person or group making the acquisition proposal or, in the case of an intervening event, describe in reasonable detail the cause and factors constituting such intervening event, and (iii) that we intend to consider the possibility of effecting a change of recommendation, and

•	during the aforementioned 48 hour period, if requested by Novafora, engaged in good faith negotiations with Novafora with respect to any revised proposal from Novafora in respect of the terms of the merger; and

•	our board of directors has concluded in good faith, after receipt of advice from and consultation with our outside legal counsel, that, in light of such superior offer or intervening event, and after considering any adjustments to the terms of the merger as a result of negotiations with Novafora, that failure to effect a change of recommendation would reasonably be likely to result in a breach of its fiduciary obligations to our stockholders.

To the extent that our board has determined to effect a change in recommendation in response to a superior offer in accordance with the merger agreement, we will have the ability to terminate the merger agreement as described in the section entitled “Agreement and Plan of Merger — Termination of the Merger Agreement” below on condition that we pay Novafora the termination fee also described in that section.

Notification Obligations

We have agreed to:

•	as promptly as practicable advise Novafora of the receipt of any acquisition inquiry or acquisition proposal (including, the identity of the person(s) from which such acquisition inquiry or acquisition proposal was received or the person(s) on whose behalf such acquisition inquiry or acquisition proposal was made) and the material terms and conditions thereof;

•	keep Novafora reasonably informed as promptly as practicable of the status and terms of any such acquisition inquiry or acquisition proposal, and

•	provide to Novafora as promptly as practicable a copy of all written materials and written information provided to us in connection with any such acquisition inquiry or acquisition proposal, or any material modification or material amendment thereto.

Tender Offer Rules

The no solicitation covenant in the merger agreement does not prevent us from complying with Rules 14d-9 and 14e-2(a) under the Securities Exchange Act of 1934, as amended, with regard to an acquisition proposal, except that in order to effect a change of recommendation, our board of directors must first comply with the requirements outlined above under the heading “Agreement and Plan of Merger — No Solicitation Covenant; Change in Board Recommendation — Change in Recommendation” on page 76.

Timing of Closing

We intend to work towards closing the merger as promptly as possible. In accordance with the merger agreement, the closing of the merger will occur on a time and date specified by the parties, but unless the parties agree otherwise, in no event later than the second business day following the satisfaction or waiver of all of the conditions set forth in the merger agreement, other than those conditions that by their terms are to be satisfied on the closing date of the merger, but subject to the satisfaction or waiver of such conditions.

Conditions to the Consummation of the Merger

Conditions to the Obligations of Novafora and Merger Sub

The obligations of Novafora and merger sub to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties made by us in the merger agreement (disregarding all qualifications and exceptions relating to materiality or material adverse effect) shall be accurate, in each case, both when made and as of the closing date of the merger (except to the extent made as of a specific date, in which case as of such date), except where the failure of such representations and warranties to be accurate, individually or in the aggregate, does not have a material adverse effect on us (as described in the section entitled “Agreement and Plan of Merger — Representations and Warranties — Material Adverse Effect” beginning on page 72);

•	all of the covenants and obligations in the merger agreement that we are required to comply with or to perform at or prior to the closing of the merger shall have been complied with and performed in all material respects;

•	our stockholders shall have adopted the merger agreement;

•	Novafora shall have received a certificate executed by our chief executive officer and chief financial officer confirming that certain conditions to the obligations of Novafora and merger sub to consummate the merger have been duly satisfied or waived;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction or other governmental entity and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal;

•	since November 17, 2008, there shall not have occurred a material adverse effect on us that is continuing;

•	no legal proceeding shall be pending or expressly threatened in writing by any governmental entity of competent jurisdiction that has a reasonable likelihood of success, wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the merger, (ii) cause the merger to be rescinded or (iii) result in an antitrust restraint (as described in the section entitled “Agreement and Plan of Merger — Conditions to the Consummation of the Merger” beginning on page 79), and no such order shall be in effect nor shall any legal requirement have been enacted having any such effect

•	no loans from us for borrowed money to any current or former employee, director or other service provider shall be outstanding; and

•	we shall have delivered to Novafora a statement, certified by our chief financial officer, setting forth certain calculations relating to the amount of cash merger consideration.

As used in the merger agreement and in this proxy statement, the term “antitrust restraint” means any of the following:

•	the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of Novafora or any of its affiliates or Transmeta or any of ours subsidiaries;

•	the imposition of any material limitation or regulation on the ability of Novafora or any of its affiliates to freely conduct their business or own such assets; or

•	the holding separate of the shares of Transmeta capital stock or any material limitation or regulation on the ability of Novafora or any of its affiliates to exercise full rights of ownership of the shares of Transmeta capital stock.

Conditions to the Obligations of Transmeta

Our obligations to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties made by Novafora and merger sub in the merger agreement (disregarding all qualifications and exceptions relating to materiality or a material adverse effect on Novafora’s ability to consummate the merger) shall be accurate, in each case, both when made and as of the closing date of the merger (except to the extent made as of a specific date, in which case as of such date), except where the failure of such representations and warranties to be accurate, individually or in the aggregate, does not have a material adverse effect on Novafora’s ability to consummate the merger;

•	all of the covenants and obligations in the merger agreement that Novafora and merger sub are required to comply with or to perform at or prior to the closing of the merger shall have been complied with and performed in all material respects;

•	our stockholders shall have adopted the merger agreement;

•	we shall have received a certificate executed by an officer of Novafora confirming that certain conditions to our obligations to consummate the merger have been duly satisfied or waived;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction or other governmental entity and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal; and

•	the certification from Intellectual Venture Funding LLC pursuant to the escrow agreement shall have been irrevocably, and without any condition, delivered to Silicon Valley Bank.

Termination of the Merger Agreement

Novafora or we can terminate the merger agreement by written notice under specified circumstances, including:

•	by mutual written consent of Novafora and us;

•	by either Novafora or us if the merger has not been consummated by March 17, 2009 (the “outside date”) or any other date that we and Novafora may agree upon in writing; provided, however, that the outside date shall automatically be extended to June 17, 2009 in the event that as of March 17, 2009 each of the conditions to the consummation of the merger (other than those that by their nature are only to be satisfied as of the consummation of the merger) have been satisfied or waived, other than the conditions that there not have been (i) a temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger issued by any court of competent jurisdiction or other governmental entity that remains in effect, or (ii) any legal requirement enacted or deemed applicable to the merger that makes consummation of the merger illegal; provided, further, that this right to terminate the merger agreement will not be available to a party whose failure to perform any covenant or obligation in the merger agreement required to be performed by such party at or prior to the effective time was the principal cause in the failure of the merger to be consummated by such date;

•	by either Novafora or us if a court of competent jurisdiction or other governmental entity shall have issued a final and nonappealable order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	by either Novafora or us if the approval of our stockholders to adopt the merger agreement is not obtained at the special meeting, or at any adjournment or postponement of the special meeting;

•	by Novafora, at any time prior to our stockholders’ adoption of the merger agreement, if (each, a “triggering event”):

•	our board of directors or any committee thereof shall have effected a change of recommendation with respect to the merger;

•	our board of directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of the merger agreement within 10 days after Novafora delivers to us a request in writing that such recommendation be reaffirmed;

•	our board of directors approves or publicly endorses or recommends any acquisition proposal;

•	we enter into any letter of intent or similar document or agreement accepting any acquisition proposal or otherwise enter into any acquisition proposal; or

•	a tender or exchange offer relating to securities of Transmeta is commenced by a person unaffiliated with Novafora and we have not sent to our stockholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that we recommend rejection of such tender or exchange offer.

•	by Novafora following a breach of any representation, warranty, covenant or agreement in the merger agreement on the part of Transmeta, such that the corresponding closing conditions relating to the accuracy of our representations and warranties and our compliance with covenants cannot be met; provided, that if such inaccuracy or breach is curable by us within 30 days, then, provided, that we continued to use commercially reasonable efforts to cure such inaccuracy or breach, Novafora may not terminate the merger agreement if such inaccuracy or breach is cured during such 30-day period;

•	by us following a breach of any representation, warranty, covenant or agreement in the merger agreement on the part of Novafora, such that the corresponding closing conditions relating to the accuracy of Novafora’s representations and warranties and Novafora’s compliance with covenants cannot be met; provided, that if such inaccuracy or breach is curable by Novafora within 30 days, then, provided, that Novafora continued to use commercially reasonable efforts to cure such inaccuracy or breach, we may not terminate the merger agreement if such inaccuracy or breach is cured during such 30-day period;

•	by us if our board of directors makes a change in recommendation with respect to the merger in response to a superior proposal in compliance with the merger agreement and we pay Novafora the termination fee of $5,000,000 as described under the heading “Agreement and Plan of Merger — Termination Fee” below; and

•	by Novafora, at any time prior to our stockholders’ adoption of the merger agreement, if we materially breach the no solicitation covenant described above.

Termination Fee

The merger agreement requires that we pay Novafora a termination fee of $5,000,000 if:

•	the merger agreement is terminated by Novafora in response to the occurrence of a triggering event, in which case the termination fee would be payable two business days after such termination;

•	the merger is terminated by us after any change in recommendation by our board of directors with respect to the merger in response to a superior proposal in compliance with the merger agreement, in which case the termination fee would be payable prior to or concurrent with such termination; or

•	the merger agreement is terminated by Novafora based upon the failure of our stockholders to approve the merger agreement at the special meeting or at any adjournment or postponement thereof or upon our material breach of the no solicitation covenant described above; provided, that, at the time of the special meeting or at any adjournment or postponement thereof, an acquisition proposal (for this purpose, replacing each reference to “20%” in the definition of “acquisition transaction” with “50%”) shall have been publicly announced and not withdrawn, and within nine months following such termination, any acquisition transaction is consummated or we enter into a contract providing for an acquisition transaction that is subsequently consummated, in which case the termination fee would be payable concurrently with the consummation of that acquisition transaction.

Indemnification and Insurance

The merger agreement provides that for a period of six years from and after the effective time of the merger, Novafora will cause merger sub, as the surviving entity in the merger, to fulfill and honor the obligations of Transmeta to our present and former directors and officers pursuant to any indemnification and exculpation provisions under our certificate of incorporation or bylaws in effect on November 17, 2008, and pursuant to the terms of any indemnification agreements existing as of November 17, 2008 between us or any of our subsidiaries and our present and former directors and officers with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger.

The merger agreement also provides that for a period of six years from and after the effective time of the merger, Novafora will cause merger sub, as the surviving entity in the merger, to either maintain in effect our current directors’ and officers’ liability insurance policy with respect to claims arising out of acts or omissions occurring at or prior to the effective time of the merger or purchase a six year extended reporting period endorsement with respect to our current directors’ and officers’ liability insurance policy and maintain such endorsement in full force and effect for its full term.

However, in no event will merger sub be required to expend an annual premium for any such coverage in excess of 200% of the annual premium currently paid by us under our directors’ and officer’s liability insurance policy in effect as of November 17, 2008, and if the cost for any such coverage is in excess of such amount, merger sub will only be required to maintain such coverage as is available for such amount. Prior to the effective time of the merger, we may purchase such a “tail” policy under the same terms and conditions as described above. The merger agreement provides that the obligations regarding indemnification and directors’ and officers’ insurance described above will survive the consummation of the merger and that our directors and officers are intended third-party beneficiaries under the merger agreement of these obligations of Novafora and merger sub in the merger with respect to indemnification and directors’ and officers’ insurance.

Additional Covenants

The merger agreement provides additional covenants of the parties.

We and Novafora have agreed to use commercially reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the merger and the other transactions contemplated by the merger agreement, including:

•	making all filings (if any) and give all notices (if any) required to be made and given in connection with the merger and the other transactions contemplated by the merger agreement;

•	using commercially reasonable best efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) in connection with the merger and the other transactions contemplated by the merger agreement.

We and Novafora have agreed to consult with each other before issuing any press release or otherwise making any public statement regarding the merger and the other transactions contemplated by the merger agreement. The Company have agreed to consult with Novafora before issuing or making, and to provide and not issue, any such press release or make any such public statement without the prior written consent of Novafora; provided, that we may, without obtaining the prior consent of Novafora, issue such press release or make such public statements as we determine in good faith, following consultation with legal counsel, may be required by applicable legal requirements if we have used all reasonable efforts to consult and discuss in good faith with Novafora the form and content thereof prior to its release and have acted in good faith with respect to the incorporation of any reasonable changes which are suggested by Novafora prior to releasing or making such press release or public statement.

We have agreed to afford to Novafora and its officers, employees, accountants, counsel, financial advisors and other representatives reasonable access during normal business hours upon reasonable notice prior to the effective time to all of our existing books, records, financial statements, tax returns, work papers and other documents and information relating to Transmeta and our subsidiaries, and to provide or make available to Novafora and its officers, employees, accountants, counsel, financial advisors and other representatives such copies of our existing books, records, financial statements, tax returns and other documents and information relating to the business, results of operations, properties and personnel of Transmeta or any of our subsidiaries as Novafora may reasonably request. We have also agreed to use commercially reasonable efforts to notify Novafora of, and confer from time to time as reasonably requested by Novafora with one or more representatives of Novafora to discuss, any material changes or developments in the operational matters of Transmeta and each of our subsidiaries and the general status of the ongoing operations of Transmeta and each of our subsidiaries.

We have agreed to take, prior to the effective time of the merger, all steps as may be required to cause any dispositions of our stock resulting from the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act of 1934, as amended, with respect to Transmeta, to be exempt under Rule 16b-3 promulgated under the Exchange Act of 1934, as amended.

We have agreed to use commercially reasonable efforts to timely pay all maintenance fees, annuities, and the like due or payable as of the closing date with respect to our active patents and patent applications.

Amendment and Waiver

At any time prior to the consummation of the merger, any provision of the merger agreement can be amended or waived, only if such amendment or waiver is in writing and signed by us, Novafora and merger sub, or, in the case of a waiver, by each party against whom the waiver is to be effective. After the adoption of the merger agreement by our stockholders, no such amendment or waiver will change the amount or the form of consideration to be delivered in exchange for shares of our common stock without the further approval of our stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information about the beneficial ownership of each class of our capital stock as of December 1, 2008 by:

•	Each person or entity known by us to be the beneficial owner of more than 5% of any class of our capital stock;

•	Each director;

•	Each named executive officer; and

•	All directors and executive officers as a group.

The percentage of beneficial ownership of each class of our capital stock for the table is based on 12,217,631 shares of our common stock and 300,000 shares of our Series B preferred stock outstanding as of December 1, 2008. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our capital stock. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o Transmeta Corporation, 2540 Mission College Boulevard, Santa Clara, California 95054.

Beneficial ownership is determined under the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of our capital stock over which the stockholder has sole or shared voting or investment power. It also includes shares of our capital stock that the stockholder has the right to acquire within 60 days after December 1, 2008, through the exercise of any option or warrant. However, the percentage ownership of the capital stock is based on the assumption, as required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our capital stock.

					Percentage of Class
		Number of Shares Beneficially Owned (#)			Beneficially Owned (%)(1)
			Total Common		Common Stock
		Options	Stock and Options	Series B	and Options	Series B
	Common	Exercisable	Exercisable	Preferred	Exercisable	Preferred
	Stock	in 60 Days	in 60 Days	Stock	in 60 Days	Stock

5% Stockholders:
Advanced Micro Devices, Inc.(2)	214,041	—	214,041	300,000	1.72%	100.00%
One AMD Place
Sunnyvale, CA 94088
Entities affiliated with Riley Investment Management LLC(3)	1,098,671	—	1,098,671	—	8.99%
1110 Santa Monica Blvd., Suite 810 Los Angeles, CA 90025
National Bank of Canada(4)	717,845	—	717,845	—	5.88%
600 de La Gauchetiere West Montreal, Quebec, Canada H3B4L2
Lloyd I. Miller, III(5)	638,001	—	638,001	—	5.22%
4550 Gordon Drive
Naples, Florida 34102
Officers and Directors:
Bryant R. Riley(3)	1,098,671	—	1,098,671	—	8.99%
T. Peter Thomas(6)	583,415	15,324	598,739	—	4.89%
Lester M. Crudele	—	161,950	161,950	—	1.31%
John O’Hara Horsley	176	142,096	142,272	—	1.15%
Murray A. Goldman	34,000	23,824	57,824	—	*
Sujan Jain	—	57,550	57,550	—	*
R. Hugh Barnes	7,566	23,824	31,390	—	*
Rick Timmins	—	16,574	16,574	—	*

Percentage of Class
		Number of Shares Beneficially Owned (#)			Beneficially Owned (%)(1)
			Total Common		Common Stock
		Options	Stock and Options	Series B	and Options	Series B
	Common	Exercisable	Exercisable	Preferred	Exercisable	Preferred
	Stock	in 60 Days	in 60 Days	Stock	in 60 Days	Stock

Robert V. Dickinson	—	14,625	14,625	—	*
J. Michael Gullard	—	—	—	—	*
Dan Hillman	—	33,853	33,853	—	*
David R. Ditzel	—	—	—	—	*
Art Swift	—	—	—	—	*
Ralph Harms	—	—	—	—	*
Robert Bismuth	—	—	—	—	*
All current directors and executive offices as a group (11 persons)	1,723,828	489,620	2,213,448	—	17.42%

*	Less than 1% ownership.

(1)	Percentage of shares beneficially owned is based on 12,217,631 shares of common stock and 300,000 shares of B Preferred Stock outstanding as of December 1, 2008.

(2)	The 300,000 shares of Series B Preferred Stock owned by Advanced Micro Devices, Inc. are convertible, at any time at the option of Advanced Micro Devices, Inc., into 214,041 shares of common stock.

(3)	As reported on Schedule 13D/A filed on November 24, 2008 and on Form 4 filed on December 2, 2008. Because Riley Investment Management LLC has sole voting and investment power over security holdings of Riley Investment Partners Master Fund, L.P.’s and certain managed accounts of its investment advisory clients and Mr. Riley, in his role as the sole manager of Riley Investment Management LLC, controls its voting and investment decisions, each of Riley Investment Management LLC and Mr. Riley may be deemed to have beneficial ownership of the 1,000 shares of common stock held by Riley Investment Partners Master Fund, L.P. and the 489,829 shares held in managed accounts by its investment advisory clients. Riley Investment Management LLC has shared voting and dispositive power over 596,103 shares of common stock held by investment advisory accounts indirectly affiliated with Riley Investment Partners Master Fund, L.P. B. Riley & Co., LLC has sole voting and dispositive power over 11,739 shares of common stock. Mr. Riley is the Chairman and sole indirect equity owner of B. Riley & Co., LLC. As reported on Forms 4 filed on December 2, 5 and 10, 2008, subsequent to December 1, 2008 through December 10, 2008, entities affiliated with Riley Investment Management LLC sold an aggregate of 198,450 shares of our common stock, reducing the beneficial ownership percentage of such stockholders to approximately 7.37% of our common stock.

(4)	As reported on Schedule 13G filed on November 19, 2008.

(5)	As reported on Schedule 13G filed on October 3, 2008.

(6)	Includes 7,581 shares held by Mr. Thomas that he may be deemed to own beneficially. Also, includes 8,194 shares held by Institutional Venture Management VI, L.P., 378,485 shares held by Institutional Venture Partners VI, L.P. and 24,155 shares held by IVP Founders Fund I, L.P., which is a general partner of each of Institutional Venture Partners VI, L.P. Also includes 1,333 shares held by Institutional Venture Management VII, L.P. and 64,667 shares held by Institutional Venture Partners VII, L.P. T. Peter Thomas and nine other individuals are general partners of Institutional Venture Management VII, L.P., which is a general partner of Institutional Venture Partners VII, L.P. Also, includes 97,500 shares held by Institutional Venture Partners VIII, L.P., 1,050 shares held by IVM Investment Fund VIII, LLC and 450 shares held by IVM Investment Fund VIII-A, LLC. T. Peter Thomas and ten other individuals are general partners of Institutional Venture Management VIII, L.P., which is a general partner of Institutional Venture Partners VIII, L.P., IVM Investment Fund VIII, LLC and IVM Investment Fund VIII-A, LLC. Each general partner disclaims beneficial ownership of the shares held by these funds except to the extent of his or her pecuniary interest in these shares. The address of Institutional Venture Partners is 3000 Sand Hill Road, Building Two, Suite 290, Menlo Park, California 94025.

PROPOSAL NO. 2 — ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

We are also asking you to vote “FOR” any proposal by Transmeta’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement. Any adjournment of the special meeting may be made without notice, other than by the announcement made at the special meeting, if the votes cast in favor of the adjournment proposal by Transmeta stockholders entitled to vote on the proposal exceed the votes cast against the proposal at the special meeting. If the meeting is adjourned to another time, date or place, notice is not required to be provided to the stockholders of the adjourned meeting if the date, time and place of the new meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If we adjourn the special meeting to a later date, we will conduct the same business at the later meeting and, unless the law requires us to set a new record date, only the stockholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

Recommendation of our Board of Directors

Our board of directors unanimously recommends that our stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

If the merger is consummated, there will be no public participation in any future meeting of Transmeta stockholders. However, if the merger is not consummated, or if we are otherwise required to do so under applicable law, we will hold a 2009 annual meeting of stockholders. Proposals of stockholders intended to be presented at our 2009 annual meeting of stockholders must be received at our principal executive offices no later than April 27, 2009 in order to be included in our proxy statement and form of proxy relating to that meeting. The date by which any such proposals must be submitted to us may be earlier if our 2009 annual meeting of stockholders is held before August 19, 2009, in which case proposals must be submitted to us a reasonable time before we begin to print and mail the proxy materials for our 2009 annual meeting of stockholders. Stockholders wishing to bring a proposal before our 2009 annual meeting of stockholders (but not include the proposal in our proxy materials) must provide written notice of the proposal to the Secretary of Transmeta at our principal executive offices on or after June 5, 2009 and on or before August 6, 2009. As described below, the date by which any such proposals must be submitted to us may be earlier if our 2009 annual meeting of stockholders is held before August 19, 2009. In addition, stockholders must comply with the procedural requirements in our bylaws. Under our bylaws, notice must be delivered to the Secretary of Transmeta at our principal executive offices no less than 75 days and no more than 105 days before the first anniversary of the 2009 annual meeting. If the annual meeting in 2009 is more than 30 days before or more than 60 days after the first anniversary of the 2009 annual meeting, then stockholders must give us notice of any proposal no less than 75 days before the meeting or 10 days after we publicly announce the date of the meeting and no more than 105 days before the meeting. The stockholder’s notice must specify, as to each proposed matter: (a) a description of the business and reason for conducting the business at the meeting; (b) the name and address as they appear on our books of the stockholder proposing the business, or the name of the beneficial holder or other party on whose behalf the proposal is made; (c) the class and number of shares of our capital stock owned by the stockholder, beneficial holder or other party on whose behalf the proposal is made; and (d) any material interest in the matter of the stockholder or beneficial holder or other party on whose behalf the proposal is made. Stockholders can obtain a copy of our bylaws from us upon request. Our bylaws are also on file with the SEC.

OTHER BUSINESS

Our board of directors does not presently intend to bring any other business before the special meeting, and, so far as is known to our board of directors, no matters are to be brought before the special meeting except as specified in the notice of the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning us may also be inspected at the offices of the Nasdaq Global Market at 1735 K Street, N.W., Washington, D.C. 20006.

CERTAIN INFORMATION CONCERNING TRANSMETA, NOVAFORA AND MERGER SUB

We have supplied all information contained in this proxy statement relating to us, and Novafora has supplied all information contained in this proxy statement relating to Novafora and merger sub.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Transmeta Corporation
2540 Mission College Boulevard
Santa Clara, California 95054
Telephone: 781-652-8875
Attention: Investor Relations
E-mail: investor-relations@transmeta.com

Our stockholders should not send in their Transmeta stock certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [          ], 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Whether or not you plan to attend the special meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the special meeting so that your shares will be represented at the special meeting.

Appendix A

AGREEMENT AND PLAN OF MERGER
among:
Novafora, Inc.,
a Delaware corporation;
Transformer Acquisition LLC,
a Delaware limited liability company; and
Transmeta Corporation,
a Delaware corporation

Dated as of November 17, 2008

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of November 17, 2008, by and among: Novafora, Inc., a Delaware corporation (“Parent”); Transformer Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”); and Transmeta Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. Parent, Merger Sub and the Company intend to effect a merger of the Company with and into Merger Sub in accordance with this Agreement and the applicable provisions of the DGCL and the LLC Act (the “Merger”). Upon consummation of the Merger, the Company will cease to exist, and Merger Sub will remain a wholly owned subsidiary of Parent.

B. The respective boards of directors, members or managers, as applicable, of Parent, Merger Sub and the Company have approved this Agreement and the Merger and have declared the Merger to be advisable and fair to, and in the best interests of, their respective corporations and stockholders.

C. Prior to the execution and delivery of this Agreement, Parent has caused a portion of the purchase price to be deposited with Silicon Valley Bank, which amount is held in escrow by Silicon Valley Bank (the “Escrow Fund”) and shall be released to the Paying Agent (as defined below) upon the Closing (as defined below), all on the terms and conditions set forth in the Escrow Agreement dated as of November 14, 2008 by and among the parties thereto (the “Escrow Agreement”). All references to the “Merger Agreement” in the Escrow Agreement shall mean and refer to this Agreement.

D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, each of the Persons listed on Schedule 1 are entering into a Voting Agreement and an irrevocable proxy in substantially the form attached hereto as Exhibits A-1, A-2 and A-3 (the “Voting Agreements”) pursuant to which, among other things, such stockholder agrees to vote all shares of the Company’s capital stock owned by it, him or her in favor of the adoption of this Agreement and the other transactions contemplated hereby.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.  Description of Transaction

1.1  Merger of the Company into Merger Sub.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub. By virtue of the Merger, at the Effective Time, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2  Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.3  Closing; Effective Time.   The consummation of the Merger (the “Closing”) shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California, no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than conditions that by their nature are only satisfied as of the Closing, but subject to the satisfaction or waiver of those conditions), or such other Business Day as the Company and Parent may mutually agree. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, at the Closing, the Company shall execute a certificate of merger that the parties agree satisfies the applicable requirements of the DGCL and the LLC Act (the “Certificate of Merger”), and concurrently with or as soon as practicable following the Closing, the Certificate of Merger shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company may agree and specify in the Certificate of Merger. The time as of which the Merger becomes effective is referred to as the “Effective Time”.

1.4  Limited Liability Company Agreement; Directors and Officers.   At the Effective Time:

(a) the certificate of formation and the limited liability company agreement of Merger Sub, each as in effect immediately prior to the Effective Time, shall be the certificate of formation and the limited liability company agreement, respectively, of the Surviving Corporation until amended in accordance with applicable Legal Requirements; provided, however, that at the Effective Time, the certificate of formation and the limited liability company agreement of the Surviving Corporation shall be amended to provide that the name of the Surviving Corporation is “Transmeta LLC.”

(b) the sole member of the Surviving Corporation immediately after the Effective Time shall be the sole member of Merger Sub immediately prior to the Effective Time.

1.5  Conversion of Shares, Options, and Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company in treasury or by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(b), each share of Company Common Stock outstanding immediately prior to the Effective Time (including any shares of Company Common Stock that have been issued upon exercise of Company Options and Company Warrants prior to the Effective Time and any shares of Company Common Stock issued or issuable upon the conversion of shares of Company Series B Stock effective at or prior to the Effective Time, but excluding any Dissenting Shares) shall be converted into the right to receive, without interest, the Per Share Merger Consideration. As of the Effective Time, all such shares of Company Common Stock shall automatically be cancelled and no longer deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per Share Merger Consideration, without interest, upon surrender of Certificates in accordance with Section 1.8;

(iv) each share of Company Series B Stock outstanding immediately prior to the Effective Time, after giving effect to any election to convert shares of Company Series B Stock into Company Common Stock effective at or prior to the Effective Time, shall be converted into the right to receive $7.50 in cash, without interest (the “Per Preferred Share Merger Consideration”). As of the Effective Time, all such shares of Company Series B Stock shall automatically be cancelled and no longer deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per Preferred Share Merger Consideration, without interest, upon surrender of Certificates in accordance with Section 1.8;

(v) each outstanding and unexercised Company Option shall be treated as set forth in Section 5.3(a) of this Agreement and all rights outstanding under the Company ESPP shall be treated as set forth in Section 5.3(b) of this Agreement;

(vi) each share of Unvested Company Stock shall automatically be cancelled and no longer deemed outstanding, and the holders thereof shall not have any rights with respect thereto; and

(vii) each outstanding and unexercised Company Warrant (as defined in Section 2.2(a)) shall be treated in accordance with Section 9 thereof, and the contractual obligations thereunder shall, by virtue of the Merger, be assumed by the Surviving Corporation.

The aggregate amount of cash consideration that each holder of shares of Company Common Stock is entitled to receive for shares of Company Common Stock held by such holder pursuant to Section 1.5(a)(iii) shall be rounded down to the nearest cent and computed after aggregating the cash amounts payable for all shares of Company Common Stock held by such holder.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or Company Preferred Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if the Company declares a stock dividend during such period, or a record date with respect to any such event occurs during such period, then the Per Share Merger Consideration or Per Preferred Share Merger Consideration, as applicable, shall be adjusted to the extent appropriate.

(c) Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into the right to receive the Per Share Merger Consideration provided for in Section 1.5(a)(iii), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the applicable provisions of the DGCL. Each holder of Dissenting Shares who, pursuant to the applicable provisions of the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Section 262 of the DGCL (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the Per Share Merger Consideration as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof upon the satisfaction of the applicable conditions set forth in Section 1.8 (or as promptly as reasonably practicable thereafter), the total amount of cash consideration to which such holder would be entitled in respect thereof under Section 1.5(a)(iii) as if such shares never had been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 1.5(a)(iii)). The Company shall comply in all respects with Section 262 of the DGCL and shall give Parent (i) reasonably prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the applicable provisions of the DGCL and received by the Company, and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the applicable provisions of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required under the applicable provisions of the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

1.6  [RESERVED]

1.7  Payment Fund.   On or prior to the Closing Date, Parent shall select a reputable national bank or trust company reasonably acceptable to the Company (the “Paying Agent”) to act as paying agent under this Agreement for the purpose of distributing the aggregate cash consideration distributable pursuant to Sections 1.5(a)(iii) and 1.5(a)(iv) (the “Cash Consideration”). Promptly following the Effective Time (and in any event within two Business Days thereafter), Parent shall deposit (and cause the Surviving Corporation to deposit) with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock and Company Series B Stock immediately prior to the Effective Time, the Cash Consideration (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than paying the Cash Consideration to former Company stockholders, and shall be invested in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit or similar instruments of commercial banks with capital exceeding $10 billion.

1.8  Payment Procedures.

(a) Parent shall instruct, and use its commercially reasonable efforts to cause, the Paying Agent to mail promptly following the Effective Time (and in any event within two Business Days thereafter) to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Series B Stock (collectively, the “Certificates”): (i) a letter of transmittal in customary form and having such provisions as Parent and the Company shall reasonably agree before the Effective Time (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Paying Agent may reasonably specify), and (ii) instructions for effecting the surrender of such Certificates in exchange for such holder’s applicable portion of the Cash Consideration. Upon surrender of a Certificate to the Paying Agent (or receipt of an “agent’s message” by the Paying Agent (or any other evidence of transfer that the Paying Agent may reasonably request) in the case of the transfer of Company Common Stock or Company Series B Stock held in book-entry form) together with such letter of transmittal, duly executed and completed in accordance with the instructions to the transmittal letter, the holder of such Certificate shall be entitled to receive in exchange for the Certificate the applicable portion of the Cash Consideration. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable portion of the Cash Consideration.

(b) No interest will be paid or will accrue on the Cash Consideration. In the event of a transfer of ownership of Company Common Stock or Company Series B Stock that is not registered in the transfer records of the Company, the applicable portion of the Cash Consideration shall be payable to such transferee if the Certificate representing such Company Common Stock or Company Series B Stock is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

1.9  Termination of Payment Fund.   Any portion of the Payment Fund that remains undistributed to the holders of shares of Company Common Stock or Company Series B Stock on the one-year anniversary of the Effective Time shall be delivered to Parent, and any holders of shares of Company Common Stock or Company Series B Stock who have not complied with the provisions of this Section 1 as of that time shall thereafter look only to Parent for the applicable portion of the Cash Consideration with respect to the shares of Company Common Stock or Company Series B Stock formerly represented thereby, and Parent shall, upon the request of any such former stockholder, promptly pay to such Persons the applicable portion of the Cash Consideration to which he, she or it is entitled. Any such portion of the Payment Fund remaining unclaimed by holders of shares of Company Common Stock or Company Series B Stock on the date that is three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body pursuant to applicable Legal Requirements) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any claims or interest of any person previously entitled to that portion of the Payment Fund. Notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

1.10  Closing of the Company’s Transfer Books.   At the Effective Time: (a) all shares of Company Common Stock and Company Series B Stock outstanding immediately before the Effective Time shall automatically be canceled and retired and shall cease to exist (in exchange for the right to receive the Per Share Merger Consideration or the Per Preferred Share Merger Consideration, as applicable, or the right to receive consideration pursuant to Section 1.5(c)), and all holders of certificates representing shares of Company Common Stock and Company Series B Stock that were outstanding immediately before the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Series B Stock outstanding immediately before the Effective Time. No further transfer of any such shares of Company Common Stock or Company Series B Stock shall be made on such transfer books after the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Section 1.

1.11  Lost Certificates.   If any Certificate shall have been lost, stolen, mutilated, or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Cash Consideration with respect to the shares of Company Common Stock or Company Series B Stock formerly represented thereby only after the person claiming such Certificate to be lost, stolen, mutilated, or destroyed makes an affidavit to such effect.

1.12  Withholding Rights.   Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the Cash Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Series B Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any applicable Legal Requirement. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Series B Stock in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

1.13  [RESERVED]

1.14  Further Action.   If, at any time after the Effective Time, Parent or the Surviving Corporation determine that any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the members, managers, officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.  Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub as follows, subject to: (a) any references to the disclosures set forth in the Company SEC Documents filed prior to the date hereof (but only to the extent that (i) such references specifically identify the particular section of a Company SEC Document that contains the disclosure relevant to the applicable section of this Section 2, and (ii) such disclosure does not constitute a “risk factor”, “forward looking statement” or any documents referred to or incorporated by reference therein); (b) the exceptions and disclosures set forth in the part of the Company Disclosure Schedule corresponding to the particular Section in this Section 2 in which such representation and warranty appears; (c) any exceptions or disclosures cross-referenced to another part of the Company Disclosure Schedule; and (d) any exception or disclosure in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent (without the necessity of further investigation) notwithstanding the omission of any cross-reference to such other part or subpart of the Company Disclosure Schedule (provided, however, that the mere listing of the name of a Contract, the parties thereto and the date thereof shall not make the applicability of such disclosure “reasonably apparent” for purposes of the immediately preceding proviso unless such listing contains other descriptive language making the applicability of such disclosure reasonably apparent):

2.1  Subsidiaries; Due Organization.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, are owned by the Company free and clear of all Encumbrances, and are not subject to any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws or other equivalent organizational documents, as applicable, of such Subsidiary or any Contract to which the Company or such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary of the Company, or otherwise obligating the Company or any Subsidiary of the Company to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. Other than the Subsidiaries of the Company identified in Part 2.1(a) of the Company Disclosure Schedule, the Company does not have any Subsidiary or own any capital stock of, or any equity interest of any nature in, any other Entity. Other than as set forth in Part 2.1(a) of the Company Disclosure Schedule, no Subsidiary of the Company has any assets or liabilities. The Company has not agreed and is not obligated to make, nor or is it bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity.

(b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Subsidiary of the Company has the corporate or similar power (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all contracts by which it is bound, except in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has provided or made available to Parent a true, correct and complete copy of the Certificate of Incorporation and Bylaws or other equivalent organizational documents, as applicable of the Company and each Subsidiary of the Company, in each case as amended to date. Neither the Company nor any Subsidiary of the Company is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents, in each case as amended to date.

(d) The Company and each Subsidiary of the Company (in jurisdictions that recognize the following concepts), in each case, is qualified to do business as a foreign corporation, and is in good standing, under the laws of such jurisdictions where the nature of its business requires such qualification, except as would not reasonably be expected to have a Company Material Adverse Effect.

(e) The Company has provided or made available to Parent correct and complete copies of the minute books containing records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and stockholders of the Company and each of its Subsidiaries between January 1, 2005 and the date hereof (excluding records of proceedings and meetings relating to the potential sale of the Company), the charters of all committees of the Board of Directors of the Company, and all codes of conduct, whistleblower policies, disclosure committee policy or similar policies adopted by the Board. The minute books of the Company and each Subsidiary of the Company provided or made available to Parent contain accurate summaries of all meetings of directors and stockholders or actions by written consent of the Company and the respective Subsidiaries through the date of this Agreement.

2.2  Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock, of which 12,217,631 shares were issued and outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Company Preferred Stock of which 1,000,000 shares are designated as Series B Preferred Stock, 300,000 shares of which were issued and outstanding as of the date of this Agreement. As of the date of this Agreement, (i) warrants to acquire 977,345 shares of Company Common Stock that were issued pursuant to that certain Placement Agency Agreement dated as of September 20, 2007 between the Company and A.G. Edwards & Sons, Inc. were outstanding (the “Company Warrants”), and (ii) the Company holds 39,843 shares of Company Common Stock in its treasury.

(b) All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock or Company Preferred Stock are subject to (or were issued in violation of) any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws of the Company or any Contract to which the Company is a party or by which it is bound. The Company is not under any obligation, nor is it bound by any Contract, to redeem or otherwise acquire any outstanding shares of Company Common Stock, Company Preferred Stock or other securities, except for the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment. All issued and outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding Company Options were issued, and all repurchases of Company securities were made, in material compliance with all applicable Legal Requirements, including federal and state securities laws and all requirements set forth in applicable Contracts. There is no liability for dividends accrued and unpaid by the Company or any Subsidiary of the Company. The Company is not under any obligation to register under the Securities Act any securities of the Company or any Subsidiary of the Company now outstanding or that may be subsequently issued.

(c) As of the date of this Agreement, the Company has reserved 5,735,940 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which (i) 1,812,580 shares have been issued pursuant to option exercises or direct stock purchases, (ii) 1,606,491 shares are subject to outstanding and unexercised Company Options (whether or not under the Company Option Plans), and (iii) 2,352,898 shares remain available for issuance under the Company Option Plans. As of the date of this Agreement, the Company has reserved 992,028 shares of Company Common Stock for issuance to employees pursuant to the Company ESPP, of which 885,405 shares have been issued and 106,623 shares remain available for issuance thereunder.

(d) Part 2.2(d) of the Company Disclosure Schedule (1) sets forth, as of the date of this Agreement, a true, correct and complete list of all holders of outstanding Company Options, the name of the Company Option Plan pursuant to which such option was granted, the number of shares of Company Common Stock subject to each such option, the date of grant, the exercise or vesting schedule, including the vesting commencement date, the extent exercisable or issued as of the date of this Agreement, the exercise price per share, the Tax status under Section 422 of the Code and the term of each such option, (2) indicates each holder of such Company Options that is not an employee of the Company or any Subsidiary of the Company (including non-employee directors, former employees, consultants, advisory board members, vendors, service providers or other similar persons), and (3) sets forth the terms of any accelerated vesting or exercisability of such Company Options, or any change in the price, exercise period, or other modifications in the terms of such Company Option, either in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company, Parent or any Subsidiary of the Company following the Merger or otherwise. True, correct and complete copies of each of the Company Option Plans and the standard form of all agreements and instruments relating to or issued under each Company Option Plan and all agreements and instruments relating to or issued under the Company Option Plans or Company Options that differ in any material respect from such standard form agreements have been provided or made available to Parent, and such agreements and instruments have not been amended, modified or supplemented since being provided or made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those provided or made available to Parent.

(e) Except for the outstanding Company Options set forth in Part 2.2(d) of the Company Disclosure Schedule, the outstanding warrants described in Section 2.2(a) above, the Company ESPP, the Company Rights Agreement, and as set forth in Part 2.2(e) of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) pursuant to a Contract to which the Company or any of its Subsidiaries is a party to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company or any of its Subsidiaries; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. Except for the Voting Agreements, the Company is not aware of, nor is it a party to, any Contract regarding the voting of any outstanding securities of the Company.

(f) Part 2.2(f) of the Company Disclosure Schedule sets forth any shares of Company Common Stock outstanding as of the date of this Agreement that are restricted and not fully vested under any applicable restricted stock agreement or other Contract with the Company.

2.3  SEC Filings; Financial Statements.

(a) As of the time it was filed with the SEC: (i) each registration statement, prospectus, certification, proxy statement, report, schedule, form and other document required to be filed by the Company with or furnished to the SEC between January 1, 2005 and the date hereof, including all amendments thereto (collectively, the “Company SEC Documents”), was presented in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents; and (ii) none of such Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed on or before the date of this Agreement that were amended or superseded on or before the date of this Agreement, by the filing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed after the date of this Agreement that are amended or superseded before the Effective Time, by the filing of the applicable amending or superseding Company SEC Document. All statements, reports, schedules, forms and other documents required to have been filed by the Company with or to the SEC (including items required to be incorporated therein by reference) between January 1, 2005 and the date hereof, have been so filed. Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or under Sections 302 and 906 of the Sarbanes -Oxley Act of 2002 (the “Sarbanes Oxley Act”) with respect to the Company SEC Documents required to be filed before the date of this Agreement. As used in this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Oxley Act. None of the Subsidiaries of the Company is required to file any forms, reports or other documents with the SEC.

(b) As of their respective dates, the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (the “Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring adjustments); and (iii) fairly and accurately presented, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to recurring year-end audit adjustments). The Company does not intend to correct or restate, nor, to the Knowledge of the Company is there any basis, facts or circumstances that would reasonably be expected to result in any correction or restatement of, any material aspect of the Financial Statements.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, including, without limitation, an “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC (“Regulation S-K”)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(d) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are, as of the date hereof, required to be filed, with respect to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, as well as any comment letters or similar written correspondence received by the Company from the SEC between January 1, 2005 and the date hereof, and any written responses thereto by the Company. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC prior to the date hereof. As of the date of this Agreement, to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC. To the Company’s Knowledge, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

(e) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). To the Company’s Knowledge, as of the date of this Agreement, there were no material weaknesses or significant deficiencies in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to materially adversely affect the

Company’s ability to record, process, summarize and report financial data. As used in this Agreement, “material weakness” and “significant deficiencies” shall have the meanings given to such term by the Public Company Accounting Oversight Board.

(f) The Company has established the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company’s disclosure controls and procedures are reasonably designed to ensure that information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that all such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

(g) As of the date of this Agreement, the Company does not have any material accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (i) liabilities identified as such, or specifically reserved against, in the consolidated balance sheet of the Company as of September 30, 2008 contained in the Company SEC Documents (the “Company Balance Sheet”); (ii) liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice which are of the type which ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of any applicable Legal Requirement; (iii) liabilities under Contracts disclosed to Parent by the Company prior to the date hereof; (iv) liabilities incurred by the Company in connection with the Contemplated Transactions; (v) liabilities of a type that would not be required to be included in a balance sheet (or the notes thereto) prepared in accordance with GAAP; and (vi) liabilities described in Part 2.3(g) of the Company Disclosure Schedule.

(h) To the Company’s Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and procedures, or any material violations of the Company’s code of ethics.

(i) Between January 1, 2005 and the date hereof, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding improper, wrongful or fraudulent accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements. To the Company’s Knowledge, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any Subsidiary of the Company, has reported to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or material violation of any Legal Requirement by the Company or any of its officers, directors, employees or agents.

2.4  Absence of Changes.  Between the date of the Company Balance Sheet and the date of this Agreement and except for the Contemplated Transactions, the Company and each of its Subsidiaries has conducted its business in the ordinary course, consistent with past practice and:

(a) there has not been any Company Material Adverse Effect;

(b) the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, other than distributions of Company Common Stock issued upon the exercise of Company Options and pursuant to the Company ESPP; (ii) directly or indirectly acquired, redeemed or otherwise reacquired any shares of its capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment; or (iii) split, combined or reclassified any of the capital stock of the Company or any Subsidiary of the Company.

(c) there has been no amendment to the certificate of incorporation or bylaws of the Company or the equivalent governing documents of any of its Subsidiaries;

(d) neither the Company nor any of its Subsidiaries has: (i) lent money to any Person (other than advances to employees in the ordinary course of business); (ii) consummated an equity financing, capital lease transaction or incurred or guaranteed any material indebtedness for borrowed money ; or (iii) entered into any agreement in connection with any such transaction;

(e) the Company has not materially changed any of its methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations;

(f) the Company has not made any material Tax election;

(g) neither the Company nor any of its Subsidiaries has commenced or settled any Legal Proceeding that is material to the Company and its Subsidiaries, taken as a whole;

(h) there has not been any amendment or termination of any Company Significant Contract;

(i) neither the Company nor any of its Subsidiaries has sold, leased, licensed, assigned, transferred, conveyed or otherwise disposed of, or created any Encumbrance with respect to, any Company Owned IP;

(j) there has not been any material revaluation, or any indication that such a revaluation was merited under GAAP, by the Company of any of its material assets, other than in the ordinary course of business consistent with past practice;

(k) neither the Company nor any of its Subsidiaries has undertaken any material restructuring activities, including any reductions in force, lease terminations, restructuring of contracts or similar actions;

(l) neither the Company nor any Subsidiary of the Company has made or entered into any Contract or letter of intent with respect to (i) any acquisition, sale or transfer of any material asset of the Company or any Subsidiary of the Company (other than the sale or nonexclusive license of products in the ordinary course of business consistent with past practices) or (ii) the acquisition by the Company or any Subsidiary of the Company by merging or consolidating with, or by purchasing, any material portion of assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof;

(m) neither the Company nor any Subsidiary of the Company has entered into any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(n) there has not occurred any material increase in or material modification of the compensation or benefits payable or to become payable, or grants of any bonus or commission rights or opportunities, by the Company or any Subsidiary of the Company to any of its directors, officers, employees or consultants (other than (A) grants of bonus and commission opportunities in the ordinary course of business and consistent with past practices, and (B) increases in the compensation of newly-promoted existing employees below the level of vice-president of the Company in connection with the Company’s customary employee review process in the ordinary course of business and consistent with past practices) or any new loans or extension of existing loans to any such Persons;

(o) neither the Company nor any Subsidiary of the Company has granted any rights to receive, or entered into any material Contract to provide, any severance, acceleration of vesting, change of control, termination or similar compensation or benefits or increases therein;

(p) there has not occurred the execution or amendment of any employment agreements or contractor or consultant Contracts (other than employment offer letters for newly-hired employees and newly-promoted existing employees below the level of vice-president, and service and consultant Contracts, in each case in the ordinary course of business and that are immediately terminable by the Company without material cost or liability, except as may be required by applicable laws) or the extension of the term of any existing employment agreement or contractor or consultant Contract with any Person in the employ or service of the Company or any Subsidiary of the Company;

(q) there has not occurred any material change with respect to the officers or other key personnel of the Company, any termination of employment of any such employees or a material reduction in force;

(r) there has not been any expenditure, transaction or commitment by the Company or any of its Subsidiaries exceeding $200,000 individually or $400,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(s) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Subsidiary of the Company that is material to the business of the Company and Subsidiary of the Company taken as a whole; and

(t) neither the Company nor, if applicable, any of its Subsidiaries, has agreed or committed to take any of the actions referred to in clauses “(b)” through “(s)” above.

2.5  Title to Assets.  The Company and each of its Subsidiaries owns, and has good and valid title to, all material assets purported to be owned by them, including all material assets reflected on the Company Balance Sheet or acquired after the date of the Company Balance Sheet (except for properties, interests in properties and assets sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). To the Knowledge of the Company, all of said assets are owned by the Company or one of its Subsidiaries free and clear of any Encumbrances, except for liens described in Part 2.5 of the Company Disclosure Schedule. The Company or one of its Subsidiaries is the lessee of, and holds valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Company Balance Sheet (it being understood that the representations and warranties contained in this Section 2.5 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property, which matters are addressed solely in the representations and warranties set forth in Section 2.7).

2.6  Real Property; Leasehold.

(a) Part 2.6 (a) of the Company Disclosure Schedule sets forth an accurate and complete list of each parcel of real property owned by the Company or one of its Subsidiaries (the “Owned Real Property”). With respect to Owned Real Property, (i) the Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title, free and clear of all Encumbrances, (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any other Person the right to use or occupy such Owned Real Property or any portion thereof, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof or interest therein, and (iv) there is no condemnation or other proceeding in eminent domain pending or, to the Company’s Knowledge, threatened affecting such Owned Real Property or any portion thereof or interest therein.

(b) Part 2.6(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease: (i) pursuant to which any real property is being leased to the Company or any of its Subsidiaries; and (ii) having aggregate lease payments in excess of $250,000 over the 12-month period commencing on the date of this Agreement. All real property leased to the Company or any of its Subsidiaries is referred to as the “Leased Real Property”.

(c) Part 2.6(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts: (i) granting to any Person (other than the Company or any of its Subsidiaries) a right of use or occupancy of any of the Leased Real Property; and (ii) having aggregate payments in excess of $250,000 over the 12-month period commencing on the date of this Agreement.

(d) The plant, tangible property and equipment of each of the Company and each Subsidiary of the Company that are used in the operations of their respective businesses are (i) suitable in all material respects for the uses to which they are currently employed, (ii) in good operating condition (ordinary wear and tear excepted), and (iii) to the Company’s Knowledge, free from material defects that would reasonably be expected to have a material impact on the conduct of the business of the Company or such Subsidiary as currently conducted. All properties used in the operations of the Company or any Subsidiary of the Company are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.

2.7  Intellectual Property.

(a) The Company or one of its Subsidiaries owns each item of Company Owned IP free and clear of any Encumbrances, and the Company and its Subsidiaries have used commercially reasonable efforts to maintain such Company Owned IP. The Company or one of its Subsidiaries owns or otherwise has a valid right or license to all Company Used IP other than patents and Marks, and, to Company’s Knowledge, owns or otherwise has a valid right or license to all patents and Marks, needed to design, develop, manufacture, reproduce, market, license, sell, offer for sale, import, distribute and/or use the products and services now being commercialized or offered to any extent by or for or under the authority of Company or any of its Subsidiaries as a product or service of the Company or any of its Subsidiaries (“Company Product”). To the Company’s Knowledge, no royalties, honoraria or other fees are payable by the Company or its Subsidiaries to any third parties with respect to any such Company Used IP.

(b) Part 2.7(b) of the Company Disclosure Schedule sets forth a list of (i) all licenses, sublicenses and other agreements, other than confidentiality agreements and non-exclusive licenses entered into by the Company or any of its Subsidiaries in the ordinary course of business, to which the Company or any of its Subsidiaries is a party (or to which the Company or any of its Subsidiaries or any Company Owned IP is bound or subject) and pursuant to which any Person (other than Company and its Subsidiaries) has been or may be assigned, authorized to Use, or given access to any Company Owned IP and (ii) all licenses, sublicenses and other agreements, other than confidentiality agreements, pursuant to which the Company or any of its Subsidiaries has been or may be assigned or authorized to Use in connection with the current business of the Company or any Subsidiary, or has incurred any material obligation in connection with, any third party Intellectual Property Rights, but excluding any commercially available, off-the-shelf software licenses under which neither the Company nor any of its Subsidiaries has material ongoing obligations. All Active Registered IP is listed in Part 2.7(b) of the Company Disclosure Schedule and is subsisting, and such list indicates for each item of Active Registered IP the applicable jurisdiction, registration number (or application number) and date issued or filed. Without limiting the generality of the foregoing, all filings, payments and other actions required to be made or taken by the Company or any of its Subsidiaries on or before the fourteenth day following the Closing Date to register or maintain each item of Active Registered IP have been or will be made or taken on or before the Closing Date. No cancellation, termination, expiration or abandonment (except for expiration or termination at the end of the natural term, including extensions and renewals) is anticipated by the Company or any Subsidiary of the Company with respect to any item of Active Registered IP. To the Company’s Knowledge as of the date of this Agreement, none of the patents or patent applications listed in Part 2.7(b) of the Company Disclosure Schedule is involved in any interference, reexamination, opposition or similar active proceeding (other than normal prosecution of pending applications). Neither the Company nor any Subsidiary of the Company is aware of any challenges, claims or orders pending or threatened (or any potential basis therefor) with respect to the ownership, use, validity, registrability or enforceability of any such patents or patent applications (other than normal prosecution of pending applications).

(c) Neither the Company nor any Subsidiary of the Company has brought or expressly threatened any action, suit or proceeding against any other Person for any infringement, misappropriation or violation of any Company Owned IP or any breach of any license, sublicense or agreement involving Company Used IP. Neither Company nor any of its Subsidiaries has entered into any agreement to indemnify, hold harmless or defend any Person with respect to any assertion of infringement, misappropriation or violation of any Company Used IP.

(d) The design, development, manufacturing, marketing, sale, offer for sale, exportation, distribution and/or use of any Company Products as such activities are currently conducted by the Company or its Subsidiaries, and the conduct of the business of the Company or its Subsidiaries as currently conducted and as conducted in the past, has not and does not infringe, misappropriate or otherwise violate any Intellectual Property Right (other than patents and Marks) of any other Person and, to the Company’s Knowledge, does not infringe or otherwise violate any patents or Marks of any other Person. Neither the Company nor any of its Subsidiaries have received any communication alleging that the Company or any Subsidiary of the Company has been or may be (whether in its past, current or proposed business or otherwise) engaged in or liable for any infringement, misappropriation or violation of the Intellectual Property Rights of any Person, nor does the Company or any Subsidiary of the Company have any reason to expect that any such communication will be forthcoming.

(e) To the extent the Company or any of its Subsidiaries uses any “open source” software, to the Knowledge of the Company, the Company or such Subsidiary is in compliance with the material terms of any applicable license and is not required to disclose or distribute any of the Company or the Subsidiary’s proprietary software subject to an “open source” license.

(f) The Company and its Subsidiaries have taken reasonable steps to protect and preserve the confidentiality of all material trade-secret information included in or covered by any Company Owned IP and not disclosed in published patents or patent applications or registered copyrights (“Company Confidential Information”). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality agreements or other agreements containing similar obligations.

(g) All Persons who have contributed to the creation, invention, modification or improvement of any Company Owned IP have signed written agreements providing that all such Company Owned IP is owned exclusively by the Company or its Subsidiaries, and neither the Company nor its Subsidiaries is aware that any such Persons are in violation thereof.

(h) Neither Company nor any of its Subsidiaries is, nor will they be as a result of the execution and delivery of this Agreement or the performance of their respective obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to Company Used IP or to any Intellectual Property Rights of any Person, nor has any Person become entitled to any additional material right(s) (or Company or any of its Subsidiaries lost or waived any material right(s) or become subject to additional payment obligations or non-competition, non-solicitation, standstill or similar restrictions on their respective businesses) under any such license, sublicense or other agreement, nor will it, as a result of any such execution, delivery or performance.

(i) Part 2.7(i) of the Company Disclosure Schedule identifies all Patent Licenses granted by the Company or any of its Subsidiaries to any other Person. As used herein, “Patent License” means, specifically: (i) any license under any of the patents or patent applications included in Company Owned IP; and (ii) any covenant not to sue, release or right of first refusal that relates to and materially affects any of the patents or patent applications included in Company Owned IP; provided that non-exclusive licenses or covenants granted for the manufacture, use, distribution, or other exploitation of Company Products, as made or sold by or for the Company or any of its Subsidiaries, will not be considered Patent Licenses.

(j) The Company’s or its Subsidiaries’ ownership of all United States patents and patent applications included in Company Owned IP (the “U.S. Patent Assets”) is subject to: (i) the Patent Licenses; and (ii) the factors identified in Part 2.7(j) of the Company Disclosure Schedule. Subject to the preceding sentence, the Company or one of its Subsidiaries owns each of the U.S. Patent Assets free of Title Problems.

2.8  Contracts.

(a) Part 2.8 of the Company Disclosure Schedule identifies, by reference to the applicable sub-section below (or is otherwise reasonably apparent (without the necessity of further investigation) with respect to duplicative or repetitive sub-sections below), each Company Contract that constitutes a Company Significant Contract as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a “Company Significant Contract”):

(i) any Contract pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus severance, termination or similar payment in excess of $25,000 to any Company Employee or consultant, including, any contract that requires the Company to make any payment to a Company Employee or consultant on account of the Merger or any transaction contemplated by this Agreement;

(ii) any Contract or plan (including any stock option, stock purchase and/or stock bonus plan) under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of Company Common Stock or Company Preferred Stock or any other securities of the Company or any of its Subsidiaries or to repurchase or redeem any such outstanding securities, except for the Company Option Plans, the Company Options and the Company Warrants;

(iii) any Contract of the Company or any of its Subsidiaries that provides for: (A) reimbursement of any Company Employee for, or advancement to any Company Employee of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Employee;

(iv) any Contract imposing or purporting to impose any material restriction on the right or ability of the Company or any of its Subsidiaries: (A) to compete with any other Person or in any line of business or in any geographic area or during any period of time; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to transact business with any other Person;

(v) any Contract of the Company or any of its Subsidiaries evidencing indebtedness for money borrowed or the guarantee, support or assumption of the indebtedness of any other Person;

(vi) any Contract of the Company or any of its Subsidiaries relating to the purchase of real property or to the lease or sublease of Leased Real Property, other than leases or subleases that do not involve aggregate payments in excess of $250,000 over the 12-month period commencing on the date of this Agreement;

(vii) other than purchase orders issued in the ordinary course of business, any other Contract of the Company or any of its Subsidiaries not listed in response to any of the prior clauses of this Section 2.8(a) that involves the payment or receipt of cash or other consideration in an amount or having a value in the past fiscal year, or aggregate payments in the current fiscal year through the date of this Agreement, in excess of $250,000.

(viii) any Contract of the Company or any of its Subsidiaries with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(ix) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any material ownership interest in any other Person or business unit or enterprise;

(x) any Contract between the Company or any of its Subsidiaries and any customer, reseller or distributor who, in the six (6) fiscal quarters ended September 30, 2008, was one of the twenty-five (25) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable;

(xi) any Contract between the Company or any of its Subsidiaries and any supplier who, in the six (6) fiscal quarters ended September 30, 2008, was one of the fifteen (15) largest suppliers of products and/or services to the Company and its Subsidiaries, based on amounts paid or payable;

(xii) (A) any Contract between the Company or any of its Subsidiaries and (1) any Significant Customer (2) any Significant Supplier, and (B) any Contract with any dealer, distributor, OEM (original equipment manufacturer), reseller, sales representative, or developer under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries;

(xiii) any Contract of the Company or any of its Subsidiaries of indemnification or warranty (other than under customer, reseller, vendor, supply, license, referral or service provider Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business);

(xiv) any broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contract or other agreement to which the Company or any Subsidiary is a party;

(xv) all Contracts of the Company or any of its Subsidiaries to manufacture for, supply to or distribute to any other Person any products, services or components (other than under customer or reseller Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business);

(xvi) all Contracts of the Company or any of its Subsidiaries related to or regarding the performance of consulting, advisory or other services or work of any type by any other Person that resulted or were expected to result in the creation of any Company Used IP;

(xvii) any Contract filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K or disclosed or required to be disclosed by the Company in a Current Report on Form 8-K (provided that Part 2.8 of the Company Disclosure Schedule shall not be required to include a listing of such filed Contracts);

(xviii) any Contract of the Company or any of its Subsidiaries with any Governmental Body; and

(xix) any other Contract of the Company or any of its Subsidiaries the termination or breach of which, would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to any other sub-section of this Section 2.8(a).

(b) The Company has made available to Parent an accurate and complete copy of each Company Significant Contract.

(c) Each Company Significant Contract is valid and in full force and effect, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(d) As of the date of this Agreement, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has violated or breached, or committed any default under, any Company Significant Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Significant Contract; (iii) to the Knowledge of the Company, no event has occurred and is continuing, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Significant Contract; (B) give any Person the right to declare a default under any Company Significant Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Significant Contract; or (D) give any Person the right to cancel, terminate or modify any Company Significant Contract; and (iv) since January 1, 2008, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible violation or breach of, or default under, any Company Significant Contract.

2.9  Compliance with Legal Requirements.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements, including without limitation those relating to privacy or export control. To the Company’s Knowledge, since January 1, 2008, neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Body or other Person regarding any actual violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.10  Certain Business Practices.  Neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any Company Employee with respect to any matter relating to the Company and its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, in each case except as would not reasonably be expected to have a Company Material Adverse Effect.

2.11  Governmental Authorizations.  The Company and its Subsidiaries hold all material Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct their respective businesses substantially in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. The Company has provided or made available to Parent true, correct and complete copies of each material Governmental Authorization. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations. Between January 1, 2008 and the date hereof, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

None of the Governmental Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the Contemplated Transactions, except as would not reasonably be expected to have a Company Material Adverse Effect.

2.12  Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries with any Governmental Body with respect to any taxable period ending on or before the Closing Date by a filing date that precedes the Closing Date: (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the material Tax Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

(b) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party.

(c) The Company Balance Sheet accrues all liabilities for all material Taxes with respect to all periods through its date in accordance with GAAP. The Company will establish, before the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all material Taxes for the period from the date of the Company Balance Sheet through the Closing Date.

(d) To the Knowledge of the Company, the Company has received no notice that any material Tax Return previously filed is subject to (or since January 1, 2006 has been subject to) an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the material Tax Returns has been granted by the Company or any of its Subsidiaries, and no such extension or waiver has been requested from the Company or any of its Subsidiaries.

(e) As of the date of this Agreement, no claim or Legal Proceeding is pending with respect to the Company or any of its Subsidiaries in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or one of its Subsidiaries). There are no Encumbrances for material Taxes upon any of the assets of the Company and its Subsidiaries. No claim has ever been made by an authority in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f) There are no Contracts relating to allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than Contracts with the Company or one or more of its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person (other than the Company and its Subsidiaries), nor is it currently under any contractual obligation to indemnify any Person (other than the Company and its Subsidiaries) with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) nor are they a party to any Contract providing for payments by the Company or its Subsidiaries with respect to any amount of Taxes of any other Person (other than the Company and its Subsidiaries).

(g) The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the previous two years.

(h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

(i) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign

Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(j) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

2.13  Employee and Labor Matters; Benefit Plans.

(a) To the Knowledge of the Company, no Company Employee is a party to or is bound by any noncompetition agreement that prevents or impairs, or purports to prevent or impair, in any material respect, such Employee from performing his or her intended job function with the Company, or that otherwise may have a Company Material Adverse Effect.

(b) Except as set forth in Part 2.13(b) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with a labor organization representing any Company Employee, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any Company Employee. There is not now pending, and, to the Knowledge of the Company, no Person has threatened in writing to commence, any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity. There is no material claim or grievance pending or, to the Knowledge of the Company, threatened in writing relating to any employment Contract, wages and hours, plant closing notification, labor dispute, immigration or discrimination matters involving any Company Employee, including charges of unfair labor practices or harassment complaints, except as would not reasonably be expected to have a Company Material Adverse Effect.

(c) None of the current independent contractors of the Company or any of its Subsidiaries could reasonably be reclassified as an employee, except as would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has made available to Parent an accurate and complete copy of each Company Employee Plan, each Company Employee Agreement each material document prepared in connection with such Company Employee Plan, including without limitation (j) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, (iv) the most recent Internal Revenue Service opinion or determination letter for each Company Employee Plan intended to qualify under the Code, (v) the most recent actuarial report and financial statement and (vi) the standard form of all agreements and instruments relating to or issued under each Company Option Plan, employee stock purchase plan and all agreements and instruments relating to or issued under the Company Option Plans or Company Options that differ in any material respect from such standard form agreements.

(e) Except as would not reasonably be expected to result in a Company Material Adverse Effect, each Company Employee Plan is now and always has been operated in accordance with its terms and the requirements of all applicable Legal Requirements, including (without limitation) ERISA and the Code. Each of the Company and

Company Affiliates has performed in all material respects all obligations required to be performed by them under each Company Employee Plan, except as would not reasonably be expected to result in a Company Material Adverse Effect. All contributions, premiums or payments required to be made or accrued with respect to any Company Employee Plan have been made or accrued on or before their due dates.

(f) Each Company Employee Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to such Company Employee Plan as to its qualified status under the Code, and, to the Company’s Knowledge, no fact or event has occurred since the date of such letter from the Internal Revenue Service to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(g) The Company has never maintained any employee benefit plan subject to Title IV of ERISA.

(h) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan or Company Employee Agreement that will or may result (either alone or in connection with any other circumstance or event) in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(i) There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 404 of the Code. The Company is not a party to any contract nor has granted any compensation, equity or award that would reasonably be expected to be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code, and the Company has no liability or obligation to make any payment or to issue any equity award or bonus that could be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code.

(j) The Company has made available a complete and accurate list of the current employees and consultants of the Company as of the date of this Agreement, including such employee or consultant’s name, title or position, present annual compensation (including salaries, bonuses, commissions and deferred compensation) and years of service. As of the date of this Agreement, the Company has not made any commitments to effect any increases or changes in any such employee’s or consultant’s wage, salary, other benefits or insurance provided to such employees or consultants.

(k) Except as set forth in Part 2.13(k) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding loans from the Company for borrowed money (whether or not evidenced by promissory notes) to any current or former employee, director or other service provider.

(l) Except as set forth in Part 2.13(l) of the Company Disclosure Schedule, no loan from the Company for borrowed money to any current or former employee, director or other service provider of the Company was outstanding as of January 1, 2002 or has been made since January 1, 2002, in each case, which has not been either (i) repaid in full or (ii) cancelled by the Company, provided that the Company has paid all material Taxes and Tax gross-up payments in connection with such cancellation.

2.14  Transactions with Affiliates.  Except as set forth in the Company SEC Documents, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.15  Legal Proceedings.  As of the date of this Agreement, (a) there is no pending Legal Proceeding nor to the Company’s Knowledge, any investigation by any Governmental Body of, the Company or any Subsidiary of the Company or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries) that (i) involves or alleges an amount in controversy in excess of $200,000, (ii) seeks injunctive relief, or (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries as it was operated immediately prior to the date of this

Agreement; and (b) to the Knowledge of the Company, no Governmental Body or other Person has threatened in writing to commence any Legal Proceeding; to which the Company or any of its Subsidiaries is a party or is threatened to become a party. There is no unsatisfied judgment against the Company or any Subsidiary of the Company, any of their respective assets or properties, or, to the Knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). Neither the Company nor any Subsidiary of the Company has any Legal Proceeding pending against any other Person. There has not been since January 1, 2005 nor are there any currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or, to the Knowledge of the Company, any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, whistleblowing or other misfeasance or malfeasance issues.

2.16  Environmental Matters.

(a) Except as would not reasonably be expected to result in a Company Material Adverse Effect, no underground storage tanks and no amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to such laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present, as a result of the actions of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Except as would not reasonably be expected to result in a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of released or exposed Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date; and (ii) neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed Employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Body in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

2.17  Insurance.  Part 2.17 of the Company Disclosure Schedule lists all material policies of insurance and bonds of the Company or any Subsidiary of the Company that are in effect as of the date hereof, true, correct and complete copies of which have been provided or made available to Parent. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has made any pending material claim against any of its material insurance policies as to which coverage has been denied by the provider of such policies. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary of the Company are otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.18  Authority.

(a) The Company has the corporate right, power and authority to enter into and to perform and, subject to obtaining the Required Company Stockholder Vote, consummate its obligations under this Agreement. The execution and delivery of this Agreement and, subject to the Required Company Stockholder Vote, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required on the part of the Company or its stockholders to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to obtaining the Required Company Stockholder Vote. The board of directors of the Company (at a meeting duly called and held), as of the date of this Agreement has unanimously: (a) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; and (c) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company, and assuming due execution and delivery of this Agreement by Parent and Merger Sub, this Agreement will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies.

(b) The Required Company Stockholder Vote is the only vote of the holders of capital stock of the Company necessary to approve this Agreement and the Merger under applicable Legal Requirements and the Company’s Certificate of Incorporation.

2.19  Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act, any foreign Antitrust Laws and the rules and regulations of The Nasdaq Global Stock Market, except as set forth in Part 2.19 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of the Company;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which the Company, any of its Subsidiaries or any of their respective material assets is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of the Company and its Subsidiaries as currently conducted;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Significant Contract, or give any Person the right to: (i) declare a default under any such Company Significant Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Significant Contract; (iii) accelerate the maturity or performance of any such Company Significant Contract; or (iv) cancel, terminate or modify any such Company Significant Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries,

except, in the case of clauses “(b)” through “(e)” of this sentence, as would not reasonably be expected to have a Company Material Adverse Effect. The Company is not, and will not be, required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (1) the execution, delivery or performance of this Agreement; or (2) the consummation of the Merger or any of the other Contemplated Transactions, except in each case (A) as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign Antitrust Law and the rules and regulations of The Nasdaq Global Stock Market; or (B) the failure of which to make such filing, give such notice, or obtain such Consent, would not reasonably be expected to have a Company Material Adverse Effect.

2.20  Information Supplied.  The preliminary and definitive proxy statements to be filed by the Company with the SEC (collectively, the “Proxy Statement”) shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting that has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time before the Effective Time the Company discovers any event relating to the Company or any of its Affiliates that is required to be set forth in a supplement to the Proxy Statement, the Company shall inform Parent reasonably promptly. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in the Proxy Statement.

2.21  Fairness Opinion.  The Company’s board of directors has received an opinion from Piper Jaffray & Co., financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock other than Parent and its Affiliates. A copy of such opinion will be made available to Parent.

2.22  Financial Advisor.  Except for fees and expenses payable to Piper Jaffray & Co. pursuant to an Engagement Letter dated as of February 6, 2008 (the “Piper Engagement Letter”), a true and complete copy of which has been provided or made available to Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company or any of its Subsidiaries in connection with the origination, negotiation or execution of this Agreement or in connection with the Merger or any of the other Contemplated Transactions, and Parent will not incur any liability, either directly or indirectly, to any broker, finder or investment banker (other than as provided for in the Piper Engagement Letter) as a result of this Agreement, the Merger or any act or omission of the Company, any of its Affiliates or any of their respective directors, officers, employees, stockholders or agents.

2.23  Delaware Section 203.  The board of directors of the Company has taken all actions necessary to provide that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger or any of the other Contemplated Transactions. Except for Section 203 of the DGCL, no state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

2.24  Company Rights Agreement.  The Company Rights Agreement has been amended to provide that neither Parent nor Merger Sub, nor any Affiliate of Parent or Merger Sub, shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement), that neither a Shares Acquisition Date (as defined in the Company Rights Agreement) nor a Distribution Date (as defined in the Company Rights Agreement) shall be deemed to occur and that the Rights (as defined in the Company Rights Agreement) will not separate from the Company Common Stock as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions, and that none of the Company, Parent, Merger Sub or the Surviving Corporation, nor any of their respective Affiliates, shall have any obligations under the Company Rights Agreement to any holder (or former holder) of Rights as of or following the Effective Time. Other than the Company Rights Agreement, the Company is not a party to, and the Company’s equity securities will not be affected by, any other rights agreement, “poison pill” or similar plan, agreement or arrangement of the Company, which would materially and adversely affect the ability of Parent to consummate the Merger or the other transactions contemplated hereby.

2.25  Escrow Agreement.  The Escrow Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 3.  Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows, subject to: (a) the exceptions and disclosures set forth in the part of the Parent Disclosure Schedule corresponding to the particular Section in this Section 3 in which such representation and warranty appears; (b) any exceptions or disclosures cross-referenced to another part of the Company Disclosure Schedule; and (c) any exception or disclosure in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent (without the necessity of further investigation) notwithstanding the omission of any cross-reference to such other part or subpart of the Company Disclosure Schedule (provided, however, that the mere listing of the name of a Contract, the parties thereto and the date thereof shall not make the applicability of such disclosure “reasonably apparent” for purposes of the immediately preceding proviso unless such listing contains other descriptive language making the applicability of such disclosure reasonably apparent):

3.1  Due Organization.  Each of Parent and Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all necessary corporate power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound, except, in each case, as would not reasonably be expected to have a Parent Material Adverse Effect.

3.2  Compliance with Legal Requirements.  Parent is in compliance with all applicable Legal Requirements, except as would not reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, between January 1, 2008 and the date hereof, Parent has not received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement, except as would not reasonably be expected to have a Parent Material Adverse Effect.

3.3  Legal Requirements.  As of the date of this Agreement, (i) there is no pending Legal Proceeding; and (ii) to the Knowledge of Parent, no Governmental Body or other Person has threatened in writing to commence any Legal Proceeding; to which Parent is a party or is threatened to become a party, that would reasonably be expected to have a Parent Material Adverse Effect.

3.4  Authority.  Each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform and consummate their respective obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held or acting by unanimous written consent) has authorized and approved the execution, delivery and performance of this Agreement by Parent. Parent, as the sole member of Merger Sub, has: (i) determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its member; (ii) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and approved the Merger; and (iii) adopted this Agreement. No other action on the part of Parent’s or Merger Sub’s board of directors, members, managers or stockholders is required to approve this Agreement or perform and consummate the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due execution and delivery of this Agreement by the Company, this Agreement will constitute a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies.

3.5  Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act, any foreign Antitrust Law, and the rules and regulations of The Nasdaq Global Stock Market, neither (1) the execution and delivery of this Agreement by Parent and Merger Sub, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or the limited liability company agreement of Merger Sub;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent, Merger Sub or any of their respective material assets is subject; or

(c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent, or give any Person the right to: (i) declare a default under any such Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Contract; or (iii) accelerate the maturity or performance of any such Contract;

except, in the case of clauses “(b)” and “(c)” of this sentence, as would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (1) the execution, delivery or performance of this Agreement; or (2) the consummation of the Merger or any of the other Contemplated

Transactions, except in each case: (A) as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign Antitrust Law, and the rules and regulations of The Nasdaq Global Stock Market; or (B) the failure of which to make such filing, give such notice, or obtain such Consent, would not reasonably be expected to have a Parent Material Adverse Effect.

3.6  Information Supplied.  The information supplied by Parent for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. If at any time before the Effective Time, any event relating to Parent or any of its Affiliates should be discovered by Parent that is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in the Proxy Statement.

3.7  Financial Statements.  Parent has delivered to the Company audited financial statements for the year ended December 31, 2006 and unaudited financial statements for the year ended December 31, 2007 and for the six-month period ended June 30, 2008 (collectively, the “Parent Financial Statements”). The Parent audited financial statements for the year ended December 31, 2006 and unaudited financial statements for the year ended December 31, 2007 shall be collectively referred to herein as the “Parent Annual Financial Statements”. As of their respective dates, the Parent Financial Statements: (i) complied as to form in all material respects with applicable accounting requirements; and (ii) fairly and accurately presented, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to recurring year-end audit adjustments). In addition, as of their respective dates the Parent Annual Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring adjustments). Parent does not intend to correct or restate, nor, to the Knowledge of Parent is there any basis, facts or circumstances that would reasonably be expected to result in any correction or restatement of, any material aspect of the Parent Annual Financial Statements. Since September 30, 2008 through the date of this Agreement, there has not been a Parent Material Adverse Effect.

3.8  Ownership of Company Common Stock.  Neither Parent, nor any Subsidiary of Parent, nor any affiliate or associate of Parent, owns more than 15% of the outstanding voting stock of the Company, as determined in accordance with the provisions of Section 203 of the DGCL.

3.9  No Prior Merger Sub Operations.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

3.10  Sufficient Funds.  Parent and Merger Sub will have available to them immediately after the Closing sufficient funds, together with the Closing Cash, to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated by Section 1 of this Agreement.

3.11  Interested Stockholder.  Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates” has been an “interested stockholder” of the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of the DGCL.

3.12  Financial Advisor.  Except for fees payable to GCA Savvian, which fees shall be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Parent or Merger Sub in connection with the origination, negotiation or execution of this Agreement or in connection with the Merger or any of the other Contemplated Transactions.

3.13  Escrow Agreement.  The Escrow Agreement constitutes a valid and legally binding obligation of Parent, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.14  Liabilities; Solvency.  Parent is neither now insolvent nor will Parent and the Surviving Corporation, taken as a whole, be rendered insolvent by the consummation of the Contemplated Transactions, determined as of the Effective Time, assuming the release of the Escrow Fund. Parent has not, at any time, (i) made a general assignment for the benefit of creditors, or (ii) filed, or had filed against it, any bankruptcy petition or similar filing.

Section 4.  Certain Covenants of the Parties

4.1  Access and Investigation.

(a) During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the earlier termination of this Agreement (the “Pre-Closing Period”), the Company shall: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours, on reasonable prior notice, to the Company’s personnel and assets (tangible and intangible, including Intellectual Property) and to all existing books, records, financial statements, Tax Returns, work papers and other documents and information relating to the Company and each of its Subsidiaries; and (b) provide or make available to Parent and Parent’s Representatives, at Parent’s expense, such copies of the existing books, records, financial statements, Tax Returns, and other documents and information relating to the business, results of operations, properties (tangible and intangible, including Intellectual Property) and personnel of the Company or any of its Subsidiaries as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period and subject to applicable Antitrust Laws, the Company and Parent shall promptly provide the other party with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company, Parent or Merger Sub, as applicable, in connection with the Merger or any of the other Contemplated Transactions. The foregoing shall not require the Company to permit any inspection, or to disclose any information, to the extent that in the reasonable judgment of the Company could reasonably be expected to result in (i) the violation of any written obligations of the Company or any of its Subsidiaries to an unaffiliated third party with respect to confidentiality or non-disclosure, (ii) the waiver of any applicable attorney-client privilege or (iii) the violation of any applicable Legal Requirement. Subject to compliance with applicable Legal Requirements, during the Pre-Closing Period, the Company shall use commercially reasonable efforts to notify Parent of, and confer from time to time as reasonably requested by Parent with one or more Representatives of Parent to discuss, any material changes or developments in the operational matters of the Company and each Subsidiary of the Company and the general status of the ongoing operations of the Company and each Subsidiary of the Company. No information or knowledge obtained in any investigation pursuant to this Section 4.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

4.2  Operations Before Closing.

(a) During the Pre-Closing Period, the Company shall use commercially reasonable efforts to (i) conduct the business and operations of the Company and its Subsidiaries in the ordinary course of business and in accordance with past practices and in material compliance with all applicable Legal Requirements; (ii) pay its Liabilities, debts and Taxes when due and pay or perform its other obligations when due, in each case subject to good faith disputes over such liabilities, debts or Taxes; and (iii) use commercially reasonable efforts consistent with past practices and policies to (unless otherwise agreed in writing by Parent) (A) preserve intact its present business organization, (B) except as contemplated by Section 5.4(a), keep available the services of the Company Employees, and (C) preserve its relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which it has business dealings.

(b) Without limiting the generality of Section 4.2(a) above, except as set forth in Part 4.2(b) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent (if consistent with applicable Legal Requirements), which consent shall not be unreasonably withheld, conditioned or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution (in cash, stock or property) in respect of any shares of capital stock of the Company or a Subsidiary of the Company or acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock: (aa) upon the valid exercise of Company Options outstanding as of the date of this Agreement; and (bb) pursuant to the Company ESPP; and (2) the Company may, in the ordinary course of business and consistent with past practices: (x) grant Company Options or shares of restricted Company Common Stock under the Company Option Plans to any newly hired employee of the Company; and (y) grant Company Options or shares of restricted Company Common Stock under the Company Option Plans to existing Company Employees in the ordinary course of business and consistent with past practices in connection with the Company’s customary review and promotion processes;

(iii) amend or waive any of its rights under, or, except pursuant to any Contract in existence as of the date of this Agreement, accelerate the vesting under, any provision of any of the Company Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security, except as required by applicable Legal Requirements;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws, or the equivalent governing documents of any Subsidiary of the Company;

(v) acquire any equity interest or other interest in any other Entity; or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) make any capital expenditure or enter into any transaction or commitment, in each case, exceeding $250,000 individually or $500,000 in the aggregate, other than capital expenditures in the ordinary course of business, consistent with past practice;

(vii) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances other than pursuant to borrowing under the Company’s lines of credit existing as of the date of this Agreement;

(viii) lend money to any Person (other than advances to Company Employees for business expenses in the ordinary course of business);

(ix) except as required under any collective bargaining agreement or other Contract with a labor organization representing any Company Employees, establish, adopt, enter into or amend any Company Employee Plan, (except that the Company may amend the Company Employee Plans to the extent required by applicable Legal Requirements);

(x) renew any collective bargaining agreement or enter into any new collective bargaining agreement, if such renewed or new collective bargaining agreement would materially increase the costs and/or obligations imposed on the Company and its Subsidiaries thereunder;

(xi) contribute any material amount to any trust or other arrangement funding any Company Employee Plan, except to the extent required by the existing terms of such Company Employee Plan (including any 401(k) matching contributions), trust or other funding arrangement, by any collective bargaining agreement, by any written employment agreement existing on the date of this Agreement, or by applicable Legal Requirements

(xii) hire any employee at the level of Vice President or above or with an annual base salary in excess of $200,000;

(xiii) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(xiv) make or change any material Tax election;

(xv) commence any Legal Proceeding, except: (A) with respect to routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business; or (C) in connection with a breach of this Agreement or related to the Contemplated Transactions;

(xvi) sell, lease, license, assign, transfer, convey or otherwise dispose of, create any material Encumbrance with respect to, or amend any existing agreement covering or with respect to, any Company Owned IP;

(xvii) split, combine or reclassify any of the Company’s or any Subsidiary’s capital stock;

(xviii) enter into any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(xix) enter into, amend, modify, or terminate any Company Significant Contract, or waive, release or assign any material rights or claims thereunder;

(xx) enter into or modify any customer, reseller or distributor Contract;

(xxi) except as contemplated by Section 5.4(a), undertake any material restructuring activities, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(xxii) sell, lease, license, encumber, abandon or otherwise dispose of any business lines or any properties or assets (tangible or intangible), including, without limitation, Company Owned IP;

(xxiii) make any material revaluation of any of its assets, including, without limitation, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable;

(xxiv) cancel or terminate without reasonable substitute policy therefor any material insurance policy naming the Company as a beneficiary or a loss payee without notice to Parent;

(xxv) except as required to comply with applicable law, any Contract disclosed to Parent by the Company or any Company Employee Plan existing as of the date hereof, (A) materially increase the compensation or fringe benefits payable or to become payable to any Company Employee (except for normal increases of cash compensation to current non-officer Company Employees in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries, whether orally or in writing; (B) make any promise, commitment or payment of any bonus payable or to become payable to any Company Employee (except bonuses made to current non-officer Company Employees or newly hired non-officer Company Employees in the ordinary course of business consistent with past practice); (C) adopt any new, or change or terminate any existing severance, change of control, termination or bonus plan, policy or practice applicable to any Company Employee; (D) enter into any new employment, severance, termination, change of control or indemnification agreement or any new agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), (E) incur any liability or obligation to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of its business consistent with its past practices, or (F) forgive, whether orally or in writing, any loan from the Company or any of its Subsidiaries to any Company Employee, in an amount in excess of $10,000; or

(xxvi) agree or commit to take any of the actions described in this Section 4.2(b).

If the Company desires to take an action that requires the prior written consent of Parent pursuant to this Section 4.2(b), which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall deliver to Parent a written request for such written consent. Parent shall use commercially reasonable efforts to approve or deny the Company’s request as soon as reasonably practicable, and in any event within two Business Days after Parent has received the Company’s request.

(c) During the Pre-Closing Period, the Company shall use commercially reasonable efforts to promptly notify Parent in writing after learning of any event, condition, fact or circumstance that (i) would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or reasonably unlikely, or (ii) that constitutes, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) During the Pre-Closing Period, the Company shall use commercially reasonable efforts to promptly notify Parent in writing after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or a arbitration panel, board or Governmental Body, initiated by or against it in writing, or Known by the Company or any of its Subsidiaries to be threatened against the Company or any of its Subsidiaries, or any of their respective officers, directors, employee or stockholders in their capacity as such. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any litigation against the Company or any of its Subsidiaries and shall give due consideration to Parent’s advice with respect to such litigation. Notwithstanding the foregoing provisions of this Section 4.2(d), the Company shall not be required to permit any access, or to deliver or make available to Parent any information, to the extent that in the reasonable judgment of the Company, such action would jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine.

(e) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that (i) would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or reasonably unlikely or (ii) that constitutes, or would reasonably be expected to have, a Parent Material Adverse Effect.

4.3  No Solicitation; Superior Offers.

(a) Except as expressly permitted by Sections 4.3(d) and 4.3(e), during the Pre-Closing Period, the officers and directors of the Company will not, nor will the Company authorize or direct any of its Subsidiaries or any of the Company’s or such Subsidiaries’ respective employees or other Representatives to, directly or indirectly:

(i) solicit, initiate, seek or knowingly encourage, knowingly facilitate, or knowingly induce the making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal;

(ii) furnish or make available any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Inquiry or Acquisition Proposal;

(iii) enter into, participate or engage in, or continue any discussions or negotiations with any Person in connection with or in response to an Acquisition Inquiry or Acquisition Proposal;

(iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal or adopt a board resolution to do any of the foregoing;

(v) enter into any letter of intent or similar document or Contract (whether binding or not binding) contemplating or otherwise relating to any Acquisition Transaction; or

(vi) grant any discretionary waiver or release under any effective standstill or similar agreement with respect to the Company or the Subsidiaries of the Company, or any class of equity securities of the Company or the Subsidiaries of the Company; provided, that immediately upon any violation of this clause (vi), Parent shall automatically be released during the Pre-Closing Period from its “standstill” obligations contained in the fourth full paragraph of the Confidentiality Agreement without any further action by any party hereto.

(b) Except as permitted by Sections 4.3(d) and 4.3(e), during the Pre-Closing Period the Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information of the Company previously furnished to such Person and which such Person is not entitled to retain, and shall not, nor permit any Subsidiary of the Company to, exercise its discretion to waive any rights under any standstill, confidentiality or similar agreements entered into by such

Person. Except as permitted by Sections 4.3(d) and 4.3(e), if, during the Pre-Closing Period, any officer or director of the Company takes any action, directly or indirectly, that the Company is obligated pursuant to this Section 4.3 not to authorize or to direct such officer or director to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 4.3.

(c) During the Pre-Closing Period, the Company shall as promptly as practicable (and in no event later than (x) 24 hours after any Notice Representative becomes aware of the receipt thereof if such Notice Representative is made aware of the receipt thereof on a Business Day and (y) 36 hours after any Notice Representative becomes aware of the receipt thereof if such Notice Representative is made aware of the receipt thereof on any day that is not a Business Day) advise Parent of the receipt of any Acquisition Inquiry or Acquisition Proposal that is made or submitted by any Person or received by, the Company or any of the Notice Representatives during the Pre-Closing Period (including, the identity of the Person from which such Acquisition Inquiry or Acquisition Proposal was received (or the Person or Persons on whose behalf such Acquisition Inquiry or Acquisition Proposal was made) and the material terms and conditions thereof, subject, in each case, to the Company’s obligations pursuant to any existing confidentiality or non-disclosure agreement). The Company will keep Parent reasonably informed as promptly as practicable of the status and terms of any such Acquisition Inquiry or Acquisition Proposal, and provide to Parent as promptly as practicable (but in no event more than one Business Day after receipt) a copy of all written materials and written information provided to the Company in connection with any such Acquisition Inquiry or Acquisition Proposal, or any material modification or material amendment thereto.

(d) During the Pre-Closing Period, in the event that any Person submits to the Company (and does not withdraw) an Acquisition Proposal that the Company’s board of directors reasonably concludes in good faith (after receipt of advice of its outside legal counsel and a financial advisor of national standing) is, or could reasonably be expected to become, a Superior Offer, then notwithstanding Sections 4.3(a)–(c), the Company may, so long as the Required Company Stockholder Vote has not yet been obtained, (i) enter into discussions and negotiations with such Person regarding such Acquisition Proposal and otherwise cooperate with and assist such Person with respect to such Acquisition Proposal, and (ii) deliver or make available to such Person nonpublic information regarding the Company and its Subsidiaries, provided, in every case, that the Company and its Subsidiaries and the Notice Representatives comply with each of the following: (A) neither the Company, any of its Subsidiaries nor any Notice Representative shall have violated any of the provisions set forth in Section 4.3(a) in connection with the receipt of such Acquisition Proposal, (B) the Company’s board of directors first shall have concluded in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (C) the Company first shall have received from such Person an executed confidentiality agreement containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, and (2) a standstill provision, the term of which is at least as long as the term contained in the Confidentiality Agreement, and the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, which confidentiality agreement shall not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement or the Confidentiality Agreement, (D) the Company first shall have given Parent at least 48 hours advance written notice of its intent to take such actions, and (E) prior to or contemporaneously with delivering or making available any such nonpublic information to such Person, the Company shall deliver such nonpublic information to Parent (to the extent such nonpublic information has not been previously delivered by the Company to Parent).

(e) Notwithstanding Section 5.2(b), at any time prior to the Company obtaining the Required Company Stockholder Vote, the Company’s board of directors may, solely in response to a Superior Offer or an Intervening Event, make a Change of Recommendation and, solely in the case of a Superior Offer, terminate this Agreement in accordance with Section 8.1(h), if all of the following conditions in clauses (i) through (iii) are met:

(i) in the case of a Superior Offer, such Superior Offer has not been withdrawn and continues to be a Superior Offer;

(ii) the Company shall have (A) delivered to Parent written notice (a “Change of Recommendation Notice”) at least 48 hours prior to the meeting of the Company’s board of directors at which the Company’s board of directors will consider the possibility of effecting such Change of Recommendation in response to an Acquisition Proposal or an Intervening Event, which notice shall state expressly (1) that the Company has received an Acquisition Proposal or determined the existence of an Intervening Event, (2) the material terms and conditions of the Acquisition Proposal and the identity of the Person or group making the Acquisition Proposal or, in the case of an Intervening Event, describe in reasonable detail the cause and factors constituting such Intervening Event, and (3) that the Company intends to consider the possibility of effecting a Change of Recommendation based upon such Acquisition Proposal, and (B) during the aforementioned 48 hour period, if requested by Parent, engage in good faith negotiations with Parent with respect to any revised proposal from Parent in respect of the terms of the transactions contemplated by this Agreement; and

(iii) the Company’s board of directors has concluded in good faith, after receipt of advice from and consultation with its outside legal counsel, that, in light of such Superior Offer or Intervening Event, and after considering any adjustments or negotiations pursuant to the preceding clause (ii), that failure to effect a Change of Recommendation would reasonably be likely to result in a breach of its fiduciary obligations to the stockholders of the Company.

Section 5.  Additional Covenants of the Parties

5.1  Company Proxy Statement.

(a) As promptly as practicable, using commercially reasonable efforts to do so within ten Business Days following the date of this Agreement (subject to timely receipt from Parent of any information required of Parent or Merger Sub to be included therein), the Company shall prepare and cause to be filed with the SEC preliminary proxy materials to obtain the Required Company Stockholder Vote. Promptly following the later of (i) receipt and resolution of SEC comments thereon or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to (x) comply as to form in all material respects with all applicable SEC requirements and (y) otherwise comply in all material respects with all applicable Legal Requirements related thereto. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Body (including, without limitation, any amendment or supplement to the definitive proxy materials), the Company shall provide Parent and Parent’s counsel with reasonable opportunity to review and shall use good faith efforts to include in such filings all comments reasonably proposed by Parent or Parent’s counsel.

(b) The Company will notify Parent of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information within one Business Day, and will promptly supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. The Company shall provide Parent with reasonable opportunity to review and comment on any written response to the SEC, or its staff or any other government officials in advance. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, and shall cooperate in promptly filing with the SEC or its staff or any other government officials, and/or, to the extent required, mailing to the stockholders of the Company, such amendment or supplement.

5.2  Company Stockholders’ Meeting.

(a) The Company shall, as promptly as practicable after clearance of the Proxy Statement by the SEC, establish a record date for, duly call, give notice of, convene and hold, a meeting of its stockholders for the purpose of obtaining the Required Company Stockholder Vote (the “Company Stockholders’ Meeting”) in accordance with the Company’s certificate of incorporation, bylaws, the DGCL and all other applicable Legal Requirements. The Company shall use its commercially reasonable efforts to (i) at the Company’s expense, solicit from its stockholders proxies in favor of the Required Company Stockholder Vote and will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by the Company’s certificate of incorporation, the DGCL and all other applicable Legal Requirements, and (ii) ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with the Company’s certificate of incorporation, bylaws, the DGCL and all other applicable Legal Requirements. The Company (i) shall consult with Parent regarding the date of the Company Stockholders’ Meeting, and (ii) shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided, however, that the Company may adjourn or postpone the Company Stockholders’ Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement (which determination shall not be made before consulting with Parent) is provided to Company stockholders in advance of a vote on the Merger and this Agreement, (ii) if at the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum for the conduct of business, or (iii) for the purpose of soliciting additional proxies.

(b) Subject to Section 4.3(e): (i) the board of directors of the Company shall unanimously recommend that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (such recommendation being referred to as the “Company Board Recommendation”), (ii) the Proxy Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting; and (iii) neither the Company’s board of directors nor any committee thereof shall withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to Parent, the Company Board Recommendation. Nothing contained in this Agreement shall prohibit (A) the Company from making any public disclosure of any material facts, including the fact that an Acquisition Inquiry or Acquisition Proposal has been submitted to the Company, if the Company’s board of directors determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company’s stockholders or any applicable Legal Requirement, or (B) the Company or the Company’s board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A, promulgated under the Exchange Act; provided, however, that the Company’s board of directors shall not recommend that Company stockholders tender shares of Company capital stock in connection with any tender or exchange offer, or withhold, withdraw or modify the Company Board Recommendation unless permitted to do so pursuant to Section 4.3(e).

(c) Prior to a termination of this Agreement pursuant to Section 8.1, the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, making, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withholding, withdrawal, amendment, qualification or modification of the Company Board Recommendation.

5.3  Stock Options and Company ESPP.

(a) Each Company Option outstanding and unexercised as of immediately before the Effective Time with a per share exercise price less than the Per Share Merger Consideration (the “In-the-Money Options”) will, to the extent vested and exercisable as of immediately prior to the Effective Time, after taking into account any vesting acceleration in connection with the Contemplated Transactions (the “Vested In-the-Money Options”), automatically and without any required action on the part of the holder thereof, be converted at the Effective Time into the right to receive an amount in cash equal to the difference between (A) the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time, and (B) the per share exercise price of such Company Option multiplied by the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time. Each Company Option outstanding and unexercised as of immediately prior to the Effective Time with a per share exercise price greater than or equal to the Per Share Merger Consideration (the “Out-of-the-Money Options”), whether vested or unvested, and each In-the-Money Option to the extent not vested and exercisable as of immediately prior to the Effective Time, after taking into account any vesting acceleration in connection with the Contemplated Transactions (the “Unvested In-the-Money Options”), will be automatically cancelled as of the Effective Time without any consideration payable in respect thereof. On the Closing Date, or promptly as practicable thereafter (but in no event later than two Business Days thereafter), Parent or the Surviving Corporation shall pay to each holder of Vested In-the-Money Options the aggregate cash consideration payable to such holder of Vested In-the-Money Options pursuant to this Section 5.3(a). Such cash consideration shall be rounded down to the nearest cent, and Parent and the Surviving Corporation shall be entitled to deduct and withhold from such cash consideration such amounts as may be required to be deducted and withheld with respect to such payment under the Code, the rules and regulations promulgated thereunder, or any applicable Legal Requirement. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Vested In-the-Money Options in respect to which such deduction and withholding was made by the Company, Parent, or the Surviving Corporation, as the case may be.

(b) Upon Parent’s request, prior to the Effective Time, the Company shall take all actions that may be reasonably necessary to: (i) cause any outstanding offering period under the Company ESPP to be terminated as of the last Business Day prior to the date on which the Merger becomes effective (the last Business Day prior to the date on which the Merger becomes effective being referred to as the “Designated Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP; and (iv) provide that no further offering period or purchase period shall commence under the Company ESPP after the Designated Date; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of the Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP. Effective as of the Effective Time, the Company shall terminate the Company ESPP.

5.4  Employee Benefits.

(a) During the Pre-Closing period, the Company shall allow Parent reasonable access, during normal business hours and on reasonable prior notice, to the Company’s employees, and shall, subject to the Confidentiality Agreement, provide any information that Parent may reasonably request, for the purpose of evaluating and, in Parent’s sole discretion, making offers of employment with Parent or the Surviving Corporation to such employees; provided that, without the consent of the Company, such employment with the Parent or Surviving Corporation shall commence no earlier than the Closing Date. Any such employees who are offered employment by Parent and who accept such employment with Parent or the Surviving Corporation are referred to herein as “Continuing Employees.” On or before the Closing Date, the Company shall terminate and shall use all commercially reasonable efforts to obtain a release of claims (and shall consult with Parent regarding the form of such release) from all of its employees and shall take all reasonably necessary actions (including the timely provision of any required notices), at and in advance of the Closing Date, such that the termination of each such Company employee is in compliance with all Applicable Laws, Company policies and the terms of any Company Benefit Plans, if applicable. Parent agrees to cause all Continuing Employees to be eligible to participate in Parent’s or the Surviving Corporation’s employee benefit plans and programs, if any, and in each case, in accordance with their terms, including any equity incentive plan, pension plan, defined benefit plan, defined contribution plan, Section 401(k) plan, bonus plan, profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time-off programs and disability plan, in each case, consistent with the eligibility criteria applied by Parent to other employees of Parent. The Continuing Employees shall receive full credit for prior years of service with Company (subject to the limitations and restrictions applicable to Parent employees) and parity with Parent employees with respect to eligibility to participate in all Parent employee benefit plans, programs and policies. Compensation provided to Continuing Employees shall be determined by Parent in its sole discretion. Parent agrees and acknowledges that the buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) (the “Buying Group”) will use commercially reasonable efforts to offer a group health plan to employees after the Effective Time and, accordingly, that Parent and the Buying Group shall be solely responsible for providing continuation coverage under COBRA to those individuals who are Company M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). The Company agrees and acknowledges that it will provide Parent with such information necessary for Parent or the Buying Group to offer continuation coverage to such M&A Qualified Beneficiaries prior to the Effective Time.

(b) If requested by Parent at least five Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions pursuant to resolutions of the Company’s board of directors necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed).

(c) Prior to the Effective Time, but subject to the consummation of the Merger, the Company shall pay to any employee of the Company who was terminated between the date of this Agreement and the Effective Time all severance and other payments which such employee would have been entitled to receive under the terms of any Contract or Company Employee Plan had such employee been terminated after the Effective Time.

5.5  Indemnification of Officers and Directors.

(a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects, the obligations of the Company pursuant to any indemnification agreements between the Company and its current and former directors and officers as of the Effective Time (the “Indemnified Parties”) and any indemnification and exculpation provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the date of this Agreement, in each case, subject to applicable Legal Requirements.

(b) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the limited liability company agreement of the Surviving Corporation shall contain, and Parent shall cause the limited liability company agreement of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company’s certificate of incorporation and bylaws, except to the extent that modification is required by applicable Legal Requirements.

(c) Subject to the next sentence, the Surviving Corporation shall, at no expense to the Indemnified Parties, either (i) maintain, and Parent shall cause the Surviving Corporation to maintain in effect for six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the Contemplated Transactions), so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the Effective Time (such 200%, the “Maximum Premium”), or (ii) purchase a six year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term. If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than six times the Maximum Premium for such Reporting Tail Endorsement, in which case, provided that Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, Parent shall be relieved from its obligations under the preceding two sentences of this Section 5.5(c).

(d) The provisions of this Section 5.5 are intended to be in addition to, and Parent shall, and shall cause the Surviving Corporation to, enforce and honor, to the fullest extent permitted by law for a period of six years from the Effective Time, the rights otherwise available to the current officers and directors of the Company and its

Subsidiaries by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives.

5.6  Regulatory Approvals and Related Matters.

(a) Each party shall use its commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as practicable after the date of this Agreement, prepare and file, or shall cause their “ultimate parent entities” (as that term is defined in the HSR Act and its implementing regulations) to prepare and file, the notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Merger. The Company and Parent shall use their commercially reasonable efforts to respond as promptly as practicable to: (i) any inquiries or requests (including any “second request” for information) received from the Federal Trade Commission or the U.S. Department of Justice (“FTC/DOJ”) for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.

(b) Parent, Merger Sub and the Company each shall promptly supply the other parties with any information that may be required in order to effectuate any filings or applications pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall, (i) consult with the other party prior to taking a position with respect to or making any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party to this Agreement in connection with any investigations or proceedings in connection with this Agreement or the Contemplated Transactions, (iii) coordinate with the other in preparing and exchanging such information, and (iv) promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Body in connection with this Agreement or the Contemplated Transactions; provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that any Legal Requirement applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such information or to the extent required by any existing confidentiality or non-disclosure agreement. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section as “outside counsel only.” Such material and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Body regarding the transactions described herein shall include representatives of both parties.

(c) Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Body in connection with any filings made pursuant to this Agreement, and (ii) any request by any officials of any Governmental Body for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d) Parent and the Company shall use their commercially reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; and (ii) shall use commercially reasonable best efforts to obtain each Consent (if any)

required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions, including, but not limited to, (A) entering into negotiations with any applicable Governmental Body; (B) providing information required by law or governmental regulation; and (C) substantially complying with any “second request” for information pursuant to Antitrust Law.

(e) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violating any Antitrust Law, Parent, Merger Sub and the Company shall: (i) contest, resist or resolve any such proceeding or action; and (ii) use their commercially reasonable best efforts to have vacated, lifted, reversed or overturned any injunction resulting from such proceeding or action; provided, however, that neither Parent nor Merger Sub shall be under an obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of Parent or any of its affiliates or the Company or any of its Subsidiaries, (B) the imposition of any material limitation or regulation on the ability of Parent or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company capital stock or any material limitation or regulation on the ability of Parent or any of its affiliates to exercise full rights of ownership of the shares of Company capital stock (any of the foregoing, an “Antitrust Restraint”).

5.7  Confidentiality; Disclosure.

(a) The parties to this Agreement acknowledge that Parent and the Company have previously entered into the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

(b) Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding the Merger or the Contemplated Transactions; provided, however, that contents of the initial press release announcing the execution of this Agreement has already been agreed to by the parties. The Company shall consult with Parent before issuing or making, and shall provide and shall not issue, any such press release or make any such public statement without the prior written consent of Parent; provided that the Company may, without obtaining the prior consent of Parent, issue such press release or make such public statements as the Company determines in good faith, following consultation with legal counsel, may be required by applicable Legal Requirements if Company has used all reasonable efforts to consult and discuss in good faith with Parent the form and content thereof prior to its release and has acted in good faith with respect to the incorporation of any reasonable changes which are suggested by Parent prior to releasing or making such press release or public statement. The Company shall cause its officers and directors to comply with this Section 5.7. The foregoing shall not restrict the Company from making any public statements permitted by Section 4.3(e).

5.8  Section 16 Matters.  Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Company Common Stock or Company Series B Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Section 1 of this Agreement by each Company Insider (as defined below) to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” means information regarding the Company Insiders, the number of shares of Company Common Stock and Company Series B Stock held by each such Company Insider and expected to be exchanged for cash in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into cash in connection with the Merger. “Company Insiders” mean those individuals who are subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to the Company.

5.9  Takeover Statutes.  The Company, Parent, Merger Sub and each of their respective board of directors, members or managers, as applicable, shall use their commercially reasonably efforts (i) take all actions reasonably necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby and (ii) if any takeover statue or similar statue or regulation becomes applicable to this Agreement or any transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

5.10  Certificates.  The Company shall use commercially reasonable efforts to, prior to the Closing Date, deliver a certificate dated within three Business Days of the Closing from the Secretary of State of the State of Delaware and each state in which the Company or any Subsidiary of the Company is qualified to do business as a foreign corporation certifying that the Company or such Subsidiary is in good standing and that all applicable Taxes and fees of the Company or such Subsidiary through and including the Closing Date have been paid, and (ii) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Effective Time, and (B) a FIRPTA Notification Letter, in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company.

5.11  Director and Officer Resignations.  The Company shall use commercially reasonable efforts to obtain a written letter of resignation from each of the directors of the Company and from each of the directors and officers of each Subsidiary of the Company that will be effective as of the Effective Time.

5.12  Third-Party Consents.  The Company shall use commercially reasonable efforts to obtain any consents, waivers and approvals required to be obtained under any Company Significant Contract set forth on Schedule 5.13 of the Company Disclosure Schedule. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent reasonably informed of all developments material to the obtaining of such consents, waivers and approvals, and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. The Company shall use commercially reasonable efforts to deliver any notices required under any Company Significant Contract set forth on Schedule 5.13 of the Company Disclosure Schedule in connection with the consummation of the transactions contemplated hereby.

5.13  Patent Fees.  Prior to the Closing Date, the Company shall use commercially reasonable efforts to timely pay all maintenance fees, annuities, and the like due or payable as of the Closing Date on the patents and patent applications that are included in the Active Registered IP. For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future; provided, however, that the Company shall not be obligated to pay any fee for which the surcharge date or final deadline for payment is a date more than six months following the Closing Date.

5.14  Closing Statement.

(a) The Company shall deliver to Parent at least three (3) Business Days prior to the Tentative Closing Date, a statement (the “Closing Statement”) of the Company’s calculations of its good faith estimates of the Purchase Price (including a good faith estimate of each of the components of Purchase Price Upward Adjustment Amount and Purchase Price Downward Adjustment Amount), Common Stock Merger Consideration and Per Share Merger Consideration, each as of the Tentative Closing Date (assuming consummation of the transactions contemplated by this Agreement). The Company’s Chief Financial Officer shall certify, in his capacity as an officer of the Company and not in his personal capacity, that, to his Knowledge, the Closing Statement is true, accurate and complete as of the Tentative Closing Date. Parent and its accountants shall be permitted reasonable access to review the Company’s books and records and work papers related to the preparation of such Closing Statement. Parent and its accountants may make inquiries of the Company and its Chief Financial Officer and accountants, regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Company shall use its commercially reasonable efforts to cause its Chief Financial Officer and accountants to cooperate with and respond to such inquiries.

(b) Within two Business Days following delivery of the Closing Statement, Parent shall deliver written notice (a “Dispute Notice”) to the Company with respect to any disagreement that Parent may have as to the calculations set forth in the Closing Statement, if any, setting forth in reasonable detail the basis of such disagreement together with the amount(s) in dispute. Parent and the Company shall negotiate in good faith to resolve any such disagreements, and the Closing Statement shall be modified if necessary to reflect the resolution of any such disagreements. If Parent and the Company cannot resolve any such disagreements, then the parties shall engage a mutually agreed upon accounting firm of national standing (the “Special Auditor”) to determine the amount of the Purchase Price (including the components of Purchase Price Upward Adjustment Amount and Purchase Price Downward Adjustment Amount), Common Stock Merger Consideration and/or Per Share Merger Consideration. The Company shall provide the Special Auditor with access to the relevant financial records and shall assist the Special Auditor in obtaining confirmations of information relating to the calculation of the Purchase Price (including the components of Purchase Price Upward Adjustment Amount and Purchase Price Downward Adjustment Amount), Common Stock Merger Consideration and/or Per Share Merger. The Special Auditor shall complete its review and shall issue its report, as promptly as possible, but in no event more than five Business Days after engaged, which determination, absent manifest error, shall be binding on the parties, and the Closing Statement shall be modified to reflect such determination by the Special Auditor. If Parent delivers a Dispute Notice, the Closing shall not occur (unless otherwise agreed by Parent and Company) until two (2) Business Days after the earlier of the date (i) Parent and Company resolve any Closing Statement disagreements and (ii) the Special Auditor delivers its Closing Statement.

Section 6.  Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

6.1  Accuracy of Company Representations.  The representations and warranties of the Company contained in Section 2 of this Agreement (in each case giving effect to the applicable exceptions and disclosures set forth in the Company Disclosure Schedule) shall be accurate (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect), in each case, both when made and as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be accurate only as of such date), except where the failure of such representations and warranties to be accurate, individually or in the aggregate, does not have a Company Material Adverse Effect.

6.2  Performance of Covenants.  All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3  Company Stockholder Approval.  This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.4  Company Officers’ Certificate.  Parent shall have received a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company, in their capacity as such, confirming that the conditions set forth in Sections 6.1 (Accuracy of Company Representations), 6.2 (Performance of Covenants), 6.3 (Company Stockholder Approval) and 6.6 (No Company Material Adverse Effect) have been satisfied or waived.

6.5  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.6  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.

6.7  No Litigation.  No Legal Proceeding shall be pending or expressly threatened in writing by any Governmental Body of competent jurisdiction that has a reasonable likelihood of success, before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any other Governmental Body of competent jurisdiction (including a competent antitrust authority) or arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the Merger, (ii) cause the Merger to be rescinded or (iii) result in an Antitrust Restraint, and no such Order shall be in effect nor shall any Legal Requirement have been enacted having any such effect.

6.8  No Outstanding Loans for Borrowed Money.  No loans from the Company for borrowed money (whether or not evidenced by promissory notes) to any current or former employee, director or other service provider shall be outstanding.

6.9  Closing Statement.  The Closing Statement certified by the Company’s Chief Financial Officer, as may be modified by Section 5.14(b), shall have been delivered to Parent and shall remain true and correct in all material respects as of the date of Closing.

Section 7.  Conditions Precedent to Obligation of the Company

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

7.1  Accuracy of Parent and Merger Sub Representations.  The representations and warranties of Parent and Merger Sub contained in Section 3 of this Agreement shall be accurate (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect), in each case, both when made and as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be accurate only as of such date), except where the failure of such representations and warranties to be accurate, individually or in the aggregate, does not have a Parent Material Adverse Effect.

7.2  Performance of Covenants.  All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3  Company Stockholder Approval.  This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.4  Parent Officer’s Certificate.  The Company shall have received a certificate executed by a duly authorized officer of Parent, in his or her capacity as such, confirming that the conditions set forth in Sections 7.1 (Accuracy of Parent and Merger Sub Representations) and 7.2 (Performance of Covenants) have been duly satisfied.

7.5  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any United States federal or state Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.6  Delivery of Escrow Certification.  The “Certification” (as defined in the Escrow Agreement) shall have been irrevocably, and without any condition, delivered to Silicon Valley Bank such that the Escrow Fund shall be released to the Paying Agent upon Silicon Valley Bank’s receipt of a certified copy of the Certificate of Merger.

Section 8.  Termination

8.1  Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders):

(a) by mutual written consent of Parent and the Company, duly authorized by the boards of directors of Parent and the Company;

(b) by either Parent or the Company, duly authorized by the board of directors of Parent or the Company, if the Merger has not been consummated by March 17, 2009 or any other date that Parent and the Company may agree upon in writing (the “Outside Date”); provided, however, that the Outside Date shall automatically be extended to June 17, 2009 in the event that as of March 17, 2009 each of the conditions set forth in Sections 6 and 7 (other than those that by their nature are only to be satisfied as of the Closing) have been satisfied or waived, other than the conditions set forth in Sections 6.5 or 7.5; provided further, however, a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Outside Date (as the same may be extended as provided above) is principally caused by the failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company, duly authorized by the board of directors of Parent or the Company, if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(d) by either Parent or the Company, duly authorized by the board of directors of Parent or the Company, if the Required Company Stockholder Vote shall not have been obtained at the Company Stockholders’ Meeting (including any adjournments and postponements thereof);

(e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(f) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the condition set forth in Section 6.1 or 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in the Company’s representations and warranties or breach by Company of a covenant or agreement is curable by the Company within 30 days, then, provided, that the Company continued to use commercially reasonable efforts to cure such inaccuracy or breach, Parent may not terminate this Agreement under this Section 8.1(f) for 30 days after delivery of written notice from Parent to the Company of such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if such inaccuracy or breach by the Company is cured during such 30-day period);

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the condition set forth in Section 7.1 or 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub of a covenant or agreement is curable by Parent or Merger Sub within 30 days, then, provided that Parent or Merger Sub continued to use commercially reasonable efforts to cure such inaccuracy or breach, the Company may not terminate this Agreement under this Section 8.1(g) for 30 days after delivery of written notice from the Company to Parent of such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if such inaccuracy or breach by Parent or Merger Sub is cured during such 30-day period);

(h) by the Company, in connection with a Change of Recommendation made in accordance with Section 4.3(e) in which the Company’s board of directors shall have determined to accept or enter into a transaction related to a Superior Offer that was the subject of such Change in Recommendation; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 8.1(h), and any purported termination pursuant to this Section 8.1(h) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee in the manner provided for in Section 8.4;

(i) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a material breach of Section 4.3(a) shall have occurred.

8.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) Section 5.7, this Section 8.2, Section 8.3, Section 8.4, and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, and

(iii) the termination of this Agreement shall not relieve any party from any liability for any fraud or willful breach of any covenant, obligation, representation or warranty contained in this Agreement.

8.3  Expenses.  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid (or caused to be paid) by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws or other jurisdictions

8.4  Termination Fee.

(a) If this Agreement is terminated: (a) by Parent pursuant to Section 8.1(e); (b) pursuant to Section 8.1(d) or 8.1(i), and (i) at the time of the Company Stockholders’ Meeting a bona fide Acquisition Proposal (defined for the purposes of this clause (a) by replacing all the references to 20% in the definition of the term Acquisition Transaction with 50%) had been publicly announced and not withdrawn, and (ii) within nine months following such termination, the Company consummates an Acquisition Transaction or enters into a Contract providing for an Acquisition Transaction that is subsequently consummated; or (c) by Company pursuant to Section 8.1(h), then the Company shall pay Parent a fee equal to $5,000,000 (the “Termination Fee”). Such fee shall be paid in immediately available funds and shall be due and payable on the date that is (a) two Business Days after the date of termination in the event of a termination by Parent pursuant to Section 8.1(e); (b) prior to or concurrent with such termination if terminated pursuant to Section 8.1(h); or (c) prior to or concurrent with the consummation of an Acquisition of the Company if terminated pursuant to Section 8.1(d) or 8.1(i).

(b) The Company acknowledges that (i) the agreements contained in Section 8.4(a) are an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the fees and expenses described therein is reasonable and appropriate in all respects, and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the fees and expenses due pursuant to Section 8.4(a), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amounts set forth in Section 8.4(a), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 8.4(a) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made hereunder.

Section 9.  Miscellaneous Provisions

9.1  Amendment.  This Agreement may be amended with the approval of Parent and the Company’s respective boards of directors at any time (whether before or after this Agreement is adopted by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made that pursuant to applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.

9.2  Extension; Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, Parent and Merger Sub on the one hand and the Company on the other hand may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3  No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4  Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5  Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

9.6  Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7  Assignability; No Third Party Rights.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties to this Agreement and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. The holders of Company Common Stock, Company Preferred Stock, Company Options and rights under the Company ESPP are intended third party beneficiaries of the provisions of Sections 1 and 5.3, Company Employees are intended third party beneficiaries of the provisions of Section 5.4, and the Indemnified Parties are intended third party beneficiaries of the provisions of Section 5.5.

9.8  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as UPS or Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission before 5:00 p.m., Pacific time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m., Pacific time, and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Novafora, Inc.
2460 North First Street, Suite 200
San Jose, CA 95131
Attn: Chief Executive Officer
Fax: (650) 574-4661

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, CA 94025
Attn: Anthony J. McCusker
Fax: (650) 321-2800

and an additional copy (which shall not constitute notice) to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center, Round Building
Tel Aviv 67021 Israel
Attn: Nitzan Hirsch-Falk, Adv.
Fax: 972-3-607-4499

if to the Company:

Transmeta Corporation
2540 Mission College Boulevard
Santa Clara, CA 95054
Attn: Chief Executive Officer
Fax: (408) 919-6407

with copies (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attn: Mark A. Leahy
Fax: (650) 938-5200

9.9  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10  Remedies; Specific Performance.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement (including, without limitation, Section 4.3 hereof) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement (including, without limitation, Section 4.3 hereof) and to enforce specifically the terms and provisions of this Agreement (including, without limitation, Section 4.3 hereof) in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11  Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

For purposes of Section 8, references to the failure of a party to perform its covenants or obligations in this Agreement shall, in the case of Parent, include the failure of Merger Sub to perform its covenants or obligations in this Agreement.

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

NOVAFORA, INC.

By:	/s/ Zaki Rakib
Name:   Zaki Rakib

Title:	CEO

TRANSFORMER ACQUISITION LLC

By:	/s/ Zaki Rakib
Name:   Zaki Rakib

Title:	CEO

TRANSMETA CORPORATION

By:	/s/ Lester M. Crudele
Name:   Lester M. Crudele

Title:	President & CEO

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry.  “Acquisition Inquiry” means any inquiry of, or communication, expression of interest or proposal to, the Company or any of its Subsidiaries or any Notice Representative (other than by Parent or any of its Affiliates or Representatives), in each case concerning, or that would reasonably be expected to lead to, an Acquisition Transaction, but which is not itself an Acquisition Proposal.

Acquisition Proposal.  “Acquisition Proposal” means any offer, proposal, agreement, expression of interest or indication of interest (whether binding or not binding), made, provided or submitted to the Company or any of its Subsidiaries or any Notice Representative, or any public announcement of any intention to enter into or make any such offer, proposal, agreement, expression of interest or indication of interest (whether binding or not binding), relating to, or involving an Acquisition Transaction.

Acquisition Transaction.  “Acquisition Transaction” means any transaction or series of related transactions (other than: (1) the Contemplated Transactions; (2) any transaction permitted pursuant to Section 4.2; and (3) any transaction in furtherance of the consummation of the Contemplated Transactions with the express consent of Parent) involving:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which the Company or any Subsidiary of the Company is a party or a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding voting securities of the Company or any Subsidiary of the Company; or (iii) in which the Company issues securities representing more than 20% of the outstanding voting securities of the Company; or

(b) any sale, exchange, transfer, exclusive license (other than in the ordinary course of business), acquisition or disposition (including by way of joint venture) of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company and its Subsidiaries; or

(c) any liquidation, dissolution or recapitalization of the Company or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property.

Active Registered IP.  “Active Registered IP” means Company Registered IP that has not lapsed or expired and has not been terminated, cancelled, or abandoned.

Agreement.  “Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Affiliate.  “Affiliate” shall have the meaning ascribed to such term under Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

Business Day.  “Business Day” shall mean any day other than Saturday or Sunday or a day on which banks are required or authorized by law to close in the city of San Francisco, California.

Change of Recommendation.  “Change of Recommendation” means the withholding, withdrawal or amendment, qualification or modification (in a manner adverse to Parent), by the Company’s board of directors (or any committee thereof) of its recommendation in favor of adoption of this Agreement, and, in the case of a tender or exchange offer made by a third party directly to the Company’s stockholders, a failure to recommend that Company’s stockholders reject such tender or exchange offer.

Closing Cash.  “Closing Cash” means the aggregate amount of the Company’s unrestricted cash, cash equivalents and short-term investments as of the Tentative Closing Date.

Closing Cash Target.  “Closing Cash Target” means $244,000,000.

Code.  “Code” means the United States Internal Revenue Code of 1986, as amended.

Common Stock Merger Consideration.  “Common Stock Merger Consideration” means an amount, as set forth in the Closing Statement, equal to the Purchase Price plus the aggregate exercise price of Vested In-the-Money Options less the sum of (x) the aggregate Per Preferred Share Merger Consideration payable with respect to shares of Company Series B Stock outstanding immediately prior to the Effective Time (after giving effect to any election to convert shares of Company Series B Stock into Company Common Stock effective at or prior to the Effective Time), and (y) the maximum aggregate cash consideration (as calculated as of the Effective Time pursuant to the terms of Section 9 of the Company Warrants) payable with respect to the Company Warrants outstanding as of the Effective Time.

Company Affiliate.  “Company Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Common Stock.  “Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.

Company Contract.  “Company Contract” means any Contract to which any of the Company or any of its Subsidiaries is a party.

Company Disclosure Schedule.  “Company Disclosure Schedule” means the Company Disclosure Schedule and exhibits thereto that the Company delivers to Parent upon the execution of the Agreement.

Company Employee.  “Company Employee” means any current director, officer or employee of the Company or any of its Subsidiaries.

Company Employee Agreement.  “Company Employee Agreement” means any employment, severance, retention, transaction bonus, change in control, material consulting, or other similar Contract between: (a) the Company or any of its Subsidiaries or any current Company Affiliate; and (b) any Company Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of the Company or any of its Subsidiaries or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any of its Subsidiaries under applicable foreign law.

Company Employee Plan.  “Company Employee Plan” means any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) that is maintained or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries, or any Company Affiliate for the benefit of any Company Employee; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company ESPP.  “Company ESPP” means the Company’s 2000 Employee Stock Purchase Plan, as amended.

Company Material Adverse Effect.  “Company Material Adverse Effect” means any change, event, circumstance or effect (each, an “Effect”) individually or when considered together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by the Company in this Agreement (a) that is or is reasonably likely to be materially adverse to the business, financial condition, assets (including intangible assets), liabilities, or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect pursuant to clause (a): (i) Effects resulting from conditions generally affecting the industries in which the Company or any of its Subsidiaries participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company and its Subsidiaries taken as a whole when compared to other firms in the industries in which the Company or any of its Subsidiaries participates; (ii) changes in the trading price or trading volume of Company Common Stock (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes); (iii) Effects resulting from the announcement (or pre-announcement disclosure), or pendency of the Merger and the Contemplated Transactions (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier or similar relationships or any loss of employees); (iv) any failure by the Company to meet internal or third party projections, predictions, guidance, estimates or forecasts for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (v) Effects resulting from acts of terrorism, war or other military conflict, earthquake, fire, storm, flood or other Acts of God, to the extent that such conditions do not have a disproportionate impact on the Company and its Subsidiaries taken as a whole when compared to other firms in the industries or geographies in which the Company or any of its Subsidiaries participates; (vi) Effects resulting from compliance with the terms of this Agreement, including the taking of any action required by this Agreement, including pursuant to Section 5.6, or Company actions not taken or not consented to by Parent, in each case pursuant to Section 4.2; (vii) any fees, expenses or change in control payments incurred in connection with the transaction contemplated by this Agreement; or (viii) changes in applicable Legal Requirements or GAAP; or (b) that is reasonably likely to materially impede the authority or ability of the Company to consummate the Contemplated Transactions.

Company Option Plans.  “Company Option Plans” means the Company’s 1995 Equity Incentive Plan, 1997 Equity Incentive Plan, and 2000 Equity Incentive Plan, in each case as amended.

Company Options.  “Company Options” means options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company, or otherwise).

Company Owned IP.  “Company Owned IP” means all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.

Company Used IP.  “Company Used IP” means: (a) Company Owned IP and (b) all Intellectual Property Rights (regardless of ownership) that are used, exercised or exploited in a material way (“Used” or “Use”) in connection with, or otherwise necessary for, any business of the Company or any of its Subsidiaries as currently conducted or as conducted in the past.

Company Preferred Stock.  “Company Preferred Stock” means the Preferred Stock, $0.00001 par value per share, of the Company.

Company Registered IP.  “Company Registered IP” means any Company Owned IP that is Registered IP.

Company Rights Agreement.  “Company Rights Agreement” means the Rights Agreement, dated as of January 15, 2002, by and between the Company and Mellon Investor Services LLC., as amended.

Company Series B Stock.  “Company Series B Stock” means the Series B Preferred Stock, $0.00001 par value per share, of the Company.

Company Triggering Event.  A Company Triggering Event” shall be deemed to have occurred if: (a) the Company’s board of directors or any committee thereof shall have effected a Change of Recommendation; (b) the Company fails to include in the Proxy Statement the Company Board Recommendation; (c) the Company’s Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of this Agreement within ten (10) calendar days after Parent delivers to the Company a request in writing that such recommendation be reaffirmed; (d) the Company’s board of directors approves or publicly endorses or recommends any Acquisition Proposal; (d) the Company enters into any letter of intent or similar document or Contract accepting any Acquisition Proposal or otherwise enters into any Acquisition Proposal; or (e) a tender or exchange offer relating to securities of the Company is commenced by a Person unaffiliated with Parent and the Company has not sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

Confidentiality Agreement.  “Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement dated as of June 27, 2008, between the Company and Parent.

Consent.  “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement.

Contract.  “Contract” means any currently effective and legally binding written agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, commitment or undertaking.

DGCL.  “DGCL” means the Delaware General Corporation Law.

Dissenting Shares.  “Dissenting Shares” means any shares of Company Common Stock that are issued and outstanding immediately before the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with the DGCL in connection with the Merger.

Encumbrance.  “Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on transfer (except for restrictions arising under applicable securities laws) that would reasonably be likely to have a Company Material Adverse Effect except for: (i) liens and encumbrances on, and licenses of, assets of the Company or its Subsidiaries incurred by the Company or its Subsidiaries in the ordinary course of business; (ii) liens or other imperfections of title that would not be reasonably likely to, individually or in the aggregate, materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries; (iii) liens and encumbrances for Taxes, assessments or other government charges not yet due or which are being contested in good faith; (iv) zoning, building or other similar government restrictions; (v) easements, covenants, rights of way or other similar restrictions with respect to real property; (vi) vendor’s liens not exceeding the unpaid purchase price of the encumbered asset; (vii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations and (viii) liens securing indebtedness that is reflected on the Company Balance Sheet.

Entity.  “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Fully-Diluted Number of Shares.  “Fully-Diluted Number of Shares” mean the sum (without duplication) of (i) the number of shares of the Company Common Stock outstanding immediately prior to the Effective Time, and (ii) the number of shares of Company Common Stock issuable upon the exercise or conversion of all securities exercisable to purchase or convertible into Company Common Stock outstanding immediately prior to the Effective Time, but excluding (a) all shares of Company Common Stock issuable upon conversion of Company Series B Stock outstanding immediately prior to the Effective Time (after giving effect to any election to convert shares of Company Series B Stock into Company Common Stock effective at or prior to the Effective Time), (b) all shares of Unvested Company Stock, (c) all shares of Company Common Stock issuable upon exercise of the Out-of-the-Money Options and the Unvested In-the-Money Options, (d) all shares of Company Common Stock issuable upon exercise of Company Warrants outstanding immediately prior to the Effective Time and (e) all Dissenting Shares.

GAAP.  “GAAP” means generally accepted accounting principles in the United States.

Governmental Authorization.  “Governmental Authorization” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body.  “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, or instrumentality, and any court or other tribunal).

HSR Act.  “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indebtedness.  “Indebtedness” means (a) any indebtedness of such Person and its Subsidiaries, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit, (b) any amounts owed by such Persons and its Subsidiaries under capital leases as determined in accordance with GAAP, except any such capital lease referred to in this clause (b) incurred in the ordinary course of business, (c) any balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or account payable, in each case referred to in this clause (c) incurred in the ordinary course of business, (d) all indebtedness of others secured by a lien on any asset of such Person or any of its Subsidiaries and (e) to the extent not otherwise included by clauses (a), (b), (c) and (d), any guaranty by such Person or any of its Subsidiaries of any indebtedness of any other Person.

Intellectual Property.  “Intellectual Property” means data, designs, formulae, algorithms, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, information, specifications, schematics, software (in source code and/or object code form), techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” means all rights of the following types throughout the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, sui generis database rights, moral rights and mask works; (b) trademark, trade name, service mark, domain name rights and other marks and designations and similar rights (“Marks”); (c) trade secret rights; (d) patent and industrial property rights; (e) all other proprietary rights, including any such rights in Intellectual Property; and (f) rights in or relating to registrations, issuances, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

Intervening Event.  “Intervening Event” shall mean a material development or change in material circumstances (other than an Acquisition Proposal or a Superior Offer) occurring or arising after the date of this Agreement, that was neither known to the Company’s board of directors as of the date hereof nor reasonably foreseeable by the Company’s board of directors as of or prior to the date hereof, which becomes known to the Company’s board of directors prior to the receipt of the Required Company Stockholder Vote.

Knowledge.  “Knowledge” means, with respect to any party as to any particular matter, the actual knowledge of the directors and officers of such party regarding such matter.

Legal Proceeding.  “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or The Nasdaq Global Stock Market).

LLC Act.  “LLC Act” means the Delaware Limited Liability Company Act.

made available.  “made available” shall mean that the Company has posted such materials, on or before 11:59 p.m. Pacific Time on the date which is two Business Days prior to the date of this Agreement, to the virtual data room managed by the Company hosted at the following IP address: https://extranet2.fenwick.com/clients/19646/00200/default.aspx.

Notice Representatives.  “Notice Representatives” means directors and officers of the Company and investment bankers and legal counsel retained by the Company in connection with this Agreement or the Contemplated Transactions.

officer.  “officer” means an officer as defined by Rule 16a-1 promulgated under the Exchange Act.

Order.  “Order” means any order, writ, injunction, judgment or decree.

Parent Disclosure Schedule.  “Parent Disclosure Schedule” means the Parent Disclosure Schedule and exhibits thereto that Parent delivers to the Company upon the execution of the Agreement.

Parent Material Adverse Effect.  “Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, would reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger on the terms, and within the time periods, contemplated by this Agreement.

Per Share Merger Consideration.  “Per Share Merger Consideration” means an amount, rounded down to the nearest 1/10 (one-tenth) of a cent, in cash equal to the quotient obtained by dividing the Common Stock Merger Consideration by the Fully-Diluted Number of Shares.

Person.  “Person” means any individual, Entity or Governmental Body.

Purchase Price.  “Purchase Price” means an amount, as set forth on the Closing Statement, equal to $255,600,000, plus the Purchase Price Upward Adjustment Amount as of the Tentative Closing Date, minus the Purchase Price Downward Adjustment Amount as of the Tentative Closing Date.

Purchase Price Downward Adjustment Amount.  “Purchase Price Downward Adjustment Amount” means the sum, without duplication and, with respect to each of the amounts under clauses (i) through (ix) of this sentence, only to the extent such amounts are unpaid as of the Effective Time, of (i) the amount of any Indebtedness of the Company as of the Effective Time; (ii) any Transaction Fees of the Company; (iii) the maximum amount payable under the Company’s Retention and Severance Plan, any Employment/Severance Agreements and other severance or bonus payments payable to employees or severance costs or expenses (including, without limitation, payment of severance, salary, paid time off, vacation time, healthcare reimbursement and COBRA and/or healthcare premiums) of any Company employee terminated prior to or to be terminated in connection with the Contemplated Transactions; (iv) any Tax gross-up payments and employer Tax withholding obligations in connection therewith payable in connection with the Contemplated Transactions or a separation from employment (but only if not otherwise covered by clause (iii) of this sentence); (v) obligations of the Company under its operating leases (as defined under GAAP); (vi) premiums and other costs related to Current D&O Insurance and the Reporting Tail Endorsement; (vii) the amount of any accounts payable, accrued compensation expense, income tax payable, accrued restructuring costs and other accrued liabilities and current and long-term payables of the Company (but for the purpose of clarity, excluding any deferred income) as of the Tentative Closing Date, in each case, as determined under GAAP; (viii) the amount, if any, by which (a) the aggregate elections made under the Transmeta Pre-Tax Flexible Benefits Plan exceeds (b) the aggregate amount contributed to the Transmeta Pre-Tax Flexible Benefits Plan through salary reductions; (ix) payments for Dissenting Shares; and (x) the amount, if any, by which the Closing Cash Target exceeds Closing Cash.

Purchase Price Upward Adjustment Amount.  “Purchase Price Upward Adjustment Amount” means the sum, without duplication, of (i) the amount of any accounts receivables of the Company as of the Effective Time, (ii) the amount of any security deposits for operating leases of the Company; and (iii) the amount, if any, by which Closing Cash exceeds the Closing Cash Target.

Registered IP.  “Registered IP” means all Intellectual Property Rights that are registered (or the subject of a submitted application for registration), filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered Marks and all applications for any of the foregoing.

Representatives.  “Representatives” mean directors, officers, agents, investment bankers, attorneys, accountants, advisors and other representatives of a Person.

Required Company Stockholder Vote.  “Required Company Stockholder Vote” means the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock adopting this Agreement.

SEC.  “SEC” means the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” means the Securities Act of 1933, as amended.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer.  “Superior Offer” means an unsolicited, bona fide written offer by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed promptly by a back-end merger), all or substantially all of the assets of the Company or in excess of 50% of the outstanding voting securities of the Company and as a result of which the Company’s stockholders immediately preceding such transaction would cease to hold, by virtue of retaining or converting their equity interests in the Company, at least 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, that is determined by the Company’s board of directors, in its good faith judgment, after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation, and after taking into account, among other things, the legal, financial, regulatory and other aspects of the offer taken as a whole, including conditions to consummation of the offer (which offer cannot include as a condition to consummation the requirement that the third party have obtained financing), the Person making the offer and the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s stockholders than the Merger (after giving effect to any adjustments to the terms of this Agreement definitively proposed by Parent in response to such offer).

Tax.  “Tax” means any federal, state, local, or foreign tax (including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, national health insurance, excise, ad valorem, transfer, stamp, sales, use, property, custom duty, withholding or payroll tax), including any penalty, interest or addition thereto), imposed by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” means any return (including any information return), report, statement, declaration or other document (including any schedule or attachment thereto, and including any amendment thereof) required to be filed with any Governmental Body with respect to Taxes.

Tentative Closing Date.  “Tentative Closing Date” means the second Business Day after the first date upon which all of the other conditions set forth in Sections 6 and 7 hereof, other than the condition to Closing set forth in Sections 6.9 and 7.6, shall have been satisfied or waived.

Title Problem.  “Title Problem” means any defect or deficiency in the transaction or series of transactions by which the Company purports to have acquired title to any of the U.S. Patent Assets, where such defect or deficiency is reasonably likely to materially diminish the Company’s right to enforce or license (in either case, without joining any third party) the applicable U.S. Patent Asset. For the avoidance of doubt, any defect or deficiency that can be cured by the Company (or its successors in interest to any U.S. Patent Assets after the Closing) using commercially reasonable efforts will be deemed not to materially diminish the Company’s right to enforce or license (in either case, without joining any third party) the applicable U.S. Patent Asset.

Transaction Fees.  “Transaction Fees” mean the fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other Person retained by the Company in connection with this Agreement or the Contemplated Transactions.

Unvested Company Stock.  “Unvested Company Stock” means any Company Common Stock that is not vested under the terms of any Contract with the Company (including any stock option agreement, or stock option exercise agreement, or restricted stock purchase agreement) as of or at the Effective Time, after taking into account any vesting acceleration in connection with the Contemplated Transactions.

Appendix B-1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into effective as of November   , 2008, by and between Novafora, Inc., a Delaware corporation (“Acquiror”), and the undersigned stockholder (“Stockholder”) of Transmeta Corporation, a Delaware corporation (the ‘‘Company”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. The execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Acquiror to enter into that certain Agreement and Plan of Merger, dated on or about November   , 2008 (the ‘‘Merger Agreement”), by and among Acquiror, Transformer Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquiror (“Sub”), and the Company, pursuant to which the Company will merge with and into Sub (the “Merger”), and Sub will survive the Merger and the separate corporate existence of the Company will cease.

B. Stockholder understands and acknowledges that the Company and Acquiror are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Restrictions on Shares.

(a) Stockholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber the Shares (as such term is defined in Section 4 below) or any New Shares (as such term is defined in Section 1(d) below), or make any offer or enter into any agreement providing for any of the foregoing, at any time prior to the end of the Expiration Date; provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to (i) exercise, prior to the Expiration Date, any Company Options held by Stockholder or (ii) transfer or otherwise dispose of Shares if, as a precondition to such transfer, the transferee agrees to be bound by the terms of this Agreement and, if requested by Acquiror, to execute a Proxy (as hereinafter defined). As used herein, the term “Expiration Date” shall mean the close of business on the earlier of (i) the Effective Time, (ii) the date and time of the termination of the Merger Agreement in accordance with its terms, (iii) such date and time designated by Acquiror in a written notice to Stockholder and (iv) the date and time the Merger Agreement is amended in any manner adverse to the Stockholder (including, for purposes of clarity, any reductions in the price payable for the Shares or the form of consideration to be paid by Acquiror in the Merger).

(b) Prior to the Expiration Date, except as contemplated by the Proxy attached hereto, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, enter into a voting agreement (other than this Agreement) or similar arrangement or commitment with respect to any of the Shares.

(c) Prior to the Expiration Date, Stockholder shall not, directly or indirectly, take any action (other than any action of the Stockholder, in such Stockholder’s capacity as a director or officer of the Company, in the exercise of such Stockholder’s fiduciary duties with respect to an Acquisition Proposal or Superior Offer in compliance with the terms of the Merger Agreement) that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Stockholder to perform its obligations under this Agreement.

(d) Any shares of Company Common Stock or other securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires voting rights after the date of this Agreement and prior to the Expiration Date, including pursuant to the exercise of options or warrants to purchase Shares (collectively, the

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“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares. However the “New Shares” shall not include any shares of Company Common Stock with respect to which Stockholder has, or is deemed to have, beneficial ownership by reason of his ability to direct or share in directing the voting and investment decisions of B. Riley & Co. LLC, B Riley & Co. Retirement Trust, Riley Investment Management LLC, Riley Investment Partners Master Fund, L.P. or the clients of any of them.

2.	Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3 below) and to the extent that Stockholder is entitled to vote such Shares, the Shares and any New Shares in favor of adoption of the Merger Agreement, and against any Acquisition Proposal (as such term is defined in Exhibit A to the Merger Agreement).

(b) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from (i) acting in Stockholder’s capacity as an officer or director of the Company, including in the exercise of such Stockholder’s fiduciary duties with respect to an Acquisition Proposal or Superior Offer in compliance with the terms of the Merger Agreement, or (ii) voting in Stockholder’s sole discretion on any matter other than matters referred to in Section 2(a) hereof, to the extent applicable.

3.  Irrevocable Proxy.  Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Acquiror a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy is coupled with an interest sufficient in law to support an irrevocable proxy, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 2 covering the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Stockholder, (i) Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by Stockholder with respect to the subject matter contemplated by Section 2, and (ii) Stockholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of Section 2, until after the Expiration Date.

4.  Representations, Warranties and Covenants of Stockholder.  Stockholder hereby represents, warrants and covenants to Acquiror as follows:

(a) As of the date of this Agreement, Stockholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Company Common Stock set forth on the signature page hereto (all such shares owned beneficially or of record by Stockholder, or over which Stockholder exercises voting power, on the date hereof, collectively, the “Shares”). The “Shares” shall not include any shares of Company Common Stock with respect to which Stockholder has, or is deemed to have, beneficial ownership by reason of his ability to direct or share in directing the voting and investment decisions of B. Riley & Co. LLC, B Riley & Co. Retirement Trust, Riley Investment Management LLC, Riley Investment Partners Master Fund, L.P. or the clients of any of them. As of the date of this Agreement, the Shares constitute Stockholder’s entire personal investment interest in the outstanding shares of Company Common Stock and Stockholder is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding shares of capital stock of the Company except as disclosed in a filing on Schedule 13D. As of the date of this Agreement, no person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, (i) if Stockholder is a partnership, the rights and interest of persons and entities that own partnership interests in Stockholder under the partnership agreement governing Stockholder and applicable partnership law or (ii) if Stockholder is a married individual and resides in a State with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws). The Shares are and will be at all times up until the Expiration Date free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on

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Stockholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the exercise or fulfillment of the rights and obligations of the parties to this Agreement. Stockholder’s principal residence or place of business is set forth on the signature page hereto.

(b) Stockholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Acquiror, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(c) The execution and delivery of this Agreement does not, and the performance by Stockholder of its agreements and obligations hereunder will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or require notice to or the consent of any person under, any agreement, law, rule, regulation, judgment, order or decree by which Stockholder is bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay Stockholder from performing his, her or its obligations under this Agreement.

(d) Stockholder makes no agreement or understanding herein as a director or officer of the Company. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of the Company. Without limiting the generality or effect of the foregoing, if the Stockholder is a director of the Company, nothing herein shall prevent the Stockholder from taking any action solely in such Stockholder’s capacity as a director of the Company in the exercise of such director’s fiduciary duties with respect to an Acquisition Proposal or Superior Offer in compliance with the terms of the Merger Agreement, and none of such actions taken in accordance with the provisions of this Section 4(d) or in accordance with the provisions of the Merger Agreement shall be deemed to constitute a breach of this Agreement.

5.  Consent and Waiver.  Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company Board of Directors’ actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, Stockholder’s right to receive cash on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and/or Acquiror in respect of Stockholder’s ownership of the Shares or status as a stockholder of the Company or any agreement or instrument with the Company pertaining to the Shares or Stockholder’s status as a stockholder of the Company.

6.  Confidentiality.  Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until the Acquiror has publicly disclosed the Merger except as required by law or as required pursuant to Stockholder’s fiduciary duties as a director of the Company, if applicable.

7.  Appraisal Rights.  Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

8.  Representations and Warranties of Acquiror.  Acquiror hereby represents and warrants to Stockholder as follows: (i) Acquiror has full power and authority to make, enter into and carry out the terms of this Agreement; (ii) this Agreement has been duly and validly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity; and (iii) the execution and delivery of this Agreement and the performance by Acquiror of or its agreements and obligations hereunder will not result in any

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breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Acquiror is a party or by which Acquiror (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Acquiror’s ability to perform its obligations under this Agreement or render inaccurate any of the representations made by Acquiror herein.

9.	Miscellaneous.

(a) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Acquiror, to:

Novafora, Inc.
2460 N. 1st Street, Suite 200
San Jose, CA 95131
Attn: Zaki Rakib, CEO

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, CA 94025
Attn: Anthony J. McCusker
Fax: (650) 321-2800

(ii) if to Stockholder, to the address set forth for the Stockholder on the signature page hereof.

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Mark A. Leahy, Esq.
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500

and to:

Peter J. Tennyson
Paul,Hastings, Janofsky, & Walker LLP
695 Town Center Drive
Costa Mesa, California 92626
Fax; 714 979 1921

(b) Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein or in the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation of this Agreement or the Proxy, Acquiror shall have the right to enforce such covenants and agreements and the Proxy by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(c) Counterparts.  This Agreement may be executed via facsimile and in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts

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have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(d) Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the Proxy) (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Except as provided in Section 1(a) hereof, neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise without the prior written consent of the other party hereto.

(e) Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f) Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(g) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.

(h) Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(i) Additional Documents, Etc.  Stockholder hereby agrees that between the date hereof and the Expiration Date, Stockholder shall execute and deliver any additional documents that are, in the written opinion of the outside counsel of Acquiror, necessary to carry out the purpose and intent of this Agreement and that are reasonably required for the consummation of the Merger. Without limiting the generality or effect of the foregoing or any other obligation of Stockholder hereunder, Stockholder hereby authorizes Acquiror to deliver a copy of this Agreement to the Company and hereby agrees that each of the Company and Acquiror may rely upon such delivery as conclusively evidencing the consents and waivers of Stockholder referred to in Section 5.

(j) Termination.  This Agreement shall terminate and shall have no further force or effect from and after the Expiration Date, and thereafter there shall be no liability or obligation on the part of the Stockholder, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(k) WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

NOVAFORA, INC.

By:
Name:
Title: President

STOCKHOLDER:

(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Shares beneficially owned on the date hereof:

           shares of Company Common Stock

Signature Page to Voting Agreement

B-1-6

EXHIBIT A

IRREVOCABLE PROXY
TO VOTE STOCK OF
TRANSMETA CORPORATION

The undersigned stockholder of Transmeta Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Zaki Rakib of Novafora, Inc., a Delaware corporation (“Acquiror”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this “Irrevocable Proxy.” The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Irrevocable Proxy are listed on the signature page of the Voting Agreement, as described below. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies or enter into any agreement or understanding with any Person (as defined in the Merger Agreement (as defined below)) to vote or give instructions with respect to the Shares and New Shares (as defined in the Voting Agreement) in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Date (as defined below).

Until the Expiration Date, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest, is granted pursuant to that certain Voting Agreement dated as of even date herewith by and between Acquiror and the undersigned, and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Merger, dated on or about November   , 2008, by and among Acquiror, Transformer Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquiror (“Merger Sub”) and the Company (the ‘‘Merger Agreement”), pursuant to which the Company will merger with and into Merger Sub (the “Merger”), and Merger Sub will survive the Merger and the separate corporate existence of the Company will cease. As used herein, the term “Expiration Date” shall mean the close of business on the earlier of (i) the Effective Time, (ii) the date and time of the termination of the Merger Agreement in accordance with its terms, (iii) such date and time designated by Acquiror in a written notice to Stockholder and (iv) the date and time the Merger Agreement is amended in any manner adverse to the Stockholder (including, for purposes of clarity, any reductions in the price payable for the Shares or the form of consideration to be paid by Acquiror in the Merger).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting as follows: (i) in favor of adoption of the Merger Agreement and (ii) against any Acquisition Proposal (as such term is defined in Exhibit A to the Merger Agreement).

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

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This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of Acquiror. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

(Print Name of Stockholder)

(Signature of Stockholder)

(Print name and title if signing on behalf of an entity)

Dated: November   , 2008

Signature Page to Irrevocable Proxy

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Appendix B-2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into effective as of November   , 2008, by and between Novafora, Inc., a Delaware corporation (“Acquiror”), and the undersigned stockholder (“Stockholder”) of Transmeta Corporation, a Delaware corporation (the “Company”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. The execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Acquiror to enter into that certain Agreement and Plan of Merger, dated on or about November   , 2008 (the “Merger Agreement”), by and among Acquiror, Transformer Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquiror (“Sub”), and the Company, pursuant to which the Company will merge with and into Sub (the “Merger”), and Sub will survive the Merger and the separate corporate existence of the Company will cease.

B. Stockholder understands and acknowledges that the Company and Acquiror are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Restrictions on Shares.

(a) Stockholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber the Shares (as such term is defined in Section 4 below) or any New Shares (as such term is defined in Section 1(d) below), or make any offer or enter into any agreement providing for any of the foregoing, at any time prior to the end of the Expiration Date; provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to (i) exercise, prior to the Expiration Date, any Company Options held by Stockholder or (ii) transfer or otherwise dispose of Shares if, as a precondition to such transfer, the transferee agrees to be bound by the terms of this Agreement and, if requested by Acquiror, to execute a Proxy (as hereinafter defined). As used herein, the term “Expiration Date” shall mean the close of business on the earlier of (i) the Effective Time, (ii) the date and time of the termination of the Merger Agreement in accordance with its terms, (iii) such date and time designated by Acquiror in a written notice to Stockholder and (iv) the date and time the Merger Agreement is amended in any manner adverse to the Stockholder (including, for purposes of clarity, any reductions in the price payable for the Shares or the form of consideration to be paid by Acquiror in the Merger).

(b) Prior to the Expiration Date, except as contemplated by the Proxy attached hereto, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, enter into a voting agreement (other than this Agreement) or similar arrangement or commitment with respect to any of the Shares.

(c) Prior to the Expiration Date, Stockholder shall not, directly or indirectly, take any action (other than any action of the Stockholder, in such Stockholder’s capacity as a director or officer of the Company, in the exercise of such Stockholder’s fiduciary duties with respect to an Acquisition Proposal or Superior Offer in compliance with the terms of the Merger Agreement) that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Stockholder to perform its obligations under this Agreement.

(d) Any shares of Company Common Stock or other securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires voting rights after the date of this Agreement and prior to the Expiration Date, including pursuant to the exercise of options or warrants to purchase Shares (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they

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constituted Shares. However the “New Shares” shall not include any shares of Company Common Stock with respect to which Stockholder has, or is deemed to have, beneficial ownership by reason of his ability to direct or share in directing the voting and investment decisions of Institutional Venture Management VI, L.P., Institutional Venture Partners VI, L.P., IVP Founders Fund I, L.P., Institutional Venture Management VII, L.P., Institutional Venture Partners VII, L.P., Institutional Venture Partners VIII, L.P., IVM Investment Fund VIII, LLC and IVM Investment Fund VIII-A, LLC.

2.	Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3 below) and to the extent that Stockholder is entitled to vote such Shares, the Shares and any New Shares in favor of adoption of the Merger Agreement, and against any Acquisition Proposal (as such term is defined in Exhibit A to the Merger Agreement).

(b) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from (i) acting in Stockholder’s capacity as an officer or director of the Company, including in the exercise of such Stockholder’s fiduciary duties with respect to an Acquisition Proposal or Superior Offer in compliance with the terms of the Merger Agreement, or (ii) voting in Stockholder’s sole discretion on any matter other than matters referred to in Section 2(a) hereof, to the extent applicable.

3.  Irrevocable Proxy.  Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Acquiror a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy is coupled with an interest sufficient in law to support an irrevocable proxy, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 2 covering the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Stockholder, (i) Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by Stockholder with respect to the subject matter contemplated by Section 2, and (ii) Stockholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of Section 2, until after the Expiration Date.

4.  Representations, Warranties and Covenants of Stockholder.  Stockholder hereby represents, warrants and covenants to Acquiror as follows:

(a) As of the date of this Agreement, Stockholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Company Common Stock set forth on the signature page hereto (all such shares owned beneficially or of record by Stockholder, or over which Stockholder exercises voting power, on the date hereof, collectively, the “Shares”). The “Shares” shall not include any shares of Company Common Stock with respect to which Stockholder has, or is deemed to have, beneficial ownership by reason of his ability to direct or share in directing the voting and investment decisions of Institutional Venture Management VI, L.P., Institutional Venture Partners VI, L.P., IVP Founders Fund I, L.P., Institutional Venture Management VII, L.P., Institutional Venture Partners VII, L.P., Institutional Venture Partners VIII, L.P., IVM Investment Fund VIII, LLC and IVM Investment Fund VIII-A, LLC. As of the date of this Agreement, the Shares constitute Stockholder’s entire personal investment interest in the outstanding shares of Company Common Stock and Stockholder is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding shares of capital stock of the Company except as disclosed in a filing on Schedule 13D. As of the date of this Agreement, no person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, (i) if Stockholder is a partnership, the rights and interest of persons and entities that own partnership interests in Stockholder under the partnership agreement governing Stockholder and applicable partnership law or (ii) if Stockholder is a married individual and resides in a State with community property laws, the community property interest of his or her spouse to the extent applicable

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under such community property laws). The Shares are and will be at all times up until the Expiration Date free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the exercise or fulfillment of the rights and obligations of the parties to this Agreement. Stockholder’s principal residence or place of business is set forth on the signature page hereto.

(b) Stockholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Acquiror, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(c) The execution and delivery of this Agreement does not, and the performance by Stockholder of its agreements and obligations hereunder will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or require notice to or the consent of any person under, any agreement, law, rule, regulation, judgment, order or decree by which Stockholder is bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay Stockholder from performing his, her or its obligations under this Agreement.

(d) Stockholder makes no agreement or understanding herein as a director or officer of the Company. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of the Company. Without limiting the generality or effect of the foregoing, if the Stockholder is a director of the Company, nothing herein shall prevent the Stockholder from taking any action solely in such Stockholder’s capacity as a director of the Company in the exercise of such director’s fiduciary duties with respect to an Acquisition Proposal or Superior Offer in compliance with the terms of the Merger Agreement, and none of such actions taken in accordance with the provisions of this Section 4(d) or in accordance with the provisions of the Merger Agreement shall be deemed to constitute a breach of this Agreement.

5.  Consent and Waiver.  Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company Board of Directors’ actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, Stockholder’s right to receive cash on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and/or Acquiror in respect of Stockholder’s ownership of the Shares or status as a stockholder of the Company or any agreement or instrument with the Company pertaining to the Shares or Stockholder’s status as a stockholder of the Company.

6.  Confidentiality.  Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until the Acquiror has publicly disclosed the Merger except as required by law or as required pursuant to Stockholder’s fiduciary duties as a director of the Company, if applicable.

7.  Appraisal Rights.  Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

8.  Representations and Warranties of Acquiror.  Acquiror hereby represents and warrants to Stockholder as follows: (i) Acquiror has full power and authority to make, enter into and carry out the terms of this Agreement; (ii) this Agreement has been duly and validly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’

B-2-3

rights and remedies generally and to general principles of equity; and (iii) the execution and delivery of this Agreement and the performance by Acquiror of or its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Acquiror is a party or by which Acquiror (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Acquiror’s ability to perform its obligations under this Agreement or render inaccurate any of the representations made by Acquiror herein.

9.	Miscellaneous.

(a) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Acquiror, to:

Novafora, Inc.
2460 N. 1st Street, Suite 200
San Jose, CA 95131
Attn: Zaki Rakib, CEO

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, CA 94025
Attn: Anthony J. McCusker
Fax: (650) 321-2800

(ii) if to Stockholder, to the address set forth for the Stockholder on the signature page hereof.

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Mark A. Leahy, Esq.
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500

(b) Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein or in the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation of this Agreement or the Proxy, Acquiror shall have the right to enforce such covenants and agreements and the Proxy by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(c) Counterparts.  This Agreement may be executed via facsimile and in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(d) Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the Proxy) (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the

B-2-4

subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Except as provided in Section 1(a) hereof, neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise without the prior written consent of the other party hereto.

(e) Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f) Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(g) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.

(h) Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(i) Additional Documents, Etc.  Stockholder hereby agrees that between the date hereof and the Expiration Date, Stockholder shall execute and deliver any additional documents that are, in the written opinion of the outside counsel of Acquiror, necessary to carry out the purpose and intent of this Agreement and that are reasonably required for the consummation of the Merger. Without limiting the generality or effect of the foregoing or any other obligation of Stockholder hereunder, Stockholder hereby authorizes Acquiror to deliver a copy of this Agreement to the Company and hereby agrees that each of the Company and Acquiror may rely upon such delivery as conclusively evidencing the consents and waivers of Stockholder referred to in Section 5.

(j) Termination.  This Agreement shall terminate and shall have no further force or effect from and after the Expiration Date, and thereafter there shall be no liability or obligation on the part of the Stockholder, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(k) WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

NOVAFORA, INC.

By:
Name:
Title: President

STOCKHOLDER:

(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Shares beneficially owned on the date hereof:

           shares of Company Common Stock

Signature Page to Voting Agreement

B-2-6

EXHIBIT A

IRREVOCABLE PROXY
TO VOTE STOCK OF
TRANSMETA CORPORATION

The undersigned stockholder of Transmeta Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Zaki Rakib of Novafora, Inc., a Delaware corporation (“Acquiror”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this “Irrevocable Proxy.” The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Irrevocable Proxy are listed on the signature page of the Voting Agreement, as described below. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies or enter into any agreement or understanding with any Person (as defined in the Merger Agreement (as defined below)) to vote or give instructions with respect to the Shares and New Shares (as defined in the Voting Agreement) in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Date (as defined below).

Until the Expiration Date, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest, is granted pursuant to that certain Voting Agreement dated as of even date herewith by and between Acquiror and the undersigned, and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Merger, dated on or about November   , 2008, by and among Acquiror, Transformer Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquiror (“Merger Sub”) and the Company (the “Merger Agreement”), pursuant to which the Company will merger with and into Merger Sub (the “Merger”), and Merger Sub will survive the Merger and the separate corporate existence of the Company will cease. As used herein, the term “Expiration Date” shall mean the close of business on the earlier of (i) the Effective Time, (ii) the date and time of the termination of the Merger Agreement in accordance with its terms, (iii) such date and time designated by Acquiror in a written notice to Stockholder and (iv) the date and time the Merger Agreement is amended in any manner adverse to the Stockholder (including, for purposes of clarity, any reductions in the price payable for the Shares or the form of consideration to be paid by Acquiror in the Merger).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting as follows: (i) in favor of adoption of the Merger Agreement and (ii) against any Acquisition Proposal (as such term is defined in Exhibit A to the Merger Agreement).

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

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This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of Acquiror. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

(Print Name of Stockholder)

(Signature of Stockholder)

(Print name and title if signing on behalf of an entity)

Dated: November   , 2008

Signature Page to Irrevocable Proxy

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Appendix B-3

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into effective as of November   , 2008, by and between Novafora, Inc., a Delaware corporation (“Acquiror”), and the undersigned stockholder (“Stockholder”) of Transmeta Corporation, a Delaware corporation (the “Company”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. The execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Acquiror to enter into that certain Agreement and Plan of Merger, dated on or about November   , 2008 (the ‘‘Merger Agreement”), by and among Acquiror, Transformer Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquiror (“Sub”), and the Company, pursuant to which the Company will merge with and into Sub (the “Merger”), and Sub will survive the Merger and the separate corporate existence of the Company will cease.

B. Stockholder understands and acknowledges that the Company and Acquiror are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Restrictions on Shares.

(a) Stockholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber the Shares (as such term is defined in Section 4 below) or any New Shares (as such term is defined in Section 1(d) below), or make any offer or enter into any agreement providing for any of the foregoing, at any time prior to the end of the Expiration Date; provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to (i) exercise, prior to the Expiration Date, any Company Options held by Stockholder or (ii) transfer or otherwise dispose of Shares if, as a precondition to such transfer, the transferee agrees to be bound by the terms of this Agreement and, if requested by Acquiror, to execute a Proxy (as hereinafter defined). As used herein, the term “Expiration Date” shall mean the close of business on the earlier of (i) the Effective Time, (ii) the date and time of the termination of the Merger Agreement in accordance with its terms, (iii) such date and time designated by Acquiror in a written notice to Stockholder and (iv) the date and time the Merger Agreement is amended in any manner adverse to the Stockholder (including, for purposes of clarity, any reductions in the price payable for the Shares or the form of consideration to be paid by Acquiror in the Merger).

(b) Prior to the Expiration Date, except as contemplated by the Proxy attached hereto, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, enter into a voting agreement (other than this Agreement) or similar arrangement or commitment with respect to any of the Shares.

(c) Prior to the Expiration Date, Stockholder shall not, directly or indirectly, take any action (other than any action of the Stockholder, in such Stockholder’s capacity as a director or officer of the Company, in the exercise of such Stockholder’s fiduciary duties with respect to an Acquisition Proposal or Superior Offer in compliance with the terms of the Merger Agreement) that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Stockholder to perform its obligations under this Agreement.

(d) Any shares of Company Common Stock or other securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires voting rights after the date of this Agreement and prior to the Expiration Date, including pursuant to the exercise of options or warrants to purchase Shares (collectively, the “New

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Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2.  Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3 below) and to the extent that Stockholder is entitled to vote such Shares, the Shares and any New Shares in favor of adoption of the Merger Agreement, and against any Acquisition Proposal (as such term is defined in Exhibit A to the Merger Agreement).

(b) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from (i) acting in Stockholder’s capacity as an officer or director of the Company, including in the exercise of such Stockholder’s fiduciary duties with respect to an Acquisition Proposal or Superior Offer in compliance with the terms of the Merger Agreement, or (ii) voting in Stockholder’s sole discretion on any matter other than matters referred to in Section 2(a) hereof, to the extent applicable.

3.  Irrevocable Proxy.  Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Acquiror a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy is coupled with an interest sufficient in law to support an irrevocable proxy, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 2 covering the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Stockholder, (i) Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by Stockholder with respect to the subject matter contemplated by Section 2, and (ii) Stockholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of Section 2, until after the Expiration Date.

4.  Representations, Warranties and Covenants of Stockholder.  Stockholder hereby represents, warrants and covenants to Acquiror as follows:

(a) As of the date of this Agreement, Stockholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Company Common Stock set forth on the signature page hereto (all such shares owned beneficially or of record by Stockholder, or over which Stockholder exercises voting power, on the date hereof, collectively, the “Shares”). As of the date of this Agreement, the Shares constitute Stockholder’s entire interest in the outstanding shares of Company Common Stock and Stockholder is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding shares of capital stock of the Company. As of the date of this Agreement, no person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, (i) if Stockholder is a partnership, the rights and interest of persons and entities that own partnership interests in Stockholder under the partnership agreement governing Stockholder and applicable partnership law or (ii) if Stockholder is a married individual and resides in a State with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws). The Shares are and will be at all times up until the Expiration Date free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the exercise or fulfillment of the rights and obligations of the parties to this Agreement. Stockholder’s principal residence or place of business is set forth on the signature page hereto.

(b) Stockholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly

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authorized by all necessary action, if any, on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Acquiror, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(c) The execution and delivery of this Agreement does not, and the performance by Stockholder of its agreements and obligations hereunder will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or require notice to or the consent of any person under, any agreement, law, rule, regulation, judgment, order or decree by which Stockholder is bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay Stockholder from performing his, her or its obligations under this Agreement.

(d) Stockholder makes no agreement or understanding herein as a director or officer of the Company. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of the Company. Without limiting the generality or effect of the foregoing, if the Stockholder is a director of the Company, nothing herein shall prevent the Stockholder from taking any action solely in such Stockholder’s capacity as a director of the Company in the exercise of such director’s fiduciary duties with respect to an Acquisition Proposal or Superior Offer in compliance with the terms of the Merger Agreement, and none of such actions taken in accordance with the provisions of this Section 4(d) or in accordance with the provisions of the Merger Agreement shall be deemed to constitute a breach of this Agreement.

5.  Consent and Waiver.  Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company Board of Directors’ actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, Stockholder’s right to receive cash on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and/or Acquiror in respect of Stockholder’s ownership of the Shares or status as a stockholder of the Company or any agreement or instrument with the Company pertaining to the Shares or Stockholder’s status as a stockholder of the Company.

6.  Confidentiality.  Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until the Acquiror has publicly disclosed the Merger except as required by law or as required pursuant to Stockholder’s fiduciary duties as a director of the Company, if applicable.

7.  Appraisal Rights.  Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

8.  Representations and Warranties of Acquiror.  Acquiror hereby represents and warrants to Stockholder as follows: (i) Acquiror has full power and authority to make, enter into and carry out the terms of this Agreement; (ii) this Agreement has been duly and validly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity; and (iii) the execution and delivery of this Agreement and the performance by Acquiror of or its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Acquiror is a party or by which Acquiror (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Acquiror’s ability to perform its obligations under this Agreement or render inaccurate any of the representations made by Acquiror herein.

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9.  Miscellaneous.

(a)  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Acquiror, to:

Novafora, Inc.
2460 N. 1st Street, Suite 200
San Jose, CA 95131
Attn: Zaki Rakib, CEO

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, CA 94025
Attn: Anthony J. McCusker
Fax: (650) 321-2800

(ii) if to Stockholder, to the address set forth for the Stockholder on the signature page hereof.

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Mark A. Leahy, Esq.
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500

(b)  Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein or in the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation of this Agreement or the Proxy, Acquiror shall have the right to enforce such covenants and agreements and the Proxy by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(c)  Counterparts.  This Agreement may be executed via facsimile and in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(d)  Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the Proxy) (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Except as provided in Section 1(a) hereof, neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise without the prior written consent of the other party hereto.

(e)  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be

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interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f)  Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(g)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.

(h)  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(i)  Additional Documents, Etc.  Stockholder hereby agrees that between the date hereof and the Expiration Date, Stockholder shall execute and deliver any additional documents that are, in the written opinion of the outside counsel of Acquiror, necessary to carry out the purpose and intent of this Agreement and that are reasonably required for the consummation of the Merger. Without limiting the generality or effect of the foregoing or any other obligation of Stockholder hereunder, Stockholder hereby authorizes Acquiror to deliver a copy of this Agreement to the Company and hereby agrees that each of the Company and Acquiror may rely upon such delivery as conclusively evidencing the consents and waivers of Stockholder referred to in Section 5.

(j)  Termination.  This Agreement shall terminate and shall have no further force or effect from and after the Expiration Date, and thereafter there shall be no liability or obligation on the part of the Stockholder, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(k)  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

NOVAFORA, INC.

By:
Name:
Title: President

STOCKHOLDER:

(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Shares beneficially owned on the date hereof:

           shares of Company Common Stock

Signature Page to Voting Agreement

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EXHIBIT A

IRREVOCABLE PROXY
TO VOTE STOCK OF
TRANSMETA CORPORATION

The undersigned stockholder of Transmeta Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Zaki Rakib of Novafora, Inc., a Delaware corporation (“Acquiror”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this “Irrevocable Proxy.” The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Irrevocable Proxy are listed on the signature page of the Voting Agreement, as described below. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies or enter into any agreement or understanding with any Person (as defined in the Merger Agreement (as defined below)) to vote or give instructions with respect to the Shares and New Shares (as defined in the Voting Agreement) in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Date (as defined below).

Until the Expiration Date, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest, is granted pursuant to that certain Voting Agreement dated as of even date herewith by and between Acquiror and the undersigned, and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Merger, dated on or about November   , 2008, by and among Acquiror, Transformer Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquiror (“Merger Sub”) and the Company (the ‘‘Merger Agreement”), pursuant to which the Company will merger with and into Merger Sub (the “Merger”), and Merger Sub will survive the Merger and the separate corporate existence of the Company will cease. As used herein, the term “Expiration Date” shall mean the close of business on the earlier of (i) the Effective Time, (ii) the date and time of the termination of the Merger Agreement in accordance with its terms, (iii) such date and time designated by Acquiror in a written notice to Stockholder and (iv) the date and time the Merger Agreement is amended in any manner adverse to the Stockholder (including, for purposes of clarity, any reductions in the price payable for the Shares or the form of consideration to be paid by Acquiror in the Merger).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting as follows: (i) in favor of adoption of the Merger Agreement and (ii) against any Acquisition Proposal (as such term is defined in Exhibit A to the Merger Agreement).

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

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This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of Acquiror. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

(Print Name of Stockholder)

(Signature of Stockholder)

(Print name and title if signing on behalf of an entity)

Dated: November   , 2008

Signature Page to Irrevocable Proxy

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Appendix C

Escrow Agreement

Depositors:  Novafora, Inc. (“Novafora”) and Intellectual Venture Funding LLC (“Venture Funding”)

Beneficiary:  Transmeta Corporation

This Escrow Agreement (“Agreement”) is entered into among Silicon Valley Bank (“Escrow Agent”), having its principal place of business at 3003 Tasman Drive, Santa Clara, CA 95054, Depositor and Beneficiary, collectively referred to herein as “Parties.”

Escrow Account #:
(Assigned upon receipt of signed escrow agreement)

Purpose of Escrow:

Escrow Agent will retain funds in advance of the closing of the merger transaction (the “Merger”) contemplated by an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Novafora, Transformer Acquisition LLC a wholly owned subsidiary of Novafora (“Merger Sub”), and Beneficiary, which Merger Agreement shall specifically include a reference to this Agreement.

Depositors and Beneficiary desire to establish this Agreement for the purpose of facilitating and regularizing the receipt of monies due, and disbursement of those monies in connection with the closing of the Merger. The Escrow Agent will receive funds due and disburse the funds per instructions described in this Escrow Agreement.

The parties hereby agree as follows:

1. Appointment of the Escrow Agent.  Depositors and Beneficiary do hereby appoint, constitute and designate Silicon Valley Bank as their Escrow Agent for the purposes set forth herein, and the Escrow Agent accepts the agency created under this Agreement and agrees to perform the obligations as stated herein.

2. Conflict with Other Agreements.  Depositors and Beneficiary agree that this Agreement supersedes any conflicting terms contained in any other agreement or understanding pertaining to the monies.

3. Deliveries to Escrow Agent.  Prior to the execution of the Merger Agreement, Venture Funding shall deliver to the Escrow Agent via wire transfer or book transfer the sum of $11,600,000 (the “Escrow Amount”). Upon receipt of the Escrow Amount, Escrow Agent shall acknowledge receipt of the Escrow Amount by delivery, via email or other electronic means, to each of Novafora and Beneficiary of an acknowledgement in substantially the form attached hereto as Exhibit B (the “Acknowledgement”), and agrees to hold and disburse the Escrow Amount in accordance with the terms and conditions of this Escrow Agreement and for the uses and purposes stated herein. Such amount shall be delivered into escrow in accordance with the instructions in Exhibit C. The parties hereby acknowledge that the execution of the Merger Agreement is conditioned upon the Escrow Agent’s receipt of the Escrow Amount and receipt of the Acknowledgement by Novafora and Beneficiary. Novafora and Beneficiary shall deliver a true and complete copy of the Merger Agreement to Escrow Agent promptly following execution thereof.

4. Investment of Funds.  All such funds will be deposited to the Escrow Account, which shall be an interest bearing money market account at the Escrow Agent. All interest earned, paid or distributed with respect to the Escrow Account shall be the sole property of Novafora, shall not constitute part of the Escrow Amount and shall be disbursed to Novafora with the disbursement of the deposit.

5. Responsibilities of Escrow Agent.  The duties and responsibilities of the Escrow Agent shall be those expressly set forth in this Agreement. No implied duties of the Escrow Agent shall be read into this Agreement and the Escrow Agent shall not be subject to, or obligated to recognize any other agreement between or direction or instruction of, any or all of the parties hereto. The Escrow Agent shall also not be responsible for the duties of Depositors and Beneficiary to each other.

6. Disbursements.

6.1 Release Upon Consummation of Merger.

(A) In advance of the consummation of the Merger and on or prior to the date of satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6.3 (Company Stockholder Approval), 6.4 (Company Officers’ Certificate) and 6.8 (Closing Statement) of the Merger Agreement (such date referred to herein as the “Confirmation Release Date”), Venture Funding shall, if the Release Conditions (as defined below) have been satisfied in accordance with the terms of the Merger Agreement as of the Confirmation Release Date, execute and irrevocably deliver, without conditions, to Escrow Agent a certification, substantially in the form attached hereto as Exhibit D (the “Certification”), that (i) the closing condition set forth in Section 6.1 of the Merger Agreement has been satisfied in accordance with the terms of the Merger Agreement with respect to the representations of the Company in Section 2.7 (Intellectual Property) of the Merger Agreement (in each case as the Merger Agreement existed on or about November 17, 2008, as may be amended, to the extent that the closing condition set forth in Section 6.1 of the Merger Agreement and the representations of the Company in Section 2.7 (Intellectual Property) are not amended) and (ii) the closing condition set forth in Section 6.2 of the Merger Agreement has been satisfied in accordance with the terms of the Merger Agreement with respect to the covenants of the Company in Sections 4.2(b)(xvi) (regarding activities with respect to Company Owned IP) and 4.2(b)(xxii) (regarding activities with respect to business lines, properties or assets) of the Merger Agreement (in each case as the Merger Agreement existed on or about November 17, 2008 , as may be amended, to the extent that the closing condition set forth in Section 6.2 of the Merger Agreement and the covenants of the Company in Sections 4.2(b)(xvi) and 4.2(b)(xxii) of the Merger Agreement are not amended) (collectively, the “Release Conditions”). Novafora and Beneficiary agree that if any of the provisions listed below are revised without the written consent of Venture Funding, from the language contained in the draft of the Merger Agreement circulated among Venture Funding, Novafora and Beneficiary on November 13, 2008, 9:22PM (PST) and the draft of the Company Disclosure Schedule circulated among Venture Funding, Novafora and Beneficiary on November 12, 2008, 9:19PM (PST), Venture Funding shall not be required to deliver the Certification: (i) the representations of the Company in Section 2.7 of the Merger Agreement, (ii) the covenants of the Company in Sections 4.2(b)(xvi) and 4.2(b)(xxii) of the Merger Agreement, (iii) the closing conditions in Sections 6.1 and 6.2 of the Merger Agreement, and (iv) any provisions of the Company Disclosure Schedule corresponding to Sections 2.7, 4.2(b)(xvi), 4.2(b)(xxii), 6.1 or 6.2 of the Merger Agreement. For the avoidance of doubt, Venture Funding shall be obligated to execute and irrevocably deliver, without conditions, the Certification to the Escrow Agent if the Release Conditions are satisfied in accordance with the terms of the Merger Agreement (in each case as the Merger Agreement existed on or about November 17, 2008 , as may be amended, to the extent that the terms referenced above are not amended) as of the Confirmation Release Date, and such execution and delivery obligation of Venture Funding shall be enforceable against Venture Funding, by the Beneficiary or Novafora, by the remedies provided under Section 16 hereof. Notwithstanding anything herein to the contrary, Venture Funding shall be obligated to execute and irrevocably deliver, without conditions, the Certification to the Escrow Agent upon a final judgment or order by the Court of Chancery of the State of Delaware, which order has not been stayed, enforcing the consummation of the Merger (pursuant to Section 9.10 of the Merger Agreement), such Certification to be delivered notwithstanding the pendancy of any appeal with respect to such judgment or order; provided that, if the Release Conditions and the release of the Escrow Amount hereunder are at issue in any judicial proceeding with respect to the issuance of such judgment or order, Venture Funding shall only be bound by this sentence in the event that Venture Funding is a party to such proceedings and Venture Funding hereby consents to being made party to any such proceedings.

(B) Upon receipt of the Certification and confirmation of the consummation of the Merger evidenced by delivery to the Escrow Agent of a copy of the certificate of merger with respect to the Merger, certified by the Secretary of State of Delaware (the “Certificate of Merger”), Escrow Agent shall release the entire Escrow Amount (which, for the avoidance of doubt, shall exclude any interest earned thereon), less any fees payable in connection with this Escrow, as set forth in this agreement, without any further conditions and deliver such funds in accordance with the instructions set forth in Exhibit E. The Escrow Agent shall rely solely on receipt of the Certification and the Certificate of Merger and, once the Certification has been delivered by Venture Funding, shall disregard and not act upon any purported revocation or countermand of the Certification.

6.2 Release Upon Failure to Enter into Merger Agreement or to Consummate the Merger or Upon Termination of Merger Agreement.  In the event that (i) the Merger Agreement has not been executed by Novafora, Merger Sub and Beneficiary by November 18, 2008, (ii) the Certification is not delivered to Escrow Agent within 120 days following the date of the Merger Agreement (or such later date if this Agreement is amended pursuant to Section 6.3) or (iii) Venture Funding, Novafora and Beneficiary deliver joint written notice indicating that the Merger has not been consummated and/or the Merger Agreement has been terminated (Exhibit F), then, in each case, Escrow Agent shall return the Escrow Amount, less any fees payable in connection with this Escrow, to Venture Funding. Notwithstanding anything herein to the contrary other than as described in clause (i) of this Section 6.2, if within 120 days following the date of the Merger Agreement (or such later date if this Agreement is amended pursuant to Section 6.3) any of the Parties provides written notice to the other Parties (including, in all cases, the Escrow Agent) of a disagreement or dispute with respect to the disposition of the Escrow Amount and the intent to seek relief in accordance therewith (including but not limited to the intent to pursue remedies available under Sections 11 and/or 16 hereof), no portion of the Escrow Amount shall be released pursuant to this Section 6.2 until resolution of such disagreement or dispute, such resolution to be evidenced by delivery to the Escrow Agent of either (i) joint written instructions from Venture Funding, Novafora and Beneficiary indicating that such dispute has been resolved or (ii) the judgment of a court of competent jurisdiction as provided in Section 6.1, Section 11, and Section 16 hereof on which the Escrow Agent shall be entitled to conclusively rely. Upon receipt of such evidence, the Escrow Agent shall distribute the Escrow Amount in accordance with the terms thereof and is hereby expressly authorized to comply with and obey orders, judgments or decrees in connection therewith. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

6.3 Extensions.  Any request to extend the date noted in Section 6.2 requires the written consent of Venture Funding, Novafora and Beneficiary. Such request is not effective until confirmed in writing by Escrow Agent.

6.4 Delivery of Documents to Escrow Agent.  Notwithstanding anything to the contrary contained in this Agreement, the parties accept and agree that Escrow Agent has no obligation to verify the validity, accuracy, or completeness of any of the documents provided to it by the Depositors or Beneficiary. Escrow Agent disclaims all liability (under any theory of liability) when acting consistent with its obligations under this Agreement under a good faith belief that the documents provided to it are valid, including but not limited to the Merger Agreement or certifications. Any documents properly received by Escrow Agent shall be presumed to be valid, accurate, and complete as delivered.

7. Fees.  The fees of the Escrow Agent for services rendered in connection with this Escrow Agreement are outlined in Exhibit A. It is the responsibility of the Beneficiary to pay the required fees to the Escrow Agent. Any fees not paid by the Beneficiary will be deducted from the Escrow Amount prior to disbursement of the funds.

8. Instructions and Directions to Agent.  The Escrow Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any person or entity, except notices or instructions as provided for in this Agreement (Disbursement Instructions) and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished, or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment, or decree shall be made or entered by any court affecting such property or any party hereto, then in any such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside, or vacated.

9. Agent’s Right to Rely on Genuineness of Instrument.  The Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any instrument furnished to it hereunder and believed by it to be genuine and believed by it to have been signed or presented by the appropriate party or parties described in this Agreement. The Escrow Agent shall not be responsible nor liable in any respect on account of the lack of authority, or lack of right of any such person executing, or delivering or purporting to execute, deposit or deliver any such document, funds or endorsement of this Agreement or on account of or by reason of forgeries, or false representations.

10. Indemnity and Hold Harmless of Bank.  Each of the Depositors and Beneficiary, severally and not jointly, hereby agree to indemnify and hold harmless Escrow Agent, its affiliates and their respective directors, officers, agents and employees (“Indemnified Persons”) against any and all claims, causes of action, liabilities, lawsuits, demands and damages (each, a “Claim”) arising from this Agreement, including without limitation, any and all court costs and reasonable attorneys’ fees, in any way related to or arising out of or in connection with this Agreement or any action taken or not taken pursuant hereto, including, but not limited to, any Claims arising as a result of Escrow Agent’s adherence to instructions from Depositors and Beneficiary; provided that no Indemnified Person shall be entitled to be indemnified to the extent that such Claims result from an Indemnified Person’s gross negligence or willful misconduct. This provision shall survive the termination of this Agreement.

11. Disagreements.  In the event of any disagreement between the parties and/or any other person, resulting in an adverse claim or demand being made in connection with this Agreement, Escrow Agent shall not become liable to the parties for damages or interest for Escrow Agent’s failure or refusal to comply with conflicting or adverse demands, and Escrow Agent may continue to refuse to act until the disagreement is resolved by the parties or by the court in which the Escrow Agent files a request for interpleader.

12. Relationship of the Parties.  Other than the escrow agency described herein, nothing in this Agreement shall create any other agency or fiduciary relationship between Depositors, Beneficiary and Escrow Agent.

13. Waiver.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, DEPOSITORS AND BENEFICIARY EACH WAIVE, AND THEY AGREE THAT THEY SHALL NOT SEEK FROM ESCROW AGENT UNDER ANY THEORY OF LIABILITY (INCLUDING WITHOUT LIMITATION ANY THEORY IN TORT), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT.

14. Jury Trial Waiver.  DEPOSITORS, BENEFICIARY AND ESCROW AGENT EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

15. Governing Law and Jurisdiction.  The parties hereto agree that this Agreement shall be governed exclusively under and in accordance with the laws of the State of California. All parties hereto each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided that the rights and obligations of Novafora, Venture Funding and Beneficiary under Section 6.1(A) shall be governed by the laws of Delaware and for purposes of Section 6.1(A), Novafora, Venture Funding and Beneficiary shall be entitled to avail themselves of the courts of the State of Delaware.

16. Specific Performance.  It is agreed that the Beneficiary or any Depositor shall be entitled to equitable relief, including, but not limited to, an injunction or injunctions against the Beneficiary or any other Depositor and other equitable remedies to enforce specifically the obligations of the Beneficiary or any Depositor under this Escrow Agreement (including, without limitation, Section 6 hereof), in each case, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. It is further agreed that neither the Beneficiary nor any Depositor shall seek or be entitled to an injunction or injunctions preventing Escrow Agent’s performance of its obligations to any Party under this Agreement.

17. Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Escrow Agent and any other party to this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

18. Term and Termination.  Unless terminated earlier pursuant to Section 6.2, this Agreement shall remain in effect until all amounts received by the Escrow Agent have been disbursed as provided herein above. In no case will the termination of this Agreement relieve the parties of their responsibility to pay any fees due to the Escrow Agent and payable under this Agreement.

19. Resignation of the Agent.  The Agent reserves the right to resign as Escrow Agent at any time by giving thirty days advance written notice to Depositors and Beneficiary. Within thirty days after receipt of said notice of resignation, Depositors and Beneficiary shall inform the Escrow Agent of a successor escrow agent to which the Escrow Agent shall distribute the property then held hereunder, less its fees, costs and expenses (including counsel fees and expenses). If Depositors and Beneficiary are unable to appoint a successor escrow agent within thirty days and there is property held under this Agreement, then Depositors and Beneficiary shall cause the property to be disbursed in accordance with Section 6.

20. Amendment.  The provisions of this Agreement may only be altered, modified or amended by instrument in writing duly executed by all of the Parties hereto.

21. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed as original of one and the same document.

22. Notices.  Any notice or other communication shall be in writing and shall be sent by United States mail, overnight courier or facsimile to the noted addresses set forth below the parties’ signatures. For all purposes hereof any notice so mailed shall be as effectual as though served upon the person of the party to whom it was mailed at the time of the deposit in the United States mail or faxed.

23. Business Days.  Unless otherwise specified herein, all “days” referred to in this Agreement shall be business days. Whenever under the terms hereof the time giving a notice or performing an act falls upon a Saturday, Sunday or federal holiday, such time shall be extended to the next following business day.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS

The Depositors and Beneficiary each state that they have read the foregoing Agreement, understand and agree to it, and acknowledge receipt of a copy of the same. The Depositors and the Beneficiary further acknowledge that this Agreement shall not be effective until signed by the Escrow Agent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year of the last signature below.

Depositors:	Beneficiary:

NOVAFORA, INC.	TRANSMETA CORPORATION

By: /s/ Zaki Rakib	By: /s/ Lester M. Crudele
Name & Title: Zaki Rakib, CEO	Name & Title: Lester M. Crudele, President & CEO
Date: November 14, 2008	Date: November 14, 2008

Address for Notices:	Address for Notices:

Attn:	Zaki Rakib 2460 N. 1st St.	Attn:	Sujan Jain, CFO Transmeta Corporation
	San Jose, CA 95131		2540 Mission College Blvd. Santa Clara, CA 95054

Tel:		Tel:
Fax:		Fax:
Email:		Email:

INTELLECTUAL VENTURE FUNDING LLC

By: /s/ Vincent Pluvinage Name & Title: Vincent Pluvinage, Authorized Person Date: November 14, 2008

Address for Notices:
Attn:

Tel:
Fax:
Email:

Escrow Agent:
Silicon Valley Bank

By:	/s/ Maribel Higareda

Name & Title:	Maribel Higareda, Ops. Supervisor

Date: 11/14/08

Address for Notices:
Attn: Deposit Escrow Services
Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054

Tel:
Fax:
Email:

Exhibit A

Fees Schedule

In accordance with Section 7 of this Agreement, the following fees are due to the Escrow Agent:

Type of Fee:	Amount	Due:	Responsible Party:

Escrow Fee*:	$3,000 (non-refundable)	Payable at the time the escrow account is established
Renewal Fee: (if applicable)	$1,250 (non-refundable)	Payable on the first and subsequent anniversaries of the escrow account
Disbursement Fees:	• $25.00 — wire transfers to SVB accounts	Per disbursement per payee. Payable at the time of the disbursement.
• $65.00 — wire transfers to U.S. banks
• $80.00 — wire transfer to non U.S. banks

*	An additional fee of up to $500 may be charged if revisions to the agreement are requested (you will be notified if the additional fee applies at the time of the request).

Exhibit B

Acknowledgement of Receipt of Escrow Amount

To:	Novafora, Inc.
Transmeta Corporation

Pursuant to that certain Escrow Agreement dated as of November 14, 2008 by and among Silicon Valley Bank, Intellectual Venture Funding LLC, Novafora, Inc., and Transmeta Corporation (the “Escrow Agreement”), Silicon Valley Bank hereby acknowledges and confirms receipt of the Escrow Amount (as defined in the Escrow Agreement] in the amount of $11,600,000.

SILICON VALLEY BANK.

By:

Name:

Title:

Exhibit C

Delivery Instructions

In accordance with Section 3 of this Agreement, all funds to be deposited to the Escrow Account should be delivered as follows:

Remittance Via Wire Transfer:

Account Name: Transmeta Corporation Escrow Account

Bank:	Silicon Valley Bank

Account #:

ABA #:	121140399

Address:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054

Exhibit D

CERTIFICATION
OF
INTELLECTUAL VENTURE FUNDING LLC

Reference is made to that certain Escrow Agreement dated as of November 14, 2008 (the “Escrow Agreement”) by and among Intellectual Venture Funding LLC (“Venture Funding”), Novafora, Inc. (“Novafora”) and Transmeta Corporation (the “Company”).

The undersigned does hereby certify that he is a duly authorized signatory of Venture Funding and that, with respect to the Agreement and Plan of Merger (the “Merger Agreement”) among Novafora, Transformer Acquisition LLC and the Company:

1. The closing condition set forth in Section 6.1 of the Merger Agreement has been satisfied in accordance with the terms of the Merger Agreement with respect to the representations of the Company in Section 2.7 of the Merger Agreement; and

2. The closing condition set forth in Section 6.2 of the Merger Agreement has been satisfied in accordance with the terms of the Merger Agreement with respect to the covenants of the Company in Sections 4.2(b)(xvi) and 4.2(b)(xxii) of the Merger Agreement.

3. The undersigned hereby irrevocably instructs the Escrow Agent to release the entire Escrow Amount pursuant to Section 6.1 of the Escrow Agreement upon receipt by the Escrow Agent of delivery to the Escrow Agent of a copy of the certificate of merger with respect to the Merger, certified by the Secretary of State of Delaware.

All capitalized terms not otherwise herein defined shall have the same meaning set forth in the Merger Agreement.

Name:

Title:

Date

Exhibit E

Delivery Instructions

In accordance with Section 6.1 of this Agreement, all funds to be deposited to the Escrow Account should be delivered as follows:

Remittance Via Wire Transfer:

Bank Name:	Wells Fargo
Routing Number:	121000248
Company Name:	Transmeta Corporation
Account Number:

Exhibit F

Escrow Account Disbursement Instructions
(Merger Not Consummated/Terminated)

Silicon Valley Bank
Deposit Escrow Services
3003 Tasman Drive
Santa Clara, CA 95054

Fax: (408) 496-2417

Escrow Agreement dated:
Depositors:
Beneficiary:

This letter is delivered pursuant to Section 6 of the Escrow Agreement, by and among the Depositors, Beneficiary and Silicon Valley Bank as Escrow Agent.

The Merger contemplated by this Agreement has not been consummated and/or has been terminated. The Escrow Amount, less any fees payable in connection with this Escrow, should be returned to Venture Funding via wire per below.

Wire Transfer Instructions:

Name on Account:

Bank Name:

Account Number:

Bank ABA/Routing Number:

Reference:

The undersigned has caused its duly authorized representative to execute this letter as of the date hereof.

Sincerely,

NOVAFORA	BENEFICIARY

By:	By:

Name & Title:	Name & Title:

Date:	Date:

APPENDIX D

November 17, 2008

Board of Directors
Transmeta Corporation
2540 Mission College Boulevard
Santa Clara, CA 95054

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.00001 per share (the “Common Shares”), of Transmeta Corporation, a Delaware corporation (the “Company”), other than Parent (as defined below) and its affiliates, if any, of the Per Share Merger Consideration (as defined in the Agreement) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of November 17, 2008, by and among the Company, Novafora, Inc., a Delaware corporation (“Parent”), and Transformer Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”).

The Agreement provides for, among other things, the merger (the “Merger”) of the Company with and into the Merger Sub pursuant to which each issued and outstanding Common Share (subject to certain exceptions) will be extinguished and automatically converted into the right to receive the Per Share Merger Consideration. We understand that the Per Share Merger Consideration will be subject to adjustment, as provided in the Agreement, based on the amount that the Closing Cash (as defined in the Agreement) is greater than or less than the Closing Cash Target (as defined in the Agreement) and for other adjustments specified in the Agreement. We further understand that the Agreement provides for the payment of consideration with respect to the Series B Preferred Stock, par value $0.00001 per share, of the Company (the “Series B Preferred Shares”). The terms and conditions of the Merger are more fully set forth in the Agreement. We also understand that certain stockholders of the Company have, simultaneously with the execution and delivery of the Agreement, entered into voting agreements pursuant to which they have agreed, among other things, to vote all shares of the Company’s capital stock held by them in favor of adoption of the Agreement and the other transactions contemplated thereby.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed all indications and interests presented to the Company, including indications and interests that were solicited from third parties in respect of a business combination or other strategic transaction involving the Company and the unsolicited indication of interest from Riley Investment Management LLC; (iii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available; (iv) reviewed certain internal financial, accounting, operating and other information with respect to the Company on a stand-alone basis prepared and furnished to us by the management of the Company; (v) reviewed and analyzed certain financial forecasts relating to the Company that were furnished to us by the management of the Company that indicated that the Company did not have any business that generates predictable and recurring operating revenue or predictable and recurring cash flows or earnings on a going-forward basis; (vi) reviewed and analyzed certain internal hypothetical liquidation analyses for the Company furnished to us by the management of the Company; (vii) conducted discussions with members of the senior management and representatives of the Company with respect to the matters described in clauses (iii) through (vi) above, as well as its business and prospects before and after giving effect to the Merger; (viii) reviewed the current and historical reported prices and trading activity of the Common Shares and similar information for certain other publicly-traded companies with specified standard industrial classification codes and deemed by us to have aspects comparable to similar aspects of the Company’s business; (ix) compared the financial performance of the Company with that of certain other publicly-traded companies with specified standard industrial

Member SIPC and NYSE

Transmeta Corporation
Board of Directors
November 17, 2008

classification codes and deemed by us to have aspects comparable to similar aspects of the Company’s business; (x) reviewed the financial terms, to the extent publicly available, of certain comparable business combination transactions, including a review and analysis of certain transactions involving other companies with specified standard industrial classification codes and deemed by us to have an intellectual property business or technology comparable in certain aspects to the Company’s business; and (xi) reviewed the premiums paid, to the extent publicly available, of certain comparable business combination transactions involving technology companies.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to hypothetical liquidation analyses, financial forecasts, estimates, and other forward-looking information relating to the Company and reviewed by us, such information reflects the best currently available estimates and judgments of the Company’s management and is based on reasonable assumptions. We express no opinion as to any hypothetical liquidation analyses, financial forecasts, estimates or other forward looking financial information of the Company or the assumptions on which they were based. We have not acted as an advisor to the Company as to, and we express no opinion on, any legal, tax, accounting or regulatory matters in any jurisdiction. We have relied, with your consent, on the advice of the outside counsel and the independent accountants of the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto, (iv) all conditions to the consummation of the Merger, will be satisfied without waiver by any party of any conditions or obligations thereunder, (v) the Per Share Merger Consideration will be $18.70 (subject to adjustment as provided in the Agreement), and (vi) the Closing Cash will not be lower than $240 million. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, or concerning the solvency or fair value of the Company and have not been furnished with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which Common Shares may trade following announcement of the Merger or at any future time. We have not undertaken to

Transmeta Corporation
Board of Directors
November 17, 2008

reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. The opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger, the Agreement or any other matter. This opinion is not intended to confer rights and remedies upon Parent, any stockholders of Parent or any affiliates thereof, any stockholders, option holders or warrant holders of the Company, or any other holder of stock-based compensation of the Company. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Common Shares (other than Parent and its affiliates) of the proposed Per Share Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, including a liquidation, Parent’s ability to fund the merger consideration, the fairness of the Merger to any other class of securities, creditor or other constituency of the Company, including the fairness of the allocation of the consideration among the Common Shares and the Series B Preferred Shares, or any other terms contemplated by the Agreement. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of Common Shares in the Merger or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Common Shares (other than Parent and its affiliates) as of the date hereof.

Sincerely,

/s/  PIPER JAFFRAY & CO.
PIPER JAFFRAY & CO.

APPENDIX E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§262. APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you had marked, signed and returned your proxy card. Internet and telephone voting are available through 11:59 P.M. Eastern Time the day prior to the annual meeting date. TRANSMETA CORPORATION VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery 2540 MISSION COLLEGE BLVD. of information up until 11:59 P.M. Eastern Time the day before the cut-off date SANTA CLARA, CA 95054 or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: TRNME1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TRANSMETA CORPORATION A Proposals — The Board of Directors recommends a vote FOR tbe following proposals. For Again st Abstain Vote on Proposals 1. Proposal to adopt the Agreement and Plan of Merger, dated as of November 17, 2008, by and among NovaFora, Inc., 0 0 0 Transformer Acquisition LLC and Transmeta Corporation, and approve the merger and the other transactions contemplated by the merger agreement. 2. Proposal by Transmeta Corporation Board of Directors to adjourn the special meeting, if necessary, to solicit additional proxies 0 0 0 if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and other transactions contemplated by the merger agreement. WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) For address changes and/or comments, please check this box and 0 write them on the back where indicated. Please indicate if you plan to attend this meeting. 0 0 Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

TRANSMETA CORPORATION Special Meeting of Stockholders January [ ], 2009 You are cordially invited to attend the Special Meeting of Stockholders that will be held on [ ], January [ ], 2009 beginning at 8:00 a.m. Pacific Daylight Time, at: Hilton Santa Clara 4949 Great American Parkway Santa Clara, California ADMITTANCE TICKET This ticket entitles you, the stockholder, and one guest to attend the Special Meeting. Please bring it with you. Only stockholders and their guests will be admitted. We look forward to welcoming you on [ ], January [ ], 2009. TRNME2 TRANSMETA CORPORATION PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY [ ], 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS The undersigned, a stockholder of Transmeta Corporation, a Delaware corporation, acknowledges receipt of a Notice of Special Meeting of Stockholders and Proxy Statement, and revoking any proxy previously given, hereby constitutes and appoints Lester M. Crudele and John O’Hara Horsley, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to represent and vote the shares of Common Stock of Transmeta Corporation standing in the name of the undersigned on January [ ], 2009 at the Special Meeting of Stockholders of Transmeta Corporation, to be held at the Hilton Santa Clara at 4949 Great America Parkway, Santa Clara, California 95054, on [ ], January [ ], 2009 at 8:00 a.m., local time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all Proposals. This proxy will be voted in accordance with the judgment of the proxy holders named herein on any other business that may properly come before the meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934. Address Changes/Comments: ___(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (continued and to be signed on the reverse side)